  As filed with the Securities and Exchange Commission on April 12, 2000
                                                      Registration No. 333-94283

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 -------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------
                                  ZEFER CORP.
             (Exact name of registrant as specified in its charter)

         Delaware                    7389                   04-3462742
     (State or other          (Primary Standard           (IRS Employer
     jurisdiction of              Industrial          Identification Number)
     incorporation or        Classification Code
      organization)                Number)
                                 -------------
                              711 Atlantic Avenue
                          Boston, Massachusetts 02111
                                 (617) 451-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -------------
                               WILLIAM A. SEIBEL
          Chairman of the Board, President and Chief Executive Officer
                                  ZEFER Corp.
                              711 Atlantic Avenue
                          Boston, Massachusetts 02111
                                 (617) 451-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -------------
                                   Copies to:
        DAVID E. REDLICK, ESQ.               WILLIAM J. WHELAN III, ESQ.
         JAMES R. BURKE, ESQ.                  Cravath, Swaine & Moore
           Hale and Dorr LLP                       Worldwide Plaza
            60 State Street                       825 Eighth Avenue
      Boston, Massachusetts 02109             New York, New York 10019
       Telephone: (617) 526-6000              Telephone: (212) 474-1000
       Telecopy: (617) 526-5000               Telecopy: (212) 474-3700
                                 -------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                 -------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 12, 2000

                                4,500,000 Shares

                                [LOGO OF ZEFER]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $11.00 and $13.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "ZEFR".

  Funds controlled by GTCR Golder Rauner, L.L.C., or GTCR, will hold approximately 62.9% of our common stock after this offering. These funds have appointed three of the members of our board of directors. We expect to use approximately $19.4 million of the net proceeds of this offering to repay outstanding indebtedness guaranteed by GTCR and approximately $2.7 million of the net proceeds to repay a portion of our outstanding indebtedness to GTCR Capital Partners, L.P., another affiliate of GTCR.

  The underwriters have an option to purchase a maximum of 675,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 5.

                                                     Underwriting
                                            Price to Discounts and Proceeds to
                                             Public   Commissions     ZEFER
                                            -------- ------------- -----------
Per Share..................................    $           $            $
Total......................................  $           $            $

  Delivery of the shares of common stock will be made on or about     , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                            First Union Securities, Inc.

                                                              Robertson Stephens

                  The date of this prospectus is      , 2000.

from
digital vision.....


[ZEFER LOGO APPEARS HERE]

ZEFER provides Internet consulting and implementation services to both established companies and dot-com startups to help them create and execute strategies and new business models for the digital economy.



Foodline.com

[FOODLINE.COM WEBSITE SCREEN IMAGE]

An online restaurant
reservation system.

www.foodline.com



The Children's Place

[CHILDREN'S PLACE WEBSITE SCREEN IMAGE]

A bricks-and-mortar retailer
builds an online business.

www.childrensplace.com
to
business results


Zuellig Pharma

[ZUELLIG PHARMA WEBSITE SCREEN IMAGE]

An extranet delivering real-time
information to suppliers,
salespeople and managers.

www.zuelligpharma.com


Publicaciones Semana

[SEMANA.COM WEBSITE SCREEN IMAGE]

An online magazine,
search engine and portal.

www.semana.com

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    5
Use of Proceeds.....................   12
Dividend Policy.....................   13
Capitalization......................   14
Dilution............................   15
Selected Pro Forma Financial Data...   16
Selected Historical Financial Data..   17
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   18
Business............................   25
Management..........................   35

                                     Page
                                     ----
Certain Relationships and Related
 Transactions......................   47
Principal Stockholders.............   51
Description of Capital Stock.......   52
Shares Eligible for Future Sale....   54
U.S. Federal Tax Considerations for
 Non-United States Holders.........   56
Underwriting.......................   60
Notice to Canadian Residents.......   62
Legal Matters......................   63
Experts............................   63
Where You Can Find More
 Information.......................   64
Index to Financial Statements......  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.


                     Dealer Prospectus Delivery Obligation

   Until      , 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary may not contain all of the information that is important to you. You should carefully read the entire prospectus, including the financial statements and related notes, before investing in our common stock.

                                [LOGO OF ZEFER]

   ZEFER Corp. was founded for the purpose of providing consulting and software application development and implementation services to dot-com and traditional companies to enable them to effectively use the Internet in their businesses. We advise clients with respect to the ways in which they can use the Internet for such purposes as streamlining their operations or reaching new markets. We then develop the software applications required to achieve our clients' strategic goals. A key aspect of our service offering is that we involve business strategy consultants throughout our engagements in order to continually improve the client services that we provide in light of evolving markets and technologies. We refer to this as a "strategy-led" approach.

   As part of our consulting services, we help our clients identify business objectives and create and prioritize a portfolio of initiatives for using the Internet in their businesses. We design these initiatives to offer a variety of ways to maximize competitiveness in the new economic environment that has resulted from the widespread acceptance of the Internet. After creating an initial Internet strategy, we architect and build scalable, flexible applications that can be adapted over time to our clients' evolving needs. We also assist our clients in implementing these applications by linking the applications with the clients' computer systems and other software and testing and deploying the applications. We refer to the applications that we build and implement and our consulting services as "solutions" because our clients use these services to solve business problems or achieve business goals.

   Our strategy-led approach includes:
  .  analyzing the client's industry, business model and goals;
  . developing a portfolio of Internet initiatives in the context of an overall business strategy; and
  . developing and launching various Internet initiatives in a sequence that is designed to maximize business value over the long term.

   We deliver our services through teams of consultants with backgrounds in business strategy, experience design, technology and program management. Experience design is the art of constructing the various visual and auditory elements that a user encounters when visiting a website. Because these teams include consultants with different skills who work closely together throughout a client engagement, we refer to them as being "integrated" and "multidisciplinary." Our integrated, multidisciplinary approach allows us to deliver high quality Internet initiatives without the time delays and increased costs associated with handing off a project from one team to another or among multiple service providers. Our commitment to research and innovation allows us to provide our clients with Internet professional services that are at the forefront of Internet technologies and experience design. Our consultants are trained in the latest practices and technologies in their disciplines.

   Our delivery model is based upon a proprietary methodology that we call ENABLE. This methodology consists of four phases: ENvision, Architect, Build and Launch, and Evolve. Our ENABLE methodology is designed to ensure that we:
  .  involve all of our competencies in each phase of our engagements;
  . take advantage of the standards, benchmarks and approaches we have developed; and
  . follow detailed control procedures that are designed to ensure that we are delivering high quality solutions.

   Our objective is to become the leading provider of strategy-led Internet professional services. Our business strategy for accomplishing this objective includes continuing to attract and retain outstanding professionals, continuing to serve cutting edge dot-com clients, enhancing and extending our service offering and continuing to build the ZEFER brand.

   We were incorporated in Delaware in March 1999. Our principal executive offices are located at 711 Atlantic Avenue, Boston, Massachusetts 02111 and our telephone number is (617) 451-8000. Our world wide web address is www.ZEFER.com. The information on our website is not incorporated by reference into this prospectus.

   We have applied to register "ZEFER" as a trademark in the United States, Canada and in the European Union. ZEFER 360(degrees) is an unregistered trademark. All other trademarks or trade names in this prospectus are the property of their respective owners.

                                  Risk Factors

   Investing in our common stock involves risk. In particular, we have a history of operating losses, incurred an operating loss of $34.7 million for the period from our inception to December 31, 1999 and expect to continue to incur operating losses in the future. In addition, after this offering, our executive officers and directors and funds controlled by GTCR Golder Rauner, L.L.C., or GTCR, will beneficially own an aggregate of approximately 78.6% of our capital stock. The funds controlled by GTCR will hold approximately 62.9% of our capital stock. Additionally, three of our directors are affiliated with GTCR. If our executive officers and directors and the funds controlled by GTCR were to choose to act together, they would be able to control the election of directors and all other matters submitted to our stockholders for approval, as well as our management and affairs. Please see "Risk Factors."

                                  The Offering

 Common stock offered by ZEFER....................... 4,500,000 shares
 Common stock to be outstanding after this offering.. 48,027,095 shares
 Use of proceeds..................................... Repayment of debt, working capital and other
                                                      general corporate
                                                      purposes, including
                                                      possible acquisitions
 Proposed Nasdaq symbol.............................. ZEFR

   The number of shares of our common stock that will be outstanding after this offering excludes 6,938,345 shares subject to outstanding options as of March 31, 2000 under our 1999 Incentive Plan and 1999 Stock Option Plan at a weighted average exercise price of $4.92 per share and 17,728,321 additional shares available for issuance under these plans as of such date. In January 2000, we increased the shares available for issuance under the 1999 Incentive Plan by 20,000,000.

   Unless otherwise indicated, all information in this prospectus:
  . assumes that the underwriters will not exercise their over-allotment option;
  . reflects the issuance during the first quarter of 2000 of an aggregate of 15,262.6610 shares of class A preferred stock to existing holders of class A preferred stock at a price of $1,000 per share for an aggregate of $15,262,661, and the issuance during the first quarter of 2000 of an aggregate of 1,792.5376 shares of class A preferred stock at a price of $0.01 per share to GTCR Capital Partners, L.P., an affiliate of GTCR, in consideration of financing provided to us;

  . reflects the exchange upon the closing of this offering of all outstanding shares of class A preferred stock, including related accrued and unpaid dividends as of April 19, 2000, for 3,642,160 shares of common stock at an exchange rate based on an assumed initial public offering price of $12.00 per share, the mid-point of the range on the cover of this prospectus; and
  . assumes the conversion upon the closing of this offering of a $2.0 million promissory note issued to Renaissance Worldwide, Inc. into 208,333 shares of common stock, which is based on a conversion rate equal to 80% of the assumed initial public offering price.

                             Summary Financial Data

   The following pro forma statement of operations data presents the results of operations for us, an entity originally known as ZEFER Corp. and referred to in this prospectus as Original ZEFER, the divisions of Renaissance Worldwide, Inc., Spyplane, LLC and Waite & Company, Inc. The pro forma financial data give effect to the acquisition of each of these businesses as if each had been acquired on January 1, 1999. The pro forma financial data do not purport to represent what our actual results of operations would have been had each of these businesses been acquired on January 1, 1999, nor do they project our results of operations for any future period.

                                                  Pro Forma
                         ------------------------------------------------------------
                          Year Ended                Three Months Ended
                         ------------- ----------------------------------------------
                          December 31, March 31, June 30,  September 30, December 31,
                             1999        1999      1999        1999          1999
                         ------------- --------- --------  ------------- ------------
                                    (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................   $ 33,084     $ 3,957  $ 5,612     $ 10,212      $ 13,303
Loss from operations....    (48,228)     (7,236)  (9,190)     (10,380)      (21,422)
Net loss................    (46,082)     (7,975)  (8,514)      (7,073)      (22,520)
Basic and diluted net
 loss per share.........   $  (1.53)    $ (0.27) $ (0.28)    $  (0.23)     $  (0.74)
Weighted average
 shares.................     30,212      29,693   29,917       30,311        30,450

   The following historical statement of operations data presents the results of operations of the divisions of Renaissance for the years ended December 31, 1997 and 1998 and the five months ended May 28, 1999 and the results of operations of Original ZEFER for the period from inception (March 19, 1998) through December 31, 1998 and the four months ended April 30, 1999. In addition, the following data present our results of operations for the period from our inception (March 18, 1999) through December 31, 1999.

                                                    Historical
                         ------------------------------------------------------------------
                              Divisions of
                              Renaissance                Original ZEFER         Registrant
                         -----------------------  ---------------------------- ------------
                                          Five
                                         Months   Period from                  Period from
                          Years Ended     Ended   Inception to   Four Months   Inception to
                          December 31,   May 28,  December 31, Ended April 30, December 31,
                          1997   1998     1999        1998          1999           1999
                         ------ -------  -------  ------------ --------------- ------------
                                      (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................ $9,539 $13,798  $ 3,886     $ 621         $   491       $ 25,277
Income (loss) from
 operations.............  2,654  (3,763)  (4,718)     (562)         (2,262)       (34,656)
Net income (loss).......  1,295  (4,194)  (5,043)     (555)         (2,280)       (31,150)
Basic and diluted net
 income (loss) per
 share..................                                                         $  (1.16)
Weighted average
 shares.................                                                           26,793

   The following balance sheet data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. The pro forma information reflects:

  . the issuance during the first quarter of 2000 of an aggregate of 17,055.1986 shares of class A preferred stock to existing holders of class A preferred stock and GTCR Capital Partners, an affiliate of GTCR, for $15.3 million;

  . the exchange upon the closing of this offering of all outstanding shares of class A preferred stock, including related accrued and unpaid dividends as of April 19, 2000, for 3,642,160 shares of common stock at an exchange rate based on an assumed initial public offering price of $12.00 per share;

  . the incurrence in the first quarter of 2000 of an additional $7.4 million of subordinated indebtedness payable to GTCR Capital Partners; and

  . the conversion upon the closing of this offering of a $2.0 million promissory note issued to Renaissance Worldwide, Inc. into 208,333 shares of common stock.

   The pro forma as adjusted information reflects:

  . receipt of estimated net proceeds of $48.2 million from the sale by us of 4,500,000 shares of common stock in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses;

  . the application of a portion of the net proceeds to repay $19.4 million of outstanding bank indebtedness under a revolving line of credit guaranteed by GTCR; and

  . the application of a portion of the net proceeds to repay $2.7 million of outstanding subordinated indebtedness that we owe to GTCR Capital Partners.

                                                         December 31, 1999
                                                     ---------------------------
                                                                          Pro
                                                                 Pro    Forma As
                                                      Actual    Forma   Adjusted
                                                     --------  -------  --------
                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................... $  1,271  $23,904  $50,006
Working capital (deficit)...........................  (23,377)    (744)  25,358
Total assets........................................   51,290   73,923  100,025
Lines of credit.....................................   19,566   19,566      150
Other debt, including current portion...............    2,980      980      980
Subordinated debt payable to GTCR...................   11,119   18,490   15,788
Redeemable preferred stock..........................   25,803      --       --
Total stockholders' equity (deficit)................  (24,670)  19,243   67,463

   The amounts shown in the above table as subordinated debt payable to GTCR exclude an original issue discount of $1.7 million related to such debt that we are also obligated to pay.

   If the net proceeds from this offering are greater than $48.2 million as a result of the exercise by the underwriters of their over-allotment option, we will apply one-half of such additional net proceeds to repay additional outstanding subordinated indebtedness that we owe to GTCR Capital Partners. See "Use of Proceeds."

                                  RISK FACTORS

   This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including the financial statements and related notes, before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

                         Risks Relating To Our Business

Our future success is uncertain because we have a limited operating history

   We have a limited operating history in the new and rapidly changing Internet professional services market. We were incorporated in March 1999 and acquired a number of businesses during 1999, each of which had a limited operating history. Accordingly, our historical results of operations may not reflect the current nature of our service offering and you should not rely on them as an indicator of our future performance. In particular, our larger work force and the greater variety of services that we offer may affect our future results as compared to our historical results.

We have a history of operating losses and expect to incur losses in the future

   We expect to continue to incur increasing sales and marketing, hiring and training, infrastructure development and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain whether or when this will occur because of the significant risks and uncertainties that affect our business.

   We experienced a net loss of $31.1 million for the period from our inception to December 31, 1999 and a pro forma net loss of $46.1 million for the year ended December 31, 1999. The pro forma net loss gives effect to the results of operations of the companies that we acquired as if we had acquired such companies on January 1, 1999. The pro forma net loss includes net losses incurred by these companies prior to the dates we acquired them, interest expense on borrowings to finance the acquisitions, and expenses relating to depreciation and amortization arising from the acquisitions. We expect to continue to incur significant operating losses as we expand our business. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

Our growth could be limited if we are unable to attract, develop and retain personnel with management expertise, Internet expertise and consulting and technical skills

   The rapid expansion of usage of the Internet in recent years has resulted in greatly increased competition for personnel with the skills that we need for our service offering. This competition is particularly intense in the regions where our facilities are located. As a result, we believe that our success depends largely on our ability in this competitive environment to attract, develop and retain highly skilled professionals to manage, deliver and sell our services. We may not be able to hire or retain the necessary number or mix of personnel to implement our business strategy. In addition, we may need to incur higher compensation expenses than we currently expect in order to attract and retain qualified personnel.

Our markets are highly competitive and our failure to compete in them successfully would limit our ability to maintain our existing clients or attract new clients

   We compete in the rapidly evolving market of Internet professional service providers. This market is highly competitive. Our competitors include a wide variety of Internet-focused professional service firms, strategic management consulting companies, traditional information technology service firms, systems integration firms and internal IT departments of our prospective clients. Many of our competitors have longer operating histories, better name recognition, larger client bases and greater financial, technical, marketing and public relations resources than we have. Because the Internet professional services market has relatively low barriers to entry, we believe competition will intensify as the market evolves. If we do not compete successfully, we will not be able to maintain or increase our market share, which would result in serious harm to our business.

Our results of operations would suffer if we are unable to keep pace with the rapid technological change of the Internet, changing business methodologies and evolving client requirements

   The Internet professional services industry is characterized by a rapidly evolving technological landscape, evolving business methodologies and constantly changing client requirements. The manner in which firms have conducted business on the Internet has changed dramatically in the last few years, and our future success depends in part on our ability to anticipate and adapt to new changes. We expended $1.8 million in 1999 on research and innovation programs to keep our service offering attractive to clients and up to date. We also expend significant resources on ongoing training of our personnel. We expect that these research and innovation and training expenses will increase in future periods. Nonetheless, because of the intense competition in the market in which we compete and the difficulty of predicting which technological changes will be widely adopted, these expenditures by us may not be sufficient for us to remain competitive.

We may be unable to successfully manage our growth, which would negatively impact our business

   Since our founding, we have rapidly expanded our operations by hiring new employees, making acquisitions, adding new clients, extending existing client relationships and expanding our geographic markets. For instance, our employees increased from 222 at June 30, 1999 to 481 at December 31, 1999. Our growth has placed and will continue to place a significant strain on our management, operating and financial systems and sales, marketing and administrative resources. If we cannot effectively manage our expanding operations, we may not be able to continue to grow or we may grow at a slower pace. Furthermore, our operating costs may escalate faster than planned.

   To successfully manage our growth we must:

  . attract and retain leading business, design, technical and project management talent;

  . expand our training and development programs for our existing and new employees;

  . improve our management, financial, human resource and information systems and controls; and

  . build a base of intellectual capital that can be leveraged for client development and service delivery.

We may undertake additional acquisitions which may affect our ability to manage and maintain our business, may result in adverse accounting treatment and may be difficult to integrate into our business

   Since our inception, we have acquired a number of businesses. In the future, we may undertake additional acquisitions of professional service firms that provide Internet consulting or Internet software application design and implementation services or other businesses that complement our existing operations. Such acquisitions could involve a number of risks, including:

  .  the diversion of the attention of management and other key personnel;

  . inability to effectively integrate the acquired business into our culture, client delivery methodology and other standards, controls, procedures and policies;

  . inability to retain the management, key personnel and other employees of the acquired business;

  .  inability to retain the acquired company's customers; and

  . the amortization of goodwill, which may adversely affect our reported results of operations.

   Client satisfaction or performance problems with an acquired business also could affect our reputation as a whole. In addition, any acquired business could significantly underperform relative to our expectations.

Difficulties presented by international operations could negatively affect our business

   We have clients outside the United States and may face risks in doing business abroad that we do not face domestically. Among the international risks we believe are most likely to affect us are:

  .  difficulties in staffing and managing international operations;

  .  longer payment cycles;

  .  problems in collecting accounts receivable;

  .  language and cultural differences;

  .  local economic conditions in foreign markets;

  . international currency issues, including fluctuations in currency exchange rates and the conversion to the euro by all countries of the European Union; and

  . restrictions on the import and export of sensitive U.S. technologies, such as data security and encryption technologies, that we may wish to use in solutions we develop for clients.

Any of these factors could adversely impact our business results.

We generally enter into fixed-price contracts and risk incurring losses on particular engagements if we miscalculate the time or resources needed to complete them

   Approximately 90% of our revenues for the period from our inception through December 31, 1999 was derived from fixed-price contracts. Because of the complex nature of the services we provide, it is sometimes difficult to accurately estimate the cost, scope and duration of particular client engagements. If we underestimate the resources required by client engagements, we may be required to devote additional resources to these engagements without receiving additional compensation, which would adversely affect our results of operations and financial condition.

The developing market for Internet professional services and the level of acceptance of the Internet as a business medium will affect our business

   The market for Internet professional services is relatively new and is evolving rapidly. Our future growth is dependent upon our ability to provide Internet professional services that are accepted by our existing and future clients as an integral part of their business models. The level of demand for and acceptance of Internet professional services is highly uncertain and dependent upon a number of factors, including:

  . the growth in consumer access to and acceptance of new interactive technologies such as the Internet;

  .  the adoption of Internet-based business models by companies; and

  . the development of technologies that facilitate two-way communication between companies and targeted audiences.

   Significant issues concerning the commercial use of Internet technologies include security, reliability, cost, ease of use and quality of service. These issues remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies.

   Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. These predictions should not be relied upon. If the market for Internet professional services fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business will not succeed and the value of your investment in our common stock will decline.

We may be unable to redeploy our professionals effectively if engagements are terminated unexpectedly, which would adversely affect our revenues

   Our clients can cancel or reduce the scope of their engagements with us on short notice. If they do so, we may be unable to reassign our professionals to new engagements without delay. The cancellation or reduction in scope of an engagement could, therefore, reduce the utilization rate of our professionals, which would have a negative impact on our financial condition and results of operations.

A small number of our clients account for a significant portion of our revenues, which may decline if we cannot keep or replace these client relationships

   During the period from our inception through December 31, 1999, five clients accounted for approximately 31% of our revenues. We anticipate that our results of operations in any given period may continue for the foreseeable future to depend to a significant extent upon revenues from a small number of clients. In addition, we anticipate that such clients will continue to vary over time, so that the achievement of our long-term goals will require us to obtain additional significant clients on an ongoing basis. Either our loss of existing clients or our failure to generate new clients will have an adverse effect on our financial condition and results of operations.

Failure of computer systems and software to be year 2000 compliant could increase our costs, disrupt our service and reduce demand from our clients

   We confront the year 2000 problem in two contexts.

   Our Clients. The failure of our clients to ensure that their operations are year 2000 compliant could have an adverse effect on them, which in turn could limit their ability to retain us as a third-party service provider or process our invoices in a timely manner. In addition, clients or potential clients may delay purchasing our services to the extent such clients or potential clients are required to devote resources to resolving the year 2000 problem.

   Our Services. The solutions that we provide to our clients integrate software and other technology from different providers. If there is a year 2000 problem with respect to a solution provided by us, it may be difficult to determine whether the problem relates to services that we have performed or is due to the software, technology or services of other providers. Furthermore, a number of our contracts, including contracts with some of our largest clients, contain express or implied warranties with respect to year 2000 readiness. As a result, we may be subjected to year 2000-related lawsuits, whether or not the services that we have performed are year 2000 compliant. We cannot be certain what the outcomes of these types of lawsuits may be.

Our business may suffer if we have disputes with clients over our right to reuse intellectual property developed during client engagements

   Part of our business involves the development of software applications for discrete client engagements. Ownership of client-specific software is generally held by the client, although we typically retain the right to reuse some of the processes and other intellectual property developed in connection with client engagements. Issues relating to the right to use intellectual property can be complicated. Accordingly, disputes may arise that could adversely affect our ability to reuse applications, processes and other intellectual property that result from particular client engagements. Such disputes could damage our relationships with our clients and our business reputation, divert our management's attention and have an adverse effect on our ability to grow our business.

Intellectual property infringement claims against us, even without merit, could cost a significant amount of money to defend and may divert management's attention

   As the number of Internet applications in our target market increases and the functionality of these applications overlaps, we may become subject to infringement claims. We cannot be certain that our services, the solutions that we deliver or the software used in our solutions do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. If there is infringement, we could be liable for substantial damages. Infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements.

We may not have sufficient funds to repay our loan agreement with a GTCR affiliate

   Our loan agreement with GTCR Capital Partners matures on the first anniversary of the closing date of this offering. As of March 1, 2000, there was $20.2 million of outstanding indebtedness under the loan agreement. We expect the outstanding indebtedness under the loan agreement will be approximately $17.5 million after this offering. It is likely that we will require funds from external sources, such as a new loan facility, in order to repay the GTCR loan. GTCR Capital Partners has a security interest in substantially all of our assets. If we are unable to repay the loan, GTCR Capital Partners would be able to foreclose on our assets.

We may need additional capital, which may not be available to us, and which, if raised, may dilute your ownership interest in us

   We used $18.5 million of net cash in operating activities for the period from our inception to December 31, 1999 and expect to continue to require cash for our operating activities for the foreseeable future. After this offering we expect to have outstanding indebtedness of approximately $18.4 million. We may need to raise additional funds through public or private equity or debt financing in order to:

  .  fund our working capital requirements;

  .  support additional capital expenditures;

  . service our existing debt, particularly our indebtedness to GTCR Capital Partners that matures on the first anniversary of the closing date of this offering;

  .  take advantage of acquisition or expansion opportunities; or

  .  develop new services.

   Any additional capital raised through the sale of equity will dilute your ownership interest in us and may be on terms that are unfavorable to you.

                        Risks Relating To This Offering

After this offering, our executive officers, directors and funds controlled by GTCR will still be able to control all matters submitted to stockholders for approval

   When this offering is completed, our executive officers, directors and funds controlled by GTCR, which we refer to as the "GTCR Funds," will, in the aggregate, beneficially own shares representing approximately 78.6% of our capital stock. As a result, these persons, if they were to choose to act together, will be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they were to choose to act together, will control the election of directors and any merger, consolidation or sale of all or substantially all of our assets.

Antitakeover defenses that we have in place could delay or prevent an acquisition and could adversely affect the price of our common stock because purchasers cannot acquire a controlling interest

   Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of us or otherwise adversely affect the price of our common stock. These provisions may deprive you of the opportunity to sell your shares at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the market price of our common stock. Please refer to "Description of Capital Stock" for a more detailed discussion of these and other provisions.

Purchasers in this offering will suffer immediate and substantial dilution of their investment

   Purchasers of common stock in this offering will pay a price per share that substantially exceeds the per share value of our tangible assets after subtracting our liabilities and the per share price paid by our existing stockholders and by persons who exercise currently outstanding options to acquire our common stock. Accordingly, you will experience immediate and substantial dilution of approximately $11.12 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of common stock in this offering will have contributed approximately 50.9% of the aggregate price paid by all purchasers of our stock but will own only approximately 9.3% of our common stock outstanding after this offering. See "Dilution."

Our stock price could be volatile, which could result in substantial losses for investors purchasing shares in this offering

   The trading price of our common stock is likely to be volatile. The stock market in general and the market for technology and Internet-related companies in particular have experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. The price for our common stock will be determined in the marketplace and may be influenced by many factors, including:

  . variations in our financial results or those of companies that are perceived to be similar to ours;

  .  changes in earnings estimates by industry research analysts;

  .  investors' perceptions of us; and

  .  general economic, industry and market conditions.

Substantial sales of our common stock could cause our stock price to decline

   If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock, the market price of the common stock could significantly decline. All of the shares offered under this prospectus will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Of the remaining 43,527,095 shares outstanding at the time of this offering:

  . 4,529,272 shares may be sold 90 days after the effective date of this offering; and

  . 33,339,999 additional shares may be sold upon the expiration of 180-day lock-up agreements.

   Existing stockholders holding an aggregate of 35,402,884 shares of common stock have rights with respect to the registration of these shares of common stock with the Securities and Exchange Commission. If we register their shares of common stock, they can sell those shares in the public market.

   Securities issued in reliance on Rule 701, such as shares of our common stock acquired pursuant to the exercise of certain options granted under our stock plans, are also restricted securities. Beginning 90 days after the date of this prospectus, 381,920 shares issuable upon the exercise of vested stock options may be sold under Rule 701 by stockholders other than our affiliates.

   After this offering, we intend to register approximately 25,166,666 shares of our common stock that we have issued or may issue under our stock plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the "lock-up" agreements described above and the restrictions imposed on our affiliates under Rule 144.

   Finally, it is possible that Credit Suisse First Boston Corporation will release shares subject to the lock-up agreements referred to above prior to the scheduled expiration dates. This would result in the shares of our common stock that are subject to such agreements becoming eligible for sale in the public market at an earlier time than currently anticipated. The decision as to whether to release the shares subject to these lock-up agreements is in the discretion of Credit Suisse First Boston Corporation. If Credit Suisse First Boston Corporation releases these shares prior to the scheduled expiration dates of the lock-up and stockholders whose shares are released exercise their registration rights, we could be required to register up to 35,402,884 shares of our common stock for resale.

               This Document Includes Forward-Looking Statements

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The important factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of 4,500,000 shares of common stock will be approximately $48.2 million, assuming an initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and our estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $55.8 million.

   We expect to use a portion of the net proceeds from this offering to repay approximately $19.4 million of outstanding indebtedness under a revolving line of credit with Harris Trust and Savings Bank. This indebtedness was incurred on July 16, 1999 to fund operating losses and bears interest at the prime lending rate, which was 8.75% as of March 1, 2000. This indebtedness is guaranteed by GTCR and is due on demand. The GTCR Funds will own approximately 62.9% of our common stock following this offering.

   We also expect to use a portion of the net proceeds from this offering to repay approximately $2.7 million of a total of $20.2 million of outstanding subordinated indebtedness that we owed to GTCR Capital Partners as of March 1, 2000. We incurred $12.8 million of this indebtedness in November 1999 to fund operating losses and repurchase shares of stock held by the GTCR Funds. We incurred an additional $7.4 million of this indebtedness during the first quarter of 2000 to fund operations. This indebtedness bears interest at a rate of 12.0% per annum and matures upon the first anniversary of the closing date of this offering. This indebtedness includes $1.7 million of unamortized original issue discount.

   We expect to use the remaining $26.1 million of net proceeds, together with cash from operations, for working capital and other general corporate purposes, including possible acquisitions of professional service firms that provide Internet consulting or Internet software application design and implementation services or other businesses that complement our existing operations. We may also make minority investments in some of our clients. From time to time we engage in discussions with potential acquisition candidates and with clients regarding investment opportunities. However, we have no current plans, commitments or agreements with respect to any acquisitions or investments and we may not make any acquisitions or investments.

   If the net proceeds from this offering are greater than $48.2 million as a result of the exercise by the underwriters of their over-allotment option, we will use one half of such additional net proceeds to repay additional outstanding subordinated indebtedness that we owe to GTCR Capital Partners.

   Pending use of the net proceeds, we intend to invest these proceeds in short-term, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our shares of common stock. We intend to retain future earnings, if any, to finance our growth strategy. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, our operating results, our current and anticipated cash needs, restrictions in any future financing agreements and our plans for expansion.

   Some of our existing lines of credit prohibit the declaration or payment of cash dividends to our stockholders so long as any indebtedness under these lines is outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and note 7 of the ZEFER Corp. financial statements.

                                 CAPITALIZATION

   The following table sets forth our actual, pro forma and pro forma as adjusted capitalization as of December 31, 1999. The pro forma information reflects:

  . the issuance during the first quarter of 2000 of an aggregate of 17,055.1986 shares of class A preferred stock to existing holders of class A preferred stock and GTCR Capital Partners for proceeds of $15.3 million;

  . the exchange upon the closing of this offering of all outstanding shares of class A preferred stock, including related accrued and unpaid dividends as of April 19, 2000, for 3,642,160 shares of common stock at an exchange rate based on an assumed initial public offering price of $12.00 per share;

  . the incurrence in the first quarter of 2000 of an additional $7.4 million of subordinated indebtedness payable to GTCR Capital Partners;

  . the filing of a certificate of amendment upon the closing of this offering that eliminates the class A preferred stock and authorizes 200,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock; and

  . the conversion upon the closing of this offering of a $2.0 million promissory note issued to Renaissance Worldwide, Inc. into 208,333 shares of common stock.

   The pro forma as adjusted information reflects:

  . receipt of estimated net proceeds of $48.2 million from the sale by us of 4,500,000 shares of common stock in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses;

  . the application of a portion of the net proceeds to repay $19.4 million of outstanding bank indebtedness under a revolving line of credit guaranteed by GTCR; and

  . the application of a portion of the net proceeds to repay $2.7 million of outstanding subordinated indebtedness owed to GTCR Capital Partners.

   The share numbers exclude 4,627,111 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1999 at a weighted average exercise price of $1.41 per share and 39,555 shares of common stock available for issuance under our 1999 Incentive Plan and 1999 Stock Option Plan as of December 31, 1999. The amounts shown in the following table as subordinated debt payable to GTCR exclude an original issue discount of $1.7 million related to such debt that we are also obligated to pay. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the financial statements and related notes included elsewhere in this prospectus. See also "Use of Proceeds."

                                                      December 31, 1999
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                --------  --------- -----------
                                                    (in thousands, except
                                                  share and per share data)
Cash and cash equivalents...................... $  1,271   $23,904    $50,006
                                                ========   =======    =======
Lines of credit................................ $ 19,566   $19,566    $   150
Other debt, including current portion..........    2,980       980        980
Subordinated debt payable to GTCR..............   11,119    18,490     15,788
Class A redeemable preferred stock, $0.01 par
 value per share; 96,632 shares authorized;
 24,814 shares outstanding, actual; no shares
 outstanding, pro forma and pro forma as
 adjusted......................................   25,803       --         --
Stockholders' equity (deficit):
 Undesignated preferred stock, $0.01 par value
  per share; no shares authorized or
  outstanding, actual; 5,000,000 shares
  authorized and no shares outstanding, pro
  forma and pro forma as adjusted..............      --        --         --
 Common stock, $0.001 par value per share;
  100,000,000 shares authorized, actual;
  39,854,268 shares outstanding, actual;
  200,000,000 shares authorized, pro forma and
  pro forma as adjusted; 43,704,760 shares
  outstanding, pro forma; 48,204,760 shares
  outstanding, pro forma as adjusted...........       40        44         48
 Additional paid-in-capital....................   14,692    60,393    108,609
 Subscriptions receivable......................   (1,138)   (1,138)    (1,138)
 Deferred compensation.........................   (7,114)   (7,114)    (7,114)
 Accumulated deficit...........................  (31,150)  (32,942)   (32,942)
                                                --------   -------    -------
    Total stockholders' equity (deficit).......  (24,670)   19,243     67,463
                                                --------   -------    -------
      Total capitalization..................... $ 34,798   $58,279    $84,381
                                                ========   =======    =======

                                    DILUTION

   The pro forma net tangible book value of our common stock as of December 31, 1999 was approximately $(5.8) million, or $(0.13) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by our total liabilities, divided by the number of shares of common stock outstanding as of December 31, 1999, assuming (a) the issuance during the first quarter of 2000 of an aggregate of 17,055.1986 shares of class A preferred stock to existing holders of class A preferred stock and GTCR Capital Partners, (b) the exchange of all outstanding shares of class A preferred stock, including related accrued and unpaid dividends as of April 19, 2000, for 3,642,160 shares of common stock at an exchange rate based on an assumed initial public offering price of $12.00 per share and (c) the conversion of a $2.0 million promissory note issued to Renaissance Worldwide, Inc. into 208,333 shares of common stock. After giving effect to the sale by us of 4,500,000 shares of common stock in this offering, deducting the estimated underwriting discounts and commissions and estimated offering expenses and applying a portion of the net proceeds to repay $19.4 million of outstanding bank indebtedness under a revolving line of credit, and $2.7 million of outstanding subordinated indebtedness owed to GTCR Capital Partners, our pro forma net tangible book value as of December 31, 1999 would have been approximately $42.4 million, or $0.88 per share. This represents an immediate increase in pro forma net tangible book value of $1.01 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $11.12 per share to purchasers of common stock in this offering.

   If the initial public offering price is higher or lower, the dilution to new investors will be greater or less, respectively. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates the per share dilution to new investors:

                                                                   Per share
                                                                 --------------
Assumed initial public offering price per share.................         $12.00
  Pro forma net tangible book value per share as of December 31,
   1999......................................................... $(0.13)
  Increase in pro forma net tangible book value per share
   attributable to new investors................................   1.01
                                                                 ------
Pro forma net tangible book value per share after this
 offering.......................................................           0.88
                                                                         ------
Dilution per share to new investors.............................         $11.12
                                                                         ======

   The following table sets forth on a pro forma basis as of December 31, 1999 the difference between the number of shares of common stock purchased from us, assuming the issuance of 3,850,493 shares of common stock in exchange for the shares of class A preferred stock and upon conversion of the Renaissance note, the total consideration paid to us and the average price paid by existing stockholders and by new investors, before deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                                                         Average
                                  Shares Purchased  Total Consideration   price
                                 ------------------ --------------------   per
                                   Number   Percent    Amount    Percent  share
                                 ---------- ------- ------------ ------- -------
Existing stockholders........... 43,704,761   90.7% $ 52,020,655   49.1% $ 1.19
New investors...................  4,500,000    9.3    54,000,000   50.9   12.00
                                 ----------  -----  ------------  -----
  Total......................... 48,204,761  100.0% $106,020,655  100.0%
                                 ==========  =====  ============  =====

   As of December 31, 1999, there were options outstanding to purchase a total of 4,627,111 shares of common stock at a weighted average exercise price of $1.41 per share under our stock plans. To the extent any of these stock options are exercised, there will be additional dilution to new investors.

                       SELECTED PRO FORMA FINANCIAL DATA

   The following pro forma statement of operations data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. The following tables present pro forma statement of operations data for us, Original ZEFER, the divisions of Renaissance Worldwide, Inc., Spyplane, LLC and Waite & Company, Inc. The pro forma statement of operations data give effect to the acquisition of each of these businesses as if each had been acquired on January 1, 1999 and are derived from our unaudited financial statements and the unaudited financial statements of these businesses. The pro forma statement of operations data do not purport to represent what our actual results of operations would have been had each of these businesses been acquired on January 1, 1999, nor do they project our results of operations for any future period.

                                                                            Pro Forma
                                  Pro Forma Three Months Ended              Year Ended
                          ------------------------------------------------ ------------
                          March 31,  June 30,   September 30, December 31, December 31,
                            1999       1999         1999          1999         1999
                          ---------  --------   ------------- ------------ ------------
                              (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................   $ 3,957   $  5,612     $ 10,212      $ 13,303     $ 33,084
Operating expenses:
  Cost of services......     4,000      4,528        6,110         8,514       23,152
  Hiring and training...       193        246        1,337         3,989        5,765
  Research and
   innovation...........        30         98          406         1,298        1,832
  Sales and marketing...       778        971        1,636         4,922        8,307
  General and
   administrative.......     2,300      3,998        6,070        10,289       22,657
  Depreciation and
   amortization.........     3,892      4,000        4,799         5,281       17,972
  Compensation expense..       --         961          234           432        1,627
                           -------   --------     --------      --------     --------
    Total operating
     expenses...........    11,193     14,802       20,592        34,725       81,312
                           -------   --------     --------      --------     --------
Loss from operations....    (7,236)    (9,190)     (10,380)      (21,422)     (48,228)
Interest and other
 expense, net...........      (739)    (1,088)        (689)       (1,098)      (3,614)
                           -------   --------     --------      --------     --------
Loss before taxes.......    (7,975)   (10,278)     (11,069)      (22,520)     (51,842)
Benefit from income
 taxes..................       --       1,764        3,996           --         5,760
                           -------   --------     --------      --------     --------
Net loss................   $(7,975)  $ (8,514)    $ (7,073)     $(22,520)    $(46,082)
                           =======   ========     ========      ========     ========
Net loss per share......   $ (0.27)  $  (0.28)    $  (0.23)     $  (0.74)    $  (1.53)
                           =======   ========     ========      ========     ========
Weighted average
 shares.................    29,693     29,917       30,311        30,450       30,212
                           =======   ========     ========      ========     ========
Operating Expenses as a
 Percentage of Revenues:
Cost of services........     101.1 %     80.7 %       59.8 %        64.0 %       70.0 %
Hiring and training.....       4.9        4.4         13.1          30.0         17.4
Research and
 innovation.............       0.8        1.7          4.0           9.8          5.5
Sales and marketing.....      19.7       17.3         16.0          37.0         25.1
General and
 administrative.........      58.1       71.2         59.4          77.3         68.5
Depreciation and
 amortization...........      98.4       71.3         47.0          39.7         54.3
Compensation expense....       --        17.2          2.3           3.2          5.0
                           -------   --------     --------      --------     --------
    Total operating
     expenses...........     282.9 %    263.8 %      201.6 %       261.0 %      245.8 %
                           =======   ========     ========      ========     ========

                       SELECTED HISTORICAL FINANCIAL DATA

   We were incorporated in Delaware on March 18, 1999 and reorganized on April 30, 1999 for the purpose of continuing the business of Original ZEFER, which was incorporated on March 19, 1998. Subsequent to our reorganization with Original ZEFER, we acquired Spyplane, LLC on May 14, 1999, the divisions of Renaissance Worldwide, Inc. on May 28, 1999, and Waite & Company, Inc. on September 13, 1999. The following statement of operations and balance sheet data present the financial condition and results of operations of the divisions of Renaissance for and as of the years ended December 31, 1997 and 1998 and the five months ended May 28, 1999 and the financial condition and results of operations of Original ZEFER for and as of the period from inception (March 19, 1998) through December 31, 1998 and the four months ended April 30, 1999. In addition, the following data present our financial condition and results of operations for and as of the period from our inception (March 18, 1999) through December 31, 1999. For purposes of these selected financial data, our predecessor information includes selected financial data for Original ZEFER and the divisions of Renaissance. The statement of operations data and balance sheet data are derived from our audited financial statements and the audited financial statements of Original ZEFER and the divisions of Renaissance included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected in any future period. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                              Predecessor
                         --------------------------------------------------------
                         Divisions of Renaissance           Original ZEFER         Registrant
                         --------------------------  ---------------------------- ------------
                                             Five
                                            Months   Period from                  Period from
                           Years Ended      Ended    Inception to   Four Months   Inception to
                          December 31,     May 28,   December 31, Ended April 30, December 31,
                          1997     1998      1999        1998          1999           1999
                         -------  -------  --------  ------------ --------------- ------------
                                       (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................ $ 9,539  $13,798  $  3,886     $  621        $   491      $  25,277
Operating Expenses:
 Cost of services....... $ 4,461  $10,056     4,780        469            589         15,736
 Hiring and training....     --       196       160          7             10          5,542
 Research and
  innovation............     --       --        --         --             --           1,832
 Sales and marketing....     592    4,126     1,013        140            125          7,056
 General and
  administrative........   1,635    2,843     2,461        511          1,012         18,420
 Depreciation and
  amortization..........     197      340       190         55             56         10,681
 Compensation
  expense(1)............     --       --        --         --             961            666
                         -------  -------  --------     ------        -------      ---------
  Total operating
   expenses.............   6,885   17,561     8,604      1,182          2,753         59,933
Income (loss) from
 operations.............   2,654   (3,763)   (4,718)      (561)        (2,262)       (34,656)
Interest income.........       4      --        --          12              7             43
Interest and other
 expense................     (38)    (432)     (325)        (5)           (26)        (2,297)
Provision for (benefit
 from) income taxes.....   1,326      --        --         --             --          (5,760)
                         -------  -------  --------     ------        -------      ---------
Net income (loss)....... $ 1,294  $(4,195) $ (5,043)    $ (554)       $(2,281)     $ (31,150)
                         =======  =======  ========     ======        =======      =========
Basic and diluted net
 income (loss) per
 share..................                                                           $   (1.16)
                                                                                   =========
Weighted average
 shares.................                                                              26,793
                                                                                   =========
(1) For the period from inception to December 31, 1999, the cost of services, hiring and training, research and innovation, sales and marketing and general and administrative expenses above are exclusive of stock-based compensation expense of
    $165, $9, $24, $277 and $191, respectively. These amounts are included in the compensation expense line item. See Note 11 to the financial statements.

Balance Sheet Data (at
 end of period):
Cash and cash
 equivalents............ $   102  $   312  $     57     $  539        $   143      $   1,271
Working capital
 (deficit)..............     653    1,482    (2,653)       386           (994)       (23,377)
Total assets............   4,719    7,946     6,549      1,026          1,136         51,290
Lines of credit.........     --     1,734     1,748        --             --          19,566
Other debt, including
 current portion........     806      341       298        --             --           2,980
Subordinated debt
 payable to GTCR........     --       --        --         --             --          11,119
Redeemable preferred
 stock..................     --       --        --       1,200          1,200         25,803
Total stockholders'
 equity (deficit).......   1,955    2,599    (1,667)      (609)        (1,928)       (24,670)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Pro Forma Financial Data," "Selected Historical Financial Data" and our financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We were organized on March 18, 1999 for the purpose of continuing the business of our predecessor, which we refer to as Original ZEFER. Original ZEFER was established on March 19, 1998 to provide strategy-led Internet consulting services. Original ZEFER had revenues of $0.6 million for the period from its inception to December 31, 1998, and $0.3 million for the three months ended March 31, 1999.

   We have completed the following strategic acquisitions that have enabled us to gain critical resources and delivery capabilities, expand into new geographic regions and deliver larger projects:

  . Spyplane. On May 14, 1999, we acquired all of the outstanding membership interests of Spyplane LLC, a San Francisco-based digital branding and design firm. Digital branding is the adaptation of a brand name or logo onto a digital platform. Spyplane had revenues of $0.3 million for the period beginning on its inception, May 7, 1998 and ending on December 31, 1998 and revenues of $0.5 million for the period from January 1, 1999 to May 14, 1999.

  . The Divisions of Renaissance. On May 28, 1999, we acquired two divisions of Renaissance Worldwide, Inc. One division was engaged in web application development and the other division was engaged in customer relationship management consulting and implementation. The Divisions of Renaissance had combined revenues of $13.8 million for the year ended December 31, 1998 and $3.9 million for the five months ended May 28, 1999.

  . Waite & Company. On September 13, 1999, we acquired Waite & Company, Inc., a Boston-based strategic marketing and management-consulting firm. Waite & Company had revenues of $3.3 million for the year ended December 31, 1998 and $2.9 million for the period from January 1, 1999 to September 13, 1999.

   We are a strategy-led Internet consulting and implementation firm. We derive our revenues primarily from providing Internet consulting and implementation services to our clients. We expect that our revenues will be driven primarily by the number, scope and pricing of our client engagements along with our capacity to deliver such engagements. Our operating results will be determined primarily by our headcount, utilization of billable consultants and level of selling, general and administrative and other operating expenditures.

   Approximately 90% of our revenues for the period from our inception through December 31, 1999 was derived from services performed on a fixed-price basis, and we expect to continue to derive a substantial majority of our revenue from fixed-price contracts in the future. The balance of our revenues are derived from time and materials engagements. A majority of our engagements last from three to six months. To determine the proposed fixed price of an engagement, we use an estimation process that takes into account:

  .  the type and overall complexity of the project;

  . the anticipated number and type of consultants needed and their associated billing rates; and

  .  the estimated duration of and risks associated with the engagement.

   All fixed-price proposals must receive the approval of a member of our senior management team. We recognize revenues from fixed-price engagements using the percentage of completion method, based on the ratio of costs incurred to date to the total estimated project costs. We calculate project costs based on the direct payroll and associated employee benefits of the consultants on the engagement, plus any direct, unbilled out-of-pocket expenses. Finance personnel meet regularly with project managers to ensure that the budgeted costs to complete the engagement, which are used to calculate revenue recognition, reflect the current actual status of the project and the updated anticipated costs to complete the engagement. We make provisions for estimated losses on engagements during the period in which such losses become probable and can be reasonably estimated. These losses have not been significant to date. We sometimes recognize revenues in advance of billing our customers and therefore maintain a significant unbilled receivables balance. We make provisions for uncollectible accounts receivable, which have not been significant to date. We offset out-of-pocket expenses reimbursed by the client against the expenses incurred and do not recognize such reimbursements as revenues.

   Cost of services consists primarily of salaries and associated employee benefits for personnel directly associated with the delivery of services in client engagements and non-reimbursed out-of-pocket expenses incurred by such consultants. We expect that cost of services will increase over time in absolute dollars in conjunction with wage increases and inflation, as well as increases in the number of billable professionals related to volume.

   Hiring and training expenses consist primarily of salaries and related expenses associated with attracting, recruiting, training and retaining qualified professionals. We expect these expenses to increase over time in absolute dollars as our employee base grows and we complete the construction of a 12,000 square foot innovation and training facility.

   Research and innovation expenses consist primarily of (1) salaries and related employee benefits of employees assigned directly to internal research and development projects, as well as direct expenses for these projects, such as special equipment, software and travel-related expenses; (2) the costs associated with the dedicated knowledge management team as well as the unified services team, which is responsible for developing and enhancing our ENABLE methodology; and (3) the expense and fees associated with our board of advisors, which consists of experts in the fields of study relevant to the development of innovative thinking. Our dedicated knowledge management team is a group of our professionals whom we have assigned to identify methodologies, best practices and other processes that we have developed for use throughout our organization in ongoing and future client engagements.We expect research and innovation costs to increase in both absolute dollars and as a percentage of revenues in the near term as we seek to enhance our competitive position.

   Sales and marketing expenses consist primarily of salaries, commissions and related expenses for employees dedicated to our sales and marketing efforts. Additionally, we include costs associated with advertising, public relations, seminars, mailings, Internet campaigns, speaking engagements and other sponsored marketing events and promotions in sales and marketing expenses. We expect sales and marketing expenses to increase in absolute dollars as we expand our direct sales force and promotional efforts.

   General and administrative expenses consist primarily of human resources, information technology, finance, legal and administrative personnel and facilities and general operating costs. We expect these expenses to increase in absolute dollars to support the growth of our business.

   Depreciation and amortization expenses consist primarily of the amortization of goodwill and other intangibles related to acquisitions. They also include depreciation of property and equipment.

Historical Results of Operations

ZEFER

 Period from Our Inception (March 18, 1999) to December 31, 1999

   Revenues. Revenues for the period from inception to December 31, 1999 were $25.3 million. During the period revenues increased as a result of an increase in the number of client engagements and an expansion of our service offerings, along with the increased scope and complexity of engagements. The increase reflected both organic growth and the acquisitions described above.

   Operating Expenses. Costs of services for the period were $15.7 million, or 62% of revenues, reflecting increasing numbers of billable professionals as we expanded our capacity to meet the increase in demand for Internet consulting and implementation services. Hiring and training costs were $5.5 million, or 22% of revenues, reflecting our recruiting and retention efforts, including expansion of our human resources department, our use of external recruiters and the assimilation and training of an expanding employee base. We initiated our research and innovation activities during 1999 with costs of $1.8 million, or 7% of revenues, for the period. Most of our research and innovation expenses related to the development of our proprietary ENABLE methodology and knowledge management infrastructure. Sales and marketing expenses for the period were $7.1 million, or 28% of revenues, reflecting the building of a sales and marketing organization to support rapid growth. General and administrative expenses for the period were $18.4 million, or 73% of revenues, reflecting our investment in the infrastructure required to rapidly scale our business. Depreciation and amortization for the period was $10.7 million, or 42% of revenues. Of this amount, amortization of goodwill and other intangibles related to acquisitions was $8.1 million, or 32% of revenues, while depreciation of purchased computer equipment, software and furniture and fixtures during the period was $2.6 million, or 10% of revenues.

   Cost of services, hiring and training, research and innovation, sales and marketing and general and administrative expenses described above are exclusive of stock-based compensation expenses of $0.2 million, $9,000, $24,000, $0.3 million and $0.2 million, respectively, discussed below.

   Stock-Based Compensation. We recorded deferred compensation of $7.7 million in the period from inception through December 31, 1999, of which $0.5 million has been amortized as compensation expense during 1999. The deferred compensation of $7.7 million excludes $0.2 million of compensation expense related to unrestricted stock issued to management. Deferred compensation represents the difference between the exercise price of stock options granted and the sale price of restricted common stock and the fair market value of the underlying common stock at the date of grant. The difference is recorded as a component of stockholders' equity and is being amortized over the vesting period of the applicable options and restricted common stock, which is typically four years. The amortization of deferred compensation is recorded as stock-based compensation and the impact over the vesting period will be as follows (in thousands):

        Year ending December 31,
        ------------------------
        2000........................................................... $3,656
        2001...........................................................  1,930
        2002...........................................................  1,046
        2003...........................................................    456
        2004...........................................................     26
                                                                        ------
                                                                        $7,114
                                                                        ======

   Interest and Other Expenses and Benefit from Income Taxes. Interest and other expenses for the period was $2.3 million, or 9% of revenues, primarily due to the accrued interest on the class A preferred stock. The benefit from taxes for the period was $5.8 million, or 23% of revenues, due to the application of net operating loss carryforwards against deferred tax liabilities recorded in connection with certain acquisitions.

   Though we did not begin operations until March 18, 1999, our predecessors, Original ZEFER and the Divisions of Renaissance, did have prior operating histories.

Original ZEFER

 Four Months Ended April 30, 1999 Compared to Period from Inception (March 19,
 1998) to December 31, 1998

   Revenues. Revenues for the four months ended April 30, 1999 decreased by $0.1 million to $0.5 million from $0.6 million for the period from inception to December 31, 1998. The decrease is primarily due to the fact we are comparing a four month period to a nine month period, partially offset by an increase in the number of client engagements.

   Operating Expenses. Costs of services for the period ended April 30, 1999 increased by $0.1 million to $0.6 million from $0.5 million for the period from inception to December 31, 1998. Cost of services increased as a percent of revenues to 120% for the period ended April 30, 1999 from 76%, reflecting increasing numbers of billable professionals as we expanded our capacity to meet the increase in demand for Internet consulting and implementation services. Hiring and training costs increased by $3,000 to $10,000, or 2% of revenues, for the period ended April 30, 1999 from $7,000, or 1% of revenues, for the period from inception to December 31, 1998 reflecting increased recruiting efforts. Sales and marketing expenses decreased $15,000 to $125,000, or 25% of revenues, for the period ended April 30, 1999 from $140,000, or 23% of revenues, for the period from inception to December 31, 1998. General and administrative expenses increased to $1.0 million for the period ended April 30, 1999 from $500,000 for the period from inception to December 31, 1998, reflecting our investment in the infrastructure required to rapidly scale our business. Compensation expense increased to $1.0 million for the period ended April 30, 1999 as a result of stock issuances to employees of Original ZEFER.

   Interest and Other Expense. Interest and other expense increased $26,000 to $19,000 for the period ended April 30, 1999 from a net benefit $7,000, for the period from inception to December 31, 1998 primarily due to increased interest on capital leases for computer equipment.

Divisions of Renaissance

 Five Months Ended May 28, 1999 Compared to the Twelve Months Ended December 31, 1998

   The five-month period ended May 28, 1999 and the twelve-month period ended December 31, 1998 are not comparable periods. The amounts described below for the five-month period ended May 28, 1999 would have been higher if a comparable twelve-month period had been used.

   Revenues. Revenues for the five months ended May 28, 1999 compared to the twelve months ended December 31, 1998 decreased by $9.9 million to $3.9 million from $13.8 million primarily because the periods are not comparable.

   Operating Expenses. Costs of services decreased by $5.3 million to $4.8 million, or 123% of revenues, for the five-month period ended May 28, 1999 from $10.1 million, or 73% of revenues, for the period ended December 31, 1998. This decrease was primarily due to the fact that we are comparing a five-month period to a twelve-month period, and was partially offset by accrued severance costs related to Renaissance's reduction in billable professionals prior to our acquisition. Hiring and training costs decreased by $36,000 to $160,000, or 4% of revenues, for the period ended May 28, 1999 from $196,000, or 1% of revenues, for the period ended December 31, 1998. Sales and marketing expenses decreased by $3.1 million to $1.0 million, or 26% of revenues, for the period ended May 28, 1999 from $4.1 million, or 30% of revenues. This decrease in sales and marketing expenses was primarily due to the fact that we are comparing a five month period to a twelve month period, and was somewhat offset by higher selling costs. General and administrative expenses, including depreciation and amortization, decreased by $0.5 million to $2.7 million, or 68% of revenues, for the period ended May 28, 1999 from $3.2 million, or 23% of revenues, for the period ended December 31, 1998. This decrease in general and administrative expenses, including depreciation and amortization, was primarily due to the fact that we are comparing a five month period to a twelve month period, and was partially offset by higher administrative costs related to Renaissance's reduction in the workforce and restructuring prior to our acquisition.

   Interest and Other Expense. Interest and other expense decreased by $0.1 million to $0.3 million, or 8% of revenues, for the five month period ended May 28, 1999 from $0.4 million, or 3% of revenues, for the period ended December 31, 1998. This decrease in interest and other expenses was primarily due to the fact that we are comparing a five month period to a twelve month period.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenues. Revenues for the year ended December 31, 1998 increased by $4.3 million to $13.8 million from $9.5 million for the year ended December 31, 1997. This increase was primarily due to the establishment of the customer relationship management practice in 1998.

   Operating Expenses. Cost of services increased by $5.6 million to $10.1 million for the year ended December 31, 1998 from $4.5 million for the year ended December 31, 1997. This increase was primarily due to an increase in the number of billable professionals due to the establishment of the CRM division in March 1998. Hiring and training costs increased to $0.1 million for the year ended December 31, 1998 primarily due to the hiring and training of billable CRM professionals. Sales and marketing increased by $3.5 million to $4.1 million for the year ended December 31, 1998 from $0.6 million for the year ended December 31, 1997. This increase was primarily due to the development of a dedicated sales force. General and administrative expenses, including depreciation and amortization, increased by $1.4 million to $3.2 million for the year ended December 31, 1998 from $1.8 million for the year ended December 31, 1997. This increase was primarily due to an increase in the number of billable professionals in the CRM division.

   Interest and Other Expenses. Interest and other expenses increased by $0.4 million to $0.4 million for the year ended December 31, 1998 from zero. This increase was primarily due to an increase in indebtedness taken on by the divisions of Renaissance during 1998.

Liquidity and Capital Resources

   Since inception we have financed our operations and capital expenditures primarily through the sale of common and preferred stock and capital lease and other debt financing. As of December 31, 1999, we had raised $29.2 million of capital from the sale of common and preferred stock, and we raised an additional $15.3 million from the sale of preferred stock during the first quarter of 2000. As of December 31, 1999, we had $1.3 million in cash and cash equivalents. We expect that accounts receivable will continue to increase proportionately to the extent our revenues continue to rise. Any such increase that occurs at a greater rate than increases in revenues is likely to have an adverse effect on cash flows from operating activities.

   We have a revolving line of credit for $20.0 million with Harris Bank and Trust Company. Borrowings under this line of credit bear interest at the prime lending rate (8.75% at March 1, 2000). All borrowings under this line are guaranteed by GTCR. As of December 31, 1999, there were outstanding borrowings under this line of credit in the amount of $19.4 million. We intend to repay the outstanding balance under this line of credit with a portion of the net proceeds of this offering.

   We also have a capital equipment line with TLP Leasing, Inc. pursuant to which we have financed computer equipment and office furniture. Amounts financed under this capital equipment line have an imputed interest rate of 11.0% per annum. As of February 29, 2000, $629,000 was outstanding under this line.

   As part of the consideration for our acquisition of Spyplane, we issued to the former members of Spyplane promissory notes in the aggregate principal amount of $980,000. These notes bear interest at a rate of 8.0% per annum. One half of the accrued interest plus $180,000 of the outstanding principal, or an aggregate of $220,000, is payable on May 14, 2000. The remaining unpaid principal and interest on the notes is due on May 14, 2001.

   As part of the consideration for our acquisition of the divisions of Renaissance the Company issued to Renaissance Worldwide Inc. a promissory note in the aggregate principal amount of $2.0 million. The note bears interest at a rate equal to the 30-day LIBOR (5.9% at March 1, 2000) plus 2.0% per annum and interest is payable quarterly through May 2002. Principal is payable in eight quarterly installments commencing May 2000. At the option of Renaissance, the principal amount outstanding under the Renaissance note is convertible to common stock of the Company at the conversion price equal to 80% of the IPO price. Renaissance has exercised this option.

   On November 24, 1999, we entered into a loan agreement with GTCR Capital Partners, an affiliate of GTCR. The loan agreement provides for up to $32.2 million of borrowings, of which we borrowed $12.8 million on November 24, 1999 to fund operations and repurchase shares of stock held by GTCR. During the first quarter of 2000, we borrowed an additional $7.4 million to fund operations. As of March 1, 2000, $20.2 million of indebtedness, which includes $1.7 million of unamortized original issuance discount, was outstanding under the loan. Borrowings under this loan agreement bear interest at 12.0% per annum. Interest is payable quarterly in arrears beginning December 31, 1999. The loan is secured by substantially all of our assets. The loan becomes due on the first anniversary of the closing date of this offering. We intend to repay $2.7 million of the outstanding indebtedness under the loan with a portion of the net proceeds of this offering.

   After the consummation of this offering, GTCR Capital Partners has no obligation to make additional loans to us under the loan agreement. If we dispose of any assets or subsidiaries for net proceeds in excess of $0.1 million, we must apply the net proceeds of such disposition to prepay the loan. In addition, to the extent the net proceeds from this offering or any subsequent public equity offerings that we make are greater than $48.2 million but less than or equal to $76.0 million, we are required to use one half of such additional net proceeds to repay the loan. To the extent such net proceeds are greater than $76.0 million, we are first required to apply such net proceeds to repay the remaining $3.6 million balance of the loan. It is likely that we will require funds from external sources, such as a new loan facility, in order to repay this loan.

   As of December 31, 1999, we had a revolving line of credit for $0.2 million with Silicon Valley Bank East. On February 16, 2000, we repaid in full the outstanding balance under this line of credit and terminated the line.

   During the period from inception (March 18, 1999) through December 31, 1999, our operating activities used $18.5 million of cash. Net cash used by operating activities during this period resulted from a net loss of $31.1 million and increases in accounts receivable of $3.4 million, prepaid expenses and other current assets of $1.4 million and a deferred tax benefit of $5.8 million. These uses of cash were partially offset by increases in accounts payable and accrued expenses of $4.6 million and $5.5 million, respectively, and non-cash charges relating to depreciation and amortization of $10.7 million, non-cash interest charges of $1.4 million and non-cash compensation charges of $0.7 million. The increase in accounts receivable was primarily attributable to increased volume of revenues and accounts receivable purchased from acquired entities.

   During the period from inception through December 31, 1999, our investing activities used $39.7 million in cash. Net cash used by investing activities during this period resulted primarily from cash paid for the acquisitions of Original ZEFER, Spyplane, LLC, the divisions of Renaissance and Waite & Company, Inc. totaling $26.3 million, capital expenditures of $9.0 million and an increase in long-term other assets of $4.5 million. The capital expenditures were primarily for computer equipment and software required by our increase in headcount and furniture and fixtures related to the build-out of our leased facilities. We expect that capital expenditures will continue to increase to the extent we continue to increase our headcount, open additional offices, invest in research and innovation and generally expand our operations. Additionally, while we currently have no plans to acquire additional businesses, future investing activities may include the acquisition of businesses.

   During the period from inception through December 31, 1999, our financing activities provided $59.5 million in cash. Net cash provided by financing activities during this period resulted from net borrowings on a line of credit of $19.4 million, proceeds from the issuance of redeemable preferred stock of $24.2 million, proceeds from the issuance of subordinated debt to GTCR of $11.1 million, proceeds from the issuance of common stock of $4.4 million and proceeds from the repayment of subscriptions receivable of $0.5 million.

   We believe that our existing cash resources and our projected cash flow from operations will be sufficient to fund our planned operations for the next twelve months. However, we may require significant additional funds for possible future acquisitions of businesses, products or technologies complementary to our business and are likely to require funds from external sources, such as a new loan facility, to repay the loan from GTCR Capital Partners. If we do not complete this offering, we likely will not expand our operations at as rapid a pace as we currently plan.

   Our ability to repay the outstanding indebtedness owed to GTCR Capital Partners and to fund operations beyond twelve months will be dependent upon the success of our operations and our future prospects which, in turn, will affect our ability to raise debt or equity on commercially reasonable terms. If additional funds are required, we may raise such funds from time to time through public or private sales of equity or from borrowings. We currently have no plans for further equity offerings but may undertake such offerings depending upon our results of operations, capital requirements and the state of the economy and capital markets.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Pursuant to SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on our financial statements.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires costs associated with internal use software to be charged to operations as incurred until capitalization criteria set forth in SOP 98-1 are met. SOP 98-1 became effective January 1, 1999. The adoption of this statement did not have a material impact on our financial position or results of operations.

Market Risk Disclosure

   We are exposed to market risk from changes in interest rates primarily through our borrowing activities. Our ability to finance future acquisitions may be impacted if we are unable to obtain appropriate financing at acceptable rates. We do not believe that interest rate risk is material to our business.

   In July 1999, we entered into a $20.0 million unsecured demand line of credit with a bank of which $19.4 million was outstanding as of December 31, 1999. Borrowings on the line bear interest at the prime lending rate, which was 8.5% at December 31, 1999. We intend to repay the outstanding balance under this line with a portion of the net proceeds of this offering.

   To date, we have not utilized derivative financial instruments or derivative commodity instruments. We do not expect to employ these or other strategies to hedge market risk in the foreseeable future. We do invest our cash in money market funds, which are subject to minimal credit and market risk. We believe the market risks associated with these financial instruments are immaterial.

Year 2000 Impact

   We have not experienced any problems with our computer systems relating to distinguishing twenty-first century dates from twentieth century dates, which generally are referred to as year 2000 problems. We are also not aware of any material year 2000 problems with our clients or vendors. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any year 2000 problems.

                                    BUSINESS

Overview

   We provide consulting and software application development and implementation services to dot-com and traditional companies to enable them to effectively use the Internet in their businesses. The growth of the Internet economy has created opportunities for many businesses to significantly improve cost efficiencies, create revenue growth and redeploy assets in accordance with new business models. We assist clients in identifying business objectives and creating and prioritizing a portfolio of initiatives for using the Internet in their businesses. These initiatives are designed to offer our clients a variety of ways to maximize their competitiveness in the new economic environment that has resulted from the widespread acceptance of the Internet. After creating an initial Internet strategy, we architect and build scalable, flexible solutions that can be adapted over time to the evolving needs of our clients. We also assist our clients in implementing these applications by linking the applications with the clients' computer systems and other software and testing and deploying the applications. We believe that our strategy-led services enable new dot-coms to rapidly develop and deploy an online business, and enable traditional businesses to redefine their business models and build on their existing assets.

   As of December 31, 1999, we had 312 billable professionals and during 1999 we entered into engagements with approximately 90 clients. We have offices in Boston, New York, Pittsburgh, Chicago, San Francisco and London.

Industry Background

   Innovations in Internet technology and widespread acceptance of Internet-based business models have been the primary drivers in the evolution of the Internet economy. We believe the Internet economy has evolved in three distinct waves as companies have increasingly realized the value of the Internet to their businesses. Throughout these waves, companies have increasingly looked to outside service providers to help them capitalize on the opportunities offered by the Internet. International Data Corporation estimates that the market for Internet services worldwide will grow from $7.8 billion in 1998 to $78.6 billion in 2003, representing a compound annual growth rate of 59%.

   First Wave. The first wave began in the early 1990s with the introduction of the browser and the initial commercialization of the world wide web. Businesses using the Internet in the first wave generally experimented with their websites as marketing channels by posting static information and graphics known as brochureware. To create these non-interactive websites, businesses generally engaged professional service providers with graphic design skills, as the implementation of these relatively simple websites involved limited technological and strategic business input.

   Second Wave. The second wave began during the mid-1990s with technological innovations that enabled the development of transaction-oriented applications for the Internet. These applications in turn led to greater commercial acceptance of the Internet. Taking advantage of the second wave technological innovations, businesses have focused on building discrete Internet software applications to enhance traditional revenue generation channels or to effect cost reductions through supply chain efficiencies. Most of these new applications, such as online banking, online ordering and sales force automation, have been transaction-oriented and tailored to specific business processes, as opposed to directed at developing a comprehensive Internet strategy. To implement these new and more complex applications, we believe businesses have generally engaged professional service providers with not only website design skills but also strong technology and project management capabilities.

   Third Wave. During the late 1990s, while some businesses continued to seek first and second wave solutions, a third wave began as other businesses started adopting Internet-based business models in response to the increasing number of consumers and businesses using the Internet. According to International Data Corporation, the number of Internet users will grow from 159 million in 1998 to 510 million in 2003, while worldwide e-commerce revenues will increase from approximately $50 billion to more than $1.3 trillion over the same period.

   The growth in the use of the Internet has enabled entrepreneurial dot-com companies, such as Amazon.com, to develop new Internet-based business models that have fundamentally changed the economics of entire industries. In response to these changes in industry economics, many traditional businesses are adopting Internet-based business models or otherwise developing Internet strategies that build on their existing assets to compete more effectively.

   Third Wave Internet Professional Service Providers. We believe that third wave Internet service providers must have the following skills:

  . the strategy skills to identify and prioritize a portfolio of Internet initiatives;

  . the branding and experience design capabilities to distinguish a business from its competitors and to provide a compelling online customer experience;

  . the technological skills to build and integrate complex, flexible and scalable applications that incorporate cutting-edge technologies; and

  .  large-scale program management skills.

   We believe that many Internet professional service providers do not offer their customers a full range of strategy-led services. We further believe these service providers often create solutions that are reactive to the client's immediate business needs, rather than driven by the client's overall business strategy. As a result, in our view, these service providers end up implementing discrete business applications, which often are short-lived, instead of scalable and adaptable business solutions. Moreover, we believe that these service providers are less apt to understand the broader business strategy of the customer and, therefore, are less likely to be in a position to continually adapt an initial solution to the changing business environment.

   In addition, we believe that traditional information technology service providers often lack the integrated and multidisciplinary business strategy, experience design, technology and program management skills required in the third wave of the Internet economy or that they compartmentalize their competencies throughout client engagements. As a result, multiple service providers or multiple departments within the service provider participate in developing and implementing a solution, which causes time delays and poorly integrated solutions. In addition, in our experience, many traditional IT service providers fail to establish the type of ongoing post-implementation relationship with their clients that enables the clients to take immediate advantage of Internet opportunities as they arise and evolve.

The ZEFER Approach

   We formed our business for the express purpose of delivering strategy-led Internet professional services to help companies compete successfully in the third wave Internet economy. The key elements of our service offering are as follows:

   Strategy-led. We believe that our strategy-led approach is critical to helping our clients develop and implement successful Internet strategies to achieve a competitive advantage. This strategy-led approach includes:

  .  analyzing the client's industry, business model and goals;

  . developing a portfolio of Internet initiatives in the context of an overall business strategy; and

  . developing and launching various Internet initiatives in a sequence that maximizes business value over the long term.

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

   We involve our Internet strategists not only at the beginning of an engagement, but during each phase of the project and even after initial deployment. This allows us to continually improve the client solution by reexamining strategic decisions in light of evolving markets and technologies.

   Integrated and Multidisciplinary. We deliver our strategy-led service offering through integrated, multidisciplinary teams of consultants with backgrounds in business strategy, experience design, technology and program management. These professionals bring skills in diverse areas, including dot-com and traditional management consulting, digital branding and cognitive engineering, and systems integration, customer relationship management and Internet security. We define cognitive engineering, as applied to the Internet, to be the process of making a website intuitive and easy to use.

   This collaborative approach allows us to provide two key client benefits. First, we believe that we are able to deliver higher quality Internet initiatives because each discipline provides insight into the ultimate solution during all phases of the project. Second, by staffing the engagement with a multidisciplinary team, we develop and implement Internet initiatives without the time delays and increased costs associated with handing off a project from one team to another or among multiple service providers at the beginning and end of discrete phases of a project.

   Innovative. Our commitment to research and innovation allows us to provide our clients with Internet professional services that are at the forefront of Internet technologies and experience design. Our consultants are trained in the latest practices and technologies in their disciplines. For example, one of our research and innovation projects led to our developing an Internet application that is able to deliver location-specific information by taking advantage of the ability to identify the geographic location of a user accessing the web through a cellular phone-enabled browser. During the period from our inception through December 31, 1999, we spent $1.8 million on research and innovation. We did not make any research and innovation expenditures during 1997 and 1998.

   Adaptive. There are no permanent answers in the nascent and rapidly changing Internet economy. Accordingly, we architect and build scalable, flexible solutions that can be adapted over time in response to the client's changing needs, technological innovations and consumer and business trends. This adaptive approach also promotes long-term client relationships during which we continue to generate and prioritize initiatives that address the dynamic and ever-changing business landscape created by the Internet.

The ZEFER Strategy

   Our objective is to become the leading provider of strategy-led Internet professional services. Our business strategy for achieving this objective is as follows:

   Attract and Retain Outstanding Professionals. We believe that attracting and retaining outstanding professionals is essential to our growth and the delivery of high quality solutions to our clients. During the last nine months of 1999, we hired an average of approximately 20 billable professionals per month. The key elements of our hiring and retention program are as follows:

  . Culture. We have a culture of collaboration, innovation and commitment in an open work environment. We offer professionals the opportunity to work with talented people in a variety of disciplines, which enhances each professional's understanding of his or her own area of concentration as well as the specialties of others.

  . Training and Development. We have a comprehensive learning and development program that focuses on professional and personal development. This program includes the establishment of mentor relationships with peers and senior professionals and a formal skills-based curriculum. In addition, we are constructing a new innovation and training center that we expect to complete by the second quarter of 2000.

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

  . Compensation. We pay competitive salaries, grant stock options to all employees, award annual performance bonuses and authorize managers to award cash and in-kind bonuses at any time for exemplary performance.

   Serve Cutting-edge Dot-com Clients. We plan to continue to perform a significant portion of our engagements for dot-com clients, some of which we expect will become the leading businesses of the future. We believe that our traditional clients value the experience that we gain from working with dot-com clients. We also increase our internal intellectual capital by working with our dot-com clients, which often are on the cutting edge of strategic and technological innovations in the Internet arena. In addition, a strong client base of dot-com businesses allows us to attract and retain talented professionals who are eager to work with the latest technologies and business models.

   Enhance and Extend our Integrated Service Offering. We are continually enhancing our integrated service offering through our research and innovation efforts. These efforts are intended to ensure that our consultants are not only trained in the latest Internet technologies and practices, but are at the forefront in the development of new technologies and practices. In addition, we are extending our service offering by hiring personnel with additional skills. For example, during 1999 we added customer relationship management, or CRM, capabilities. Our CRM consultants specialize in automating and integrating customer management solutions to enable our clients to find, serve and retain customers.

   Further Develop Expertise in Targeted Industries. We are building our expertise in serving selected key industries. We believe that this increased expertise will enhance our ability to rapidly create solutions that are tailored to the particular requirements of different industries. The key industries that we have targeted are financial services, healthcare and pharmaceuticals, technology, consumer packaged goods and retail, and media and entertainment. We are focusing our efforts on these industries because we believe that businesses in these industries are rapidly adopting Internet business strategies in the third wave Internet economy.

   Build the ZEFER Brand. We are building the ZEFER brand to establish our presence in the competitive market for Internet professional services. We have established a strategic marketing campaign to advertise and promote our Internet service offering in newspapers, magazines and other media. We have also conducted executive seminars with The Wall Street Journal Interactive and are engaged in a direct mail campaign targeting executives of both dot-com companies and traditional businesses. In addition, we have implemented a public relations program consisting of media relations development, publication of articles and participation in industry events and other speaking engagements.

   Expand Alliances. We have selectively established alliances with software and hardware vendors, including BroadVision, Microsoft, Siebel, Sun Microsystems and Vantive. These relationships provide us with a range of benefits, including access to the latest versions of technology developed by our collaborators, training programs for our employees and new sales leads, co-marketing opportunities and channels of distribution for our services. We intend to enhance our existing alliances and establish additional alliances with vendors that can offer us leading technologies and valuable marketing opportunities.

The ZEFER Delivery Model

   Our delivery model is based upon a proprietary methodology that we call ENABLE. We use ENABLE to assist our clients in choosing and implementing successful Internet strategies. Our ENABLE methodology is designed to ensure that we:

  . involve professionals from all of our competencies in each phase of our engagements;

  . take advantage of the standards, benchmarks and approaches that we have developed so that we can deliver solutions in a rapid, repeatable and efficient manner; and

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

  . follow detailed control procedures that are designed to ensure that we are delivering high quality solutions.

   ENABLE consists of four phases that we refer to as ENvision, Architect, Build and Launch, and Evolve.

   ENvision. In the ENvision phase, we explore the client's business from the perspective of its various constituencies, including its customers, employees, vendors and other affected parties. We determine the business models that competitors could pursue and design appropriate countermeasures. We also consider the impact of emerging technologies and identify existing assets of the client that are relevant to its Internet strategy.

   After creating a portfolio of Internet initiatives for our clients, we work with them to prioritize these initiatives on the basis of both quantitative and qualitative metrics. These metrics include organizational readiness for adoption of new technologies or a new business model, value creation potential, complexity of implementation and resource requirements. We believe prioritization of Internet initiatives enables our clients to maximize the value of their Internet strategy by pursuing their initiatives in a logical sequence. We further believe that this prioritization is essential to the development of a long-term business strategy that will enable the client to respond quickly and cost effectively in the evolving Internet economy.

   Architect. In the Architect phase, we start to implement the client strategy by preparing a blueprint to guide the construction of a new Internet business model or solution. We begin by designing the functional aspects of the Internet solution and creating the structural and technical design for the application. We provide the client with a clear understanding of how the Internet strategy will work, the resources needed to implement and manage the strategy and the time required to launch the new business model or solution. We specifically design technology architectures to be highly scalable, secure and flexible so that solutions may ultimately extend to new devices and technologies.

   Build and Launch. In the Build and Launch phase, we implement the Internet solution or new business model. Our services in the Build portion of this phase include application development, systems integration, quality assurance testing and initial launch in a test environment. Our services in the Launch portion of this phase include development of marketing activities, design and creation of customer service and technical support infrastructures, implementation of training programs, and establishment of tracking mechanisms to evaluate performance of the Internet solution or new business model.

   Evolve. Following the Build and Launch phase, a client's success will depend, in part, upon its ability to continually adapt its business model to the changing requirements of the Internet economy. To help them succeed, our methodology includes a post-Build and Launch phase that we call Evolve. In the Evolve phase, we reexamine the prioritization of the Internet initiatives developed during the ENvision phase, evaluate knowledge gained from the Architect and Build and Launch phases of the engagement and examine the applicability to the client of knowledge that we have developed in other client engagements. We believe that the Evolve phase is central to fostering long-term client relationships.

ZEFER Competencies

   Our ENABLE delivery model integrates our competencies in the following four areas:

   Business Strategy. Our business strategy consultants have backgrounds in both Internet and management consulting. We believe that this combination brings our clients fresh perspectives as well as seasoned industry expertise. These consultants develop strategies on an iterative basis with our clients to address the full spectrum of the client's business strategy. They identify initiatives for the client's Internet business model, position the business in existing and new markets and establish financial metrics to measure the success of the model.

   Experience Design. Our experience design consultants have backgrounds in visual design, cognitive engineering and website architecture. These skillsets enable our consultants to design Internet solutions that provide compelling user experiences while accomplishing the business objectives of our clients.

   Technology. Our team of technology experts is experienced at developing and integrating complex Internet applications. These professionals include technical architects, programmers, integration specialists, security experts and planning and testing experts. Our technology consultants have expertise in the latest Internet technologies, including programming languages such as EJB, XML and Microsoft DCOM. They also have significant experience in integrating Internet applications with existing computing architectures.

   Program Management. Our program management professionals bring skills in the management of large, complex client projects to our client engagements. These professionals possess expertise in requirements management, project planning and tracking, communications and risk management. As the scale of Internet projects in the third wave increases, project managers play an increasingly important role in the rapid delivery of high quality solutions.

Representative Client Engagements

   The following case studies describe client engagements that are representative of the range of strategy-led Internet professional services that we provide to our clients. The client engagements described below represent an aggregate of 16% of our revenues for the period from our inception (March 18, 1999) to December 31, 1999, with average revenues per engagement in 1999 of approximately $793,000. We have recognized revenues for the period from our inception to the date of this prospectus of at least $250,000 from each of these clients.

                          Publicaciones Semana is a Colombian publisher of multiple information and entertainment magazines.

[LOGO OF SEMANA.COM]

   Semana engaged us to help them analyze the fundamental business ramifications of taking an information-based company online. The Internet represents both an opportunity and a challenge to print-based publishing firms such as Semana as the publishing industry becomes increasingly electronically based. Other key aspects of this engagement included the need to address the low level of penetration of the Internet in Latin America and to understand local culture.

   We developed a portfolio of strategic options for Semana after conducting a comprehensive analysis to understand the needs of the end user and a detailed process diagnosis to see where Semana could streamline or eliminate production steps. For Semana's core media properties, we recommended and implemented a comprehensive editorial process by which edits can be made via the web. This editorial process is linked to Semana's internal computer systems such that the transition from the old system to the new is seamless. We concurrently identified an opportunity to take advantage of the Semana brand in new areas of Internet business, including the introduction of the online magazine, Semana.com. We also worked with Semana to acquire, build and extend a portal search engine business based in Colombia, LaCiudad.com.

   We worked with Semana to launch LaCiudad.com and Semana.com in 20 weeks. We are now working with Semana to further enhance the sites' capabilities and begin a strategy to build a portfolio of Latin American Internet properties.

                     foodline.com is a privately held telephone and online restaurant guide and reservation network.

[LOGO OF FOODLINE]

   foodline.com engaged us in early 1999 to assist it in developing its Internet business. foodline's objective was to build on its existing electronic restaurant guide by adding an online restaurant reservation system.

   We began this engagement by conducting a strategic study and analysis of foodline's Internet vision and business model with the goal of helping it to rapidly deploy a technically scalable and robust solution. We addressed the strategic components and technical underpinnings that foodline's reservation site would need, including a business model with multiple revenue streams and a scalable information architecture.

   We worked with foodline to develop and implement a solution that permits end users to log onto foodline.com to research dining options according to their preferences and seating availability. This application also confirms reservation times online. Credit card processing is incorporated into the site to guarantee reservations.

   The scalable nature of this solution has allowed foodline to quickly expand to new cities. After initial implementation in Boston, foodline introduced the solution to New York, San Francisco and Philadelphia with relatively little incremental cost. Anthony K. Tjan, our Executive Vice President and a member of our board of directors, sits on the board of advisors of foodline. Mr. Tjan is not compensated for his services on the board of advisors.

                      The Children's Place is a specialty retailer of high quality, value-priced apparel and accessories for children with over 280 stores in the United States.
[LOGO OF THE CHILDREN'S PLACE]

   In July 1999, The Children's Place approached us with a twofold objective:
(1) create an overarching Internet vision and strategy and (2) develop and launch the company's first e-commerce initiative, childrensplace.com, in time for the holiday buying season. We began the engagement with an intensive strategic planning and blueprinting phase in which we developed a staged e-commerce strategy that would allow for a first phase launch in 16 weeks.

   In the first phase launch, we integrated several vendor applications and a technical architecture that we custom designed for The Children's Place. These applications include such features as a mix-and-match capability that allows the user to construct outfits, a magnifying feature that rolls a view enhancer over the clothes and a gift registry, Additionally, the site uses dHTML technology, thereby keeping the site easy to use.

   Childrensplace.com enabled The Children's Place to reach a new customer base outside of its traditional store-based customers in the eastern United States. The site has received positive customer feedback and recently was featured on a national television news program.

   After the initial launch, we collaborated with The Children's Place to change the site's look and feel to reflect the upcoming spring 2000 transition fashion line. Because we had designed the site to be scalable and adaptive, we were able to implement the release of an entirely refreshed site only weeks after the initial launch. Part of the longer-term Internet strategy that we have developed with The Children's Place is to evolve childrensplace.com into a destination site for children.


                      Zuellig Pharma is a healthcare product distributor and healthcare information delivery company in the Asia Pacific region. Zuellig Pharma provides exclusive distribution and information-based services for the largest pharmaceutical manufacturers in the world and to leading hospitals, pharmacies and clinics in 22 Asian countries.
                            [LOGO OF ZUELLIG PHARMA]

   Zuellig Pharma engaged us to develop an Internet-based strategy to secure its position in the market and provide a foundation for future Internet initiatives. We helped Zuellig Pharma define a strategy to better service

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

its suppliers by providing real-time access to sales and supply chain information about the thousands of products Zuellig Pharma distributes in the region. In just 16 weeks, we designed a system that allows Zuellig Pharma's internal computer network to tie into the internal computer networks of its suppliers over the Internet. This type of system is called an "extranet."

   We helped design Zuellig Pharma's business-to-business extranet with the technical architecture needed to support a complex structure. The technical architecture supports integration with the client's existing computer systems to facilitate future enhancements or extensions. The web site functionality permits a faster flow of information to users by incorporating a mechanism for analyzing data in a secure fashion. This approach provides increased flexibility and functionality by allowing users access to various levels of online tools and catalog views based on their security level.

   The site delivers a combination of real-time and historical sales information to both the pharmaceutical manufacturers that supply Zuellig Pharma and the company's sales teams and country managers. The site is designed with multicurrency and multilingual functionality to accommodate Zuellig Pharma's multinational operations.


                                    Greenlight.com is an online automobile
                                    retailer.
[LOGO OF GREENLIGHT.COM/TM/]

   Greenlight.com engaged us to assist it in building a dot-com business that would use the Internet to transform the entire car buying experience, from model selection to delivery.

   In just 10 weeks, we developed Greenlight.com's website in such a way as to provide a satisfying customer car buying experience while maintaining a technological infrastructure able to adapt to the aggressive growth targets established by Greenlight.com. We designed a personalized area called My Showroom that allows users to compare specific models in which they are interested. My Showroom saves that information so that users may return to check on price updates or to edit the vehicle configuration. In addition to creating Greenlight's consumer website, we also developed a comprehensive system to help account managers track customer orders, manage dealer relationships, create vehicle options packages and edit pricing. We continue to work with Greenlight.com to refine its business model and the functionality of the site.

Sales and Marketing

   Our marketing strategy is to build the ZEFER brand in order to solidify our presence in the competitive market for Internet professional services. Our strategic marketing programs include advertising in major publications, direct mailings, Internet campaigns, speaking engagements and other sponsored marketing events, including executive seminars with The Wall Street Journal Interactive. We have also retained an outside public relations and advertising firm to assist us with our marketing efforts. Our marketing efforts include the use of such phrases as "from digital vision to business results."

   Our direct field marketing and sales organization sells and promotes our services to both dot-com and traditional businesses. In addition, our senior consultants and members of our management, many of whom are well recognized in the Internet and strategic consulting industries, frequently participate in establishing contacts with potential clients and securing client engagements. Many of our sales leads are also generated by our marketing initiatives or are the result of referrals from the parties with whom we have alliances.

Clients

   During the period from inception (March 18, 1999) through December 31, 1999, we derived approximately 69% of our revenues from services performed for traditional businesses and approximately 31% from dot-com businesses. During 1999, no client represented more than 10% of our revenues. Most of our clients are located in the United States, although we have performed engagements for international clients.

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


   Our clients listed below have worked with our multidisciplinary teams and reflect our mix of traditional and dot-com clients. During the period from our inception (March 18, 1999) to the date of this prospectus, we recognized revenues of at least $250,000 from each of these clients.

                   Accompany                        IONA Technologies
                   Barclays                         MoveCentral
                   ebDirect                         Neopost Online
                   enTotal.com                      Publicaciones Semana
                   Federated Investors              Siemens
                   foodline.com                     SimplyHealth.com
                   Gillette                         The Children's Place
                   Gordon Brothers                  Winebid.com
                Group                               Zuellig Pharma
                   Greenlight.com
                   Houston Cellular

Knowledge Management

   Our knowledge management system, which we call ZEFER 360(degrees), is an internally developed software application that encompasses the Internet, our internal intranet and extranets with clients and parties with whom we have alliances. ZEFER 360(degrees) affords our employees, clients and vendors customized access to our research, knowledge, expertise and tools.

   ZEFER 360(degrees) improves productivity by:

  . supporting knowledge capture and transfer;

  . promoting experience sharing by accumulating and storing knowledge gained from past and current projects, internal and external databases and contact information from consultants with specific expertise;

  . facilitating training with resource materials, handouts and training sessions that can be carried live for remote users; and

  . facilitating internal and external relationship building and innovation.

   We have a dedicated knowledge management team to support and continually develop ZEFER 360(degrees).

Talent, Career Development and Culture

   Talent. We dedicate significant resources to identifying and recruiting students from top educational institutions and professionals from other businesses. Our corporate human resources staff focuses on executive, managerial, business and technical recruiting, as well as college and MBA recruiting, to identify professionals with the background and experience required to provide our service offerings. Our corporate staff in turn supports dedicated regional recruiters who manage the local recruiting process.

   We hold onsite evening recruiting events, called "Z nights," on a regular basis to allow candidates to experience our culture and to meet future co-workers. We have established relationships with selected search firms, agencies and contract recruiters who supplement our in-house recruiting efforts. Approximately one-third of our employees are referred to us by existing employees, whom we reward with cash incentives and special prizes.

   Career Development. We believe that challenging work and continuing education are critical to retaining talented employees. All new employees participate in the ZEFER Acceleration Program, which is an intensive, week-long orientation program that provides experience in our culture, values, management practices and philosophy. We also regularly offer professional development courses and a formal skills-based curriculum. We are constructing a 12,000 square foot innovation and training center in Boston. We expect to complete this center by the second quarter of 2000.

   Culture. We work in multi-disciplinary teams and support a culturally and demographically diverse workplace. We respect individual expression, freedom of thought and action. While we are passionate about our work, we value the other components of our lives and respect personal and professional balance. We are committed to exceeding the expectations of our clients and ourselves through the quality of our work, our focus on client service and our investment in the professional development of our people.

Competition

   We compete in the new and emerging Internet professional services market. This market is highly competitive. Many of our competitors have longer operating histories, better name recognition, larger client bases and greater financial, technical, marketing and public relations resources than we. Because the Internet professional services market has relatively low barriers to entry, we believe competition will intensify as the market evolves.

   Our principal competitors include:

  . Internet-focused professional service firms, such as Proxicom, Razorfish, Scient and Viant;

  . strategic management consulting companies, such as Booz-Allen & Hamilton, Boston Consulting Group, Andersen Consulting and McKinsey & Company;

  . traditional IT service and systems integration firms, such as the Big Five accounting firms, Cambridge Technology Partners, Computer Sciences Corporation, IBM and Sapient; and

  .  internal IT departments of our prospective clients.

   We believe that the key competitive factors are integrated and multidisciplinary business strategy, experience design and technology skills, company reputation for Internet expertise, strategic insight and implementation excellence, strategic project management and large-scale program management capabilities and an ability to provide services in a timely and cost-effective manner. We believe that we compete successfully with respect to each of these competitive factors.

Proprietary Rights

   We have developed processes, skillsets, technologies, software and methodologies, including our ENABLE methodology, that we consider to be proprietary. We have tried to protect our proprietary rights through reliance on a combination of trade secret, copyright and trademark laws. In particular, we require our employees to sign a confidentiality and invention assignment agreement upon employment with us which provides that they must maintain the confidentiality of our intellectual property and that any intellectual property that they create while employed by us belongs to us.

   We are in the process of registering the trademark "ZEFER" with the United States Patent and Trademark Office. We intend to make such other state and federal filings as we believe are appropriate to protect our intellectual property rights.

Employees

   As of December 31, 1999, we had a total of 481 employees, including 312 billable employees in our competencies of business strategy, experience design, technology and program management. None of our employees is represented by a labor union. We consider our employee relations to be good.

Facilities

   Our principal executive offices are located in an 18,600 square foot leased facility in Boston, Massachusetts. The lease for this facility expires in August 2004. We also lease an additional 70,800 square feet of office space in Boston. The leases of this additional space expire at various times through December 2005. We also lease an aggregate of 142,600 square feet of office space in Chicago, New York, Pittsburgh and San Francisco. We believe that our facilities are satisfactory for our current needs.

Legal Proceedings

   From time to time we may be involved in litigation that arises in the normal course of business operations. As of the date of this prospectus, we are not involved in any material litigation.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and their respective ages and positions as of March 31, 2000, are as follows:

              Name              Age                   Position
              ----              ---                   --------
 William A. Seibel.............  48 Chairman of the Board, President and Chief
                                    Executive Officer
 Gerard E. Dube................  45 Executive Vice President, Client and Market
                                    Development
 Sean W. Mullaney..............  39 Executive Vice President for Enterprise
                                    Development, General Counsel, Secretary and
                                    Assistant Treasurer
 James H. Slamp................  45 Executive Vice President, Chief Financial
                                    Officer, Treasurer and Assistant Secretary
 Martha L. Stephens............  41 Executive Vice President for People
 Anthony K. Tjan...............  29 Executive Vice President and Director
 Francis J. Torbey.............  42 Chief Technology Officer and Executive Vice
                                    President of Unified Services
 Thomas J. Waite...............  42 Executive Vice President of Business
                                    Strategy and Strategic Marketing
 Philip A. Canfield+...........  31 Director
 Masood Jabbar*................  50 Director
 Catherine Viscardi Johnston+..  46 Director
 David A. Lubin+*..............  49 Vice Chairman of the Board of Directors
 Timothy P. McAdam.............  31 Director
 Richard L. Nolan*.............  58 Director
 Bruce V. Rauner...............  43 Director

---------------------
*  Member of Audit Committee
+  Member of Compensation Committee

   William A. Seibel has served as our President and Chief Executive Officer and a Director since March 1999 and as Chairman of the Board since January 2000. Mr. Seibel was part of the original management team with Cambridge Technology Partners, an international management consulting and systems integration company, serving in various capacities from 1991 through March 1999, most recently as Executive Vice President of the Americas. Previously, Mr. Seibel held various senior executive positions with Index Technologies, an information technology services firm, and Dun & Bradstreet Software, Inc., a software company. As our chief executive officer, Mr. Seibel was elected to the board of directors pursuant to the stockholders agreement.

   Gerard E. Dube has served as our Executive Vice President, Client and Market Development since August 1999. From April 1994 through July 1999, Mr. Dube was with Computer Sciences Corporation, an information technology services company, most recently serving as President, Integrated Business Services.

   Sean W. Mullaney joined us in March 1999 as our Executive Vice President for Enterprise Development, General Counsel, Secretary and Assistant Treasurer. From February 1998 through February 1999, Mr. Mullaney was Vice President of Mergers and Acquisitions for Renaissance Worldwide, Inc., an information technology services firm. Mr. Mullaney was an attorney for Ropes & Gray, a Boston law firm, specializing in mergers and acquisitions and securities law, from 1993 through January 1998.

   James H. Slamp has served as our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since September 1999. From 1995 through August 1999, Mr. Slamp was Corporate Controller of Diamond Technology Partners, Incorporated, a management and e-commerce consulting firm. Prior to working at Diamond, Mr. Slamp was Corporate Controller of Ivex Packaging Corporation, a manufacturer of paper and plastic products, from 1990 through 1995. Mr. Slamp is a certified public accountant formerly associated with PricewaterhouseCoopers LLP.

   Martha L. Stephens has served as our Executive Vice President for People since March 1999. Ms. Stephens founded the Green Leaf Consulting Group, Inc., a consulting firm, in March 1997 and served as its President until February 1999. Ms. Stephens also worked at International Data Group, Inc., an information technology services group, where she served in several capacities from October 1987 to March 1997, most recently serving as the Corporate Vice President of Human Resources. Ms. Stephens has also been an adjunct faculty member at Bentley College since 1994 and taught classes at Babson College from 1997 to 1999.

   Anthony K. Tjan has served as our Executive Vice President and a director since May 1999. In March 1998, Mr. Tjan co-founded Original ZEFER and served as its Chief Executive Officer until April 1999. From June 1994 through June 1996, Mr. Tjan was a consultant with McKinsey & Company, a global strategic management consulting firm. Prior to working at McKinsey & Company, Mr. Tjan worked on the external staff of the World Economic Forum Foundation, an international think tank, in Geneva, Switzerland on various projects from June 1992 through January 1995. Mr. Tjan also serves on the Board of Advisors for several Internet companies, including Accompany, Foodline.com, Mexico.com and Netyear. Mr. Tjan was elected to the board of directors as the nominee of Mr. Seibel pursuant to the stockholders agreement.

   Francis J. Torbey has served as our Chief Technology Officer and Vice President of Unified Services since March 1999. From June 1996 through February 1999, Mr. Torbey served as the Senior Vice President, Application Development with Infinium Software, an enterprise software company. Prior to joining Infinium, he was a vice president at Landmark Systems Corporation, a software company, from January 1993.

   Thomas J. Waite has served as our Executive Vice President of Business Strategy and Strategic Marketing since September 1999. Mr. Waite co-founded Waite & Company, a strategic management consulting firm, in 1995 and served as its Managing Partner. Prior to founding Waite & Company, he was Senior Vice President of Innovation and Marketing for CSC Index, an information technology services firm, from 1986 through 1995. Previously, he was with McKinsey & Company.

   Philip A. Canfield has been on our board of directors since April 1999. He has been a principal at GTCR Golder Rauner, L.L.C., a private equity and venture capital firm, since 1997 and was an associate from 1992 until 1997. Mr. Canfield is also a director of AETEA Information Technology, Inc., VISTA Information Technologies, Inc., AppNet, Inc., FutureNext Consulting, Inc., Metamor Software Solutions, Inc. and netASPx, Inc. Mr. Canfield was elected to the board of directors as a nominee of GTCR pursuant to the stockholders agreement.

   Masood Jabbar has been on our board of directors since December 1999. Mr. Jabbar has held various positions at Sun Microsystems, Inc. since 1986, most recently serving as the President of the Computer Systems Group. Mr. Jabbar was elected to the board of directors as an independent director chosen jointly by GTCR and Mr. Seibel pursuant to the stockholders agreement.

   Catherine Viscardi Johnston has been on our board of directors since February 2000. Since November 1999, Ms. Johnston has engaged in private investing activities. Ms. Johnston served in a variety of positions with Conde Nast Publications, a magazine publisher, from 1977 through 1993, and again from March 1995 through November 1999, most recently serving as Publisher of Mademoiselle and, since December 1996, as Executive Vice President. She also serves on the Board of Directors of the Ad Council and on the Board of Trustees of Manhattanville College. Ms. Johnston was elected to the board of directors as an independent director chosen jointly by GTCR and Mr. Seibel pursuant to the stockholders agreement.

   David A. Lubin has been on our board of directors since June 1999 and has served as our Vice Chairman of the board of directors since April 2000. Since January 1999, Mr. Lubin has engaged in private investing activities. From August 1997 through December 1998, Mr. Lubin served as the Managing Director of Renaissance Worldwide, Inc. From December 1993 through August 1997, Mr. Lubin served as the Treasurer and Co-Chairman of Renaissance Solutions, Inc., a strategy consulting firm. Mr. Lubin was elected to the board of directors as an independent director chosen jointly by GTCR and Mr. Seibel pursuant to the stockholders agreement.

   Timothy P. McAdam has been on our board of directors since April 1999. He has been a vice president at GTCR since 1998 and was an associate from 1996 to 1998. Mr. McAdam worked as an analyst at Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment bank, from 1990 through 1991 and as an associate at TA Associates, a venture capital firm, from 1991 through 1994. He is a director of International Computer Graphics and U.S. Fleet Services. Mr. McAdam was elected to the board of directors as a nominee of GTCR pursuant to the stockholders agreement.

   Richard L. Nolan has served as a member of our board of directors since June 1999. Mr. Nolan has served as the William Barclay Harding Professor of Management of Technology at the Harvard Business School since 1991. Mr. Nolan was elected to the board of directors as an independent director chosen jointly by GTCR and Mr. Seibel pursuant to the stockholders agreement.

   Bruce V. Rauner has served as a member of our board of directors since February 2000. Mr. Rauner is the managing principal of GTCR and has been a principal of GTCR since 1981. Mr. Rauner is also a director of AnswerThink Consulting Group, Inc., AppNet, Inc., Coinmach Laundry Corporation, divine interVentures, Inc., Polymer Group, Inc., Province Healthcare, Inc. and U.S. Aggregates. Mr. Rauner was elected to the board of directors as a nominee of GTCR pursuant to the stockholders agreement.

Executive Officers

   Each officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Election of Directors

   The board of directors is divided into three classes, each of whose members serves for a staggered three-year term. Messrs. McAdam, Nolan and Tjan serve in the class whose term expires in 2001, Messrs. Jabbar, Lubin and Rauner serve in the class whose term expires in 2002 and Messrs. Canfield and Seibel and Ms. Johnston serve in the class whose term expires in 2003. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

   The employment agreement that we entered into with Mr. Tjan on April 30, 1999 provides that we shall cause Mr. Tjan to be elected as a director of our company. The stockholders agreement discussed in "Certain Relationships and Related Transactions" below provides that, until the consummation of this offering, each party to that agreement will vote all shares of our capital stock held by such party to elect the following persons to our board of directors: Mr. Seibel and one of our executives designated by the chief executive officer, three representatives of GTCR and four independent persons chosen jointly by GTCR and the chief excutive officer. Mr. Tjan has been designated by our chief executive officer, Messrs. Rauner, Canfield and McAdam have been designated by GTCR, and Messrs. Jabbar, Lubin and Nolan and Ms. Johnston have been chosen jointly by GTCR and our chief executive officer.

Compensation of Directors

   We provide non-employee directors with a per diem of $1,000 for each meeting of the board of directors or its committees that they attend to reimburse them for their expenses incurred. Upon his election to the board in June 1999, Mr. Nolan received a nonstatutory stock option to purchase 30,000 shares of common stock, which is now exercisable for 40,000 shares of common stock as a result of our stock split effective as of December 1, 1999. Upon his election to the board in mid-December 1999, Mr. Jabbar received a nonstatutory stock option to purchase 30,000 shares of common stock. Upon her election to the board in February 2000, Ms. Johnston received a nonstatutory stock option to purchase 30,000 shares of common stock. In April 2000, we granted a nonstatutory stock option to Mr. Lubin to purchase 50,000 shares of common stock. The options granted to these non-employee directors, which have a weighted average exercise price of $7.07 per share, vest over a four-year period in equal annual installments. All directors are eligible to receive additional grants of options under our stock incentive plans. Messrs. Jabbar and Lubin have also invested in our common stock as described in "Certain Relationships and Related Transactions--Additional Equity Purchases by Management."

Board Committees

   Our board of directors has an audit committee and a compensation committee. The audit committee consists of Messrs. Jabbar, Lubin and Nolan. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of the audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions. The compensation committee consists of Messrs. Canfield and Lubin and Ms. Johnston. The compensation committee administers our stock plans and makes decisions concerning salaries and incentive compensation for our employees.

Innovation Advisory Board

   We have established an Innovation Advisory Board to enhance the development of intellectual capital for our service offering. Members have agreed to devote up to 12 days per year to develop intellectual capital, participate in educational forums and mentor our innovation team leaders. We compensate Innovation Advisory Board members for their services with cash, stock options or both, which we determine on an individual basis. The current members of the Innovation Advisory Board are:

   Pamela Alexander is President and Chief Executive Officer for Alexander Ogilvy Public Relations Worldwide. Ms. Alexander is a member of numerous technology industry organizations and associations, including the editorial board of Red Herring Communications and the board of directors of the Technology Network, a bipartisan public policy and political advocacy organization addressing the interests of the technology industry.

   Ian O. Angell, Ph.D. is Professor of Information Systems at the London School of Economics. He is a lecturer and author on the subject of information systems and their effect on social, economic and organizational issues whose work includes the book Information Systems Management: Opportunities and Risks and The New Barbarian Manifesto: How to Survive the Information Age.

   Peter Block is an author and consultant whose work centers on ways to bring service and accountability to organizations and communities. He is the author of Flawless Consulting: A Guide to Getting Your Expertise Used, The Empowered
Manager: Positive Political Skills at Work and Stewardship: Choosing Service Over Self Interest. Mr. Block has joined with the Association for Quality and Participation to create The School for Managing & Leading Change, a program designed for the public and private sector to learn how to redesign the workplace.

   Miles Braffett is Vice President and Chief Information Officer of BMG Entertainment and is responsible for worldwide information systems and technology (IS&T). Prior to this position, Mr. Braffett served as Vice President IS&T, North America.

   Jay Chiat co-founded Chiat/Day in 1962 and grew the business into an advertising agency whose clients included Apple, Nike and Energizer. Advertising Age named Chiat/Day Agency of the Year in 1980 and 1988, and Agency of the Decade in 1989. Mr. Chiat has been Chief Executive Officer of ScreamingMedia, an Internet company that distributes custom-filtered content to web sites, since 1998.

   Clayton Christensen, D.B.A. is a Professor of Business Administration at the Harvard Business School with a joint appointment in Technology and Operations Management and General Management. Mr. Christensen is an award-winning researcher and writer who focuses on developing organizational capabilities and finding markets for new technologies. Mr. Christensen is the author of The Innovator's Dilemma: When New Technologies Cause Great Firms to Fail.

   Eric K. Clemons, Ph.D. is Professor of Operations, Information Management and Management at The Wharton School, where he has been a researcher and educator since 1976 in the areas of information technology and business strategy. He works with major corporations to study impacts of information technology on the future of their firms and industries and is the author of many papers in these fields.

   Jeffrey Dunn has served as Chief Operating Officer of Nickelodeon since 1996. Prior to joining Nickelodeon in 1993, Mr. Dunn served in a variety of marketing and general management positions for Arthur D. Little, Bank of Boston and Time magazine.

   Christopher Gopal, Ph.D. was partner and head of Ernst & Young LLP's global and national supply chain services. He was also Vice President of Worldwide Operations at Dell Computer. Mr. Gopal is the author of three books and several articles dealing with information management, e-commerce and supply chain management. Mr. Gopal is currently the Vice President, Information and Services at Cmetric, Inc., a communications company.

   Clive Holtham is Bull Information Systems Professor of Information Management and head of the Department of Management Systems and Information at the City University Business School of London. He has served as an expert advisor to the European Parliament and authored Executive Information Systems and Decision Support. Mr. Holtham has also authored numerous white papers and research studies in the areas of application of information management, flexible learning infrastructure and applied knowledge management.

   Rolf Jensen is Director of the Copenhagen Institute for Future Studies, where he lectures and orchestrates strategic scenarios. Mr. Jensen is a speaker at international conferences and other seminars, including McKinsey & Company and the Stockholm Business School, and he recently published The Dream Society:
From Information to Imagination.

   Robert Johansen, Ph.D. has been the President of the Institute for the Future since 1996. He was one of the first social scientists to explore the human and organizational impacts of new communications and computing innovations. He is the principal author of Teleconferencing and Beyond:
Communications in the Office of the Future and a frequent speaker on topics relating to emerging information technologies and their potential advantages and disadvantages to users.

   Moshe Rubinstein, Ph.D. is a professor at the University of California at Los Angeles School of Engineering and Applied Science, director of the "A-B-C" Corporate Network at the Anderson School at UCLA and faculty director of the Creativity and Innovation in the Organization Program. Mr. Rubinstein is a Fulbright Hays Fellow and has written eight books, including Patterns of Problem Solving and Tools for Thinking and Problem Solving, as well as over 100 articles. His latest book is The Minding Organization, which he co-authored.

   Bo Saxberg, Ph.D. is Vice President, Advanced Communications at Johnson & Johnson, where he leads efforts in medical informatics and focuses on current and future new business opportunities related to the management of information to health care delivery. Prior to joining Johnson & Johnson in 1995, Mr. Saxberg was Director of Information Sciences at Eli Lilly. There he led the development of Eli Lilly's Internet home page and interactive health models and other applications of medical informatics.

   Don Schultz, Ph.D. is Professor of Integrated Marketing Communications at Northwestern University, where he has been a professor since 1977. He has consulted, lectured and held seminars throughout the world on integrated marketing communication, marketing, advertising, sales promotion and communication management. His articles have appeared in numerous marketing and advertising publications and he is author or co-author of seven books, including Integrated Marketing Communications, Strategic Advertising Campaigns, Essentials of Advertising Strategy and Strategic Newspaper Marketing. He was the founding editor of the Journal of Direct Marketing.

   Michael Shamos, Ph.D. is Co-Director of the Institute for eCommerce at Carnegie Mellon University, and is the principal systems scientist for the School of Computer Science. He has received numerous awards and co-authored Computational Geometry: An Introduction. He has been a member of the editorial board for Journal of Electronic Commerce Technology and Pittsburgh Journal of Technology, Law and Policy and has held president positions for Unus, Inc., a database publishing software company, and Lexeme Corporation, a software language translation products company.

   Robert Tien, M.D., M.P.H. is a founder and Chairman of the Board of Electronic Business International. He is Vice President of the International Scientific Advisory Board for the American Academy of Anti-Aging Medicine and serves on the board of directors of Orchid BioSciences, Inc. He has several academic and hospital appointments, including a tenured Professorship at Duke University Medical Center, where he was Director of Neuroradiology and Director of Neuro-MR from 1991-1996. He has authored or co-authored more than 160 papers.

   Hal Tovin is President and Chief Executive Officer of Citizens e-Business and a member of Citizens' Executive Committee. Mr. Tovin directs Citizens' web evolution, on-line banking growth and the development and implementation of strategic alliances for the Internet. Prior to his current assignment, Mr. Tovin was Group Executive Vice President, Chief Marketing Officer and Director of Convenience Banking.

   Hal Varian, Ph.D. is the Dean of the School of Information Management and Systems at the University of California at Berkeley and also holds joint appointments in the Haas School of Business and the Department of Economics. Mr. Varian has published numerous papers in economic theory, econometrics, industrial organization, public finance and the economics of information technology, and has received several awards and honors. He is the author of the recent book Information Rules: A Strategic Guide to the Network Economy.

   Arnold Wasserman is a design management consultant specializing in innovation strategy for corporations in the U.S., Europe and Asia. He has held positions of Vice President of Corporate Industrial Design/Human Factors at NCR, Xerox and Unisys Corporation. Mr. Wasserman is the former Dean of the Pratt Institute's School of Design. Mr. Wasserman writes regularly on design, strategy, management and innovation and he has received numerous awards for his designs of business equipment and consumer products.

Executive Compensation

   The following table sets forth the total compensation paid or accrued for the year ended December 31, 1999 to our Chairman of the Board, President and Chief Executive Officer and four other most highly compensated executive officers at year end. We refer to all of these officers collectively as our Named Executive Officers. The amounts in the "Bonus" column represent bonuses for services performed during 1999. The $4,212 in "All Other Compensation" represents the payment of a term life insurance premium. Please see "--Senior Management Agreements."

                           Summary Compensation Table

                                                      Annual
                                                   Compensation
                                                 -----------------
                                                                    All Other
Name and Principal Position                       Salary   Bonus   Compensation
---------------------------                      -------- -------- ------------
William A. Seibel............................... $267,921 $267,500    $4,212
 Chairman of the Board, President
 and Chief Executive Officer

Sean W. Mullaney................................  152,300   48,125       --
 Executive Vice President for Enterprise
 Development
 and General Counsel

Martha L. Stephens..............................  143,000   58,333       --
 Executive Vice President for People

Anthony K. Tjan.................................  143,300   66,500       --
 Executive Vice President

Francis J. Torbey...............................  143,100   58,333       --
 Chief Technology Officer
 and Executive Vice President of Unified
 Services

   In March 2000, we granted nonstatutory stock options to Mr. Mullaney, Ms. Stephens, Mr. Tjan and Mr. Torbey to purchase 30,000, 10,000, 30,000 and 100,000 shares of our common stock, respectively. These options have an exercise price of $11.00 per share and vest over a four-year period in equal annual installments. In April 2000, we granted a nonstatutory stock option to Mr. Seibel to purchase 50,000 shares of our common stock. This option has an exercise price of $11.00 per share and vests over a four-year period in equal annual installments.

Benefit Plans

   1999 Incentive Plan. Our 1999 Incentive Plan was adopted by our board of directors and approved by our stockholders in June 1999. In January 2000, we increased the shares available for issuance under the 1999 Incentive Plan to 22,666,666.

   This incentive plan provides for the grant of options intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock and non-stock based awards.

   Officers, employees and other persons who provide services to us are eligible to receive awards under the this incentive plan. No participant may receive any award for more than 1,000,000 shares in any calendar year.

   Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. The board of directors or an appointed committee may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant, which in no event may be less than the par value of the underlying stock.

   The board of directors has directed the compensation committee to administer this incentive plan. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. Subject to any applicable limitations contained in this incentive plan, the compensation committee:

  .  determines eligibility for and selects the recipients of awards;

  .  determines, modifies and waives the terms and conditions of any award;

  .  prescribes forms, rules and procedures, which it may modify or waive;

  .  interprets the plan; and

  . otherwise does all things necessary to carry out the purposes of the plan.

   In the event of mergers, liquidations or other acquisition events described in the plan, our board of directors may do any or all of the following:

  .  cause any or all outstanding awards to be exercisable;

  .  vest all awards;

  .  accelerate all deferrals;

  .  make a cash payment to settle the award; or

  . provide for the assumption or substitution of all awards with that of the acquiring or surviving entity.

   No ISOs may be granted under this incentive plan after May 21, 2009, but the vesting and effectiveness of ISOs previously granted may extend beyond that date. The compensation committee may at any time amend, suspend or terminate this incentive plan, except that no such amendment will, without the approval of our stockholders, effectuate a change for which stockholder approval is required in order for this incentive plan to continue to qualify under Section 422 of the Internal Revenue Code and for awards to be eligible for the performance-based exception under Section 162(m) of the Internal Revenue Code.

   1999 Stock Option Plan. Our 1999 Stock Option Plan was adopted by our board of directors and approved by our stockholders in June 1999. Up to 2,000,000 shares of common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under this option plan. Employees, consultants and advisers of businesses that we acquire are eligible to receive nonstatutory stock options under this option plan.

   Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. The board of directors or an appointed committee may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant, which in no event may be less than the par value of the underlying stock.

   The board of directors has directed the compensation committee to administer this option plan. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. Subject to any applicable limitations contained in this option plan, this compensation committee:

  .  selects the recipients of options;

  .  determines the number of shares of stock subject to each option;

  .  determines the terms and conditions of each option;

  . adopts, amends and rescinds rules and regulations for the administration of the plan; and

  . interprets the plan, decides any questions and settles all controversies and disputes that may arise in connection with the plan.

   In the event of a merger, liquidation or other acquisition event, our board of directors may do any or all of the following:

  . cause any or all outstanding options to be exercisable immediately prior to the consummation of such transaction;

  .  make a cash payment to settle the option; or

  . provide for the assumption or substitution of all options by the acquiring or surviving entity.

   No award may be granted under this option plan after June 2009, but the vesting and effectiveness of options previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the option plan.

   2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan was adopted by our board of directors and approved by our stockholders in March 2000. The purchase plan authorizes the issuance of up to a total of 500,000 shares of our common stock to participating employees.

   Employees who are customarily employed for more than five months per year, including our directors who are employees and employees of any participating subsidiaries, are eligible to participate in the purchase plan.

   Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of December 31, 1999, approximately 480 of our employees would have been eligible to participate in the purchase plan.

   On the first day of a designated payroll deduction period, or "offering period," we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize between 1% to 10% of his or her base pay to be deducted by us from his or her base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the per share closing price of our common stock on either the day before the first day of the offering period or the last day of the offering period, whichever is lower. In no event may an employee purchase under the purchase plan in any year a number of shares which exceeds the number of shares determined by dividing $25,000 by the average market price of a share of common stock on the commencement date of the offering period.

   The first offering period under the purchase plan will be approximately one year long. The board of directors will choose the timing and length of subsequent offering periods.

   An employee who is not a participant on the last day of the offering period is not entitled to exercise any option and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason.

   401(K) Plan. In June 1999, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan.

Senior Management Agreements

   William A. Seibel. On March 23, 1999, we entered into a senior management agreement with Mr. Seibel which provides for his employment as President and Chief Executive Officer. Under the terms of this agreement, Mr. Seibel's employment will continue until he resigns or we terminate his employment.

Mr. Seibel's initial base salary was $325,000 per year and was increased to $375,000 per year in October 1999. Mr. Seibel is eligible to receive an annual performance bonus of up to 50% of his base salary. The board of directors may increase Mr. Seibel's base salary in its discretion based upon our achievement of specified objectives. Mr. Seibel received a one-time special bonus of $80,000 when he joined us. We also provide Mr. Seibel with medical insurance benefits, a $2,000,000 term life insurance policy and other benefits generally made available to our senior management.

   Mr. Seibel's senior management agreement contains provisions requiring him to protect the confidentiality of our proprietary and confidential information. In addition, Mr. Seibel is prohibited during the term of his employment and for a period of two years after from competing with us, soliciting any of our employees or interfering with any of our business relationships. If Mr. Seibel's employment is terminated by us without cause or by him for good reason, he will be entitled to receive his base salary and medical insurance benefits as severance for a period of two years thereafter.

   In connection with the execution of his senior management agreement, Mr. Seibel purchased 3,040,000 shares of restricted common stock from us on March 23, 1999, for which he paid a total of $380,000, $1,900 in cash and $378,100 in the form of a recourse promissory note. Mr. Seibel's senior management agreement provides us with rights to purchase all of his restricted stock if his employment with us terminates for any reason. If we do not exercise our purchase right, some of the other members of our management team have the right to purchase these shares. These purchase rights will terminate upon the consummation of this offering with respect to stock that has vested on the date that the purchase right is triggered.

   Mr. Seibel's restricted stock vests on a daily basis over five years, so as to vest in full on March 23, 2004. Upon the consummation of this offering, Mr. Seibel's restricted stock shall immediately vest as to an aggregate of 33% of such stock, additional shares of restricted stock shall vest on a daily basis so that an additional 7% of Mr. Seibel's restricted stock will be vested on March 23, 2001, and thereafter the remaining 60% of such stock shall vest on a daily basis so as to be fully vested on March 23, 2004. Mr. Seibel's stock will vest in full in the event of a change in control or sale of our company. The purchase price for Mr. Seibel's vested shares is the fair market value of the stock on the date of repurchase. The purchase price for Mr. Seibel's unvested shares is the original purchase price paid by Mr. Seibel.

   The promissory note issued by Mr. Seibel to purchase the restricted stock bears interest at a rate of 5% per year, compounded annually, and is not repayable until the fifth anniversary of the date the note was issued, at which time it is repayable in full as to both principal and accrued interest. Mr. Seibel must make prepayments on the note when we raise additional equity funding from GTCR. In the event Mr. Seibel receives any cash dividend on the restricted stock or proceeds from the sale of the restricted stock, such proceeds must be applied to principal outstanding and unpaid accrued interest on his notes. In the event of the sale of our company, Mr. Seibel must repay the entire principal amount then outstanding and all accrued interest on his note. We have the right to offset any amounts owed to us by Mr. Seibel against any amounts payable to him by us pursuant to his senior management agreement.

   Additionally, Mr. Seibel's senior management agreement limits Mr. Seibel's ability to transfer this restricted stock, except to members of Mr. Seibel's family group, sales that may be made if the price of our stock satisfies certain performance requirements and sales that may be made in conjunction with sales of our stock made by the GTCR Funds.

   Other Senior Executive Officers. We have also entered into senior management or employment agreements with the other named executive officers. These agreements and the associated restricted stock arrangements are substantially similar to those of Mr. Seibel, except that these agreements:

  . did not provide for a signing bonus or the $2,000,000 life insurance policy;

  . provide that the rights of repurchase will terminate only upon changes in control described in these agreements;

  . provide that the restricted stock will vest 20% per year, with the first vesting to occur on March 31, 2000, so as to vest in full on March 31, 2004;

  . provide that upon the consummation of this offering, the restricted stock will continue to vest at the same rate, but on a quarterly basis;

  . provide that in the event we terminate the executive's employment without cause or if the executive resigns for good reason, if such termination occurs on or prior to the first anniversary of the commencement of such executive's employment, that number of shares of restricted stock that would have vested within 18 months of such termination shall vest immediately, and if such termination occurs after the first anniversary, that number of shares of restricted stock that would have vested within 12 months of such termination shall vest immediately; and

  . prohibit the executive from competing with us, soliciting any of our employees or interfering with any of our business relationships for a period of one year after the termination of employment, which period is reduced to six months if the executive's employment is terminated without cause within two years of a change in control of our company.

   Additional differences are described below.

   Under a senior management agreement entered with us on August 19, 1999, Mr. Dube receives a base salary of $300,000 per year, is eligible to receive an annual performance bonus of up to 66.67% of base salary, has a severance period of six months, and purchased 800,000 shares of restricted common stock for which he paid $21,400 in cash and $80,600 in the form of a recourse promissory note. The period of Mr. Dube's noncompetition, nonsolicitation and noninterference covenant is six months.

   Under a senior management agreement entered with us on May 21, 1999, Mr. Mullaney receives a base salary of $165,000 per year, is eligible to receive an annual performance bonus of up to 35% of base salary, has a severance period of six months, and purchased 420,000 shares of restricted common stock for which he paid $4,600 in cash and $47,900 in the form of a recourse promissory note. Additionally, Mr. Mullaney is entitled to receive a bonus of $50,000 in 2000.

   Under a senior management agreement entered with us on August 25, 1999, Mr. Slamp receives a base salary of $175,000 per year, is eligible to receive an annual performance bonus of up to 35% of base salary, has a severance period of six months, and purchased 400,000 shares of restricted common stock for which he paid $27,200 in cash and $74,800 in the form of a recourse promissory note. We also provided Mr. Slamp with a one-time special moving expense reimbursement of $70,800 when he joined us.

   Under a senior management agreement entered with us on May 21, 1999, Ms. Stephens began to receive a base salary of $170,000 per year in May 1999, which was increased to $200,000 per year in October 1999. Ms. Stephens is eligible to receive an annual performance bonus of up to 35% of base salary, has a severance period of six months, and purchased 420,000 shares of restricted common stock for which she paid $4,600 in cash and $47,900 in the form of a recourse promissory note.

   Under an employment agreement entered with us on April 30, 1999, Mr. Tjan began to receive a base salary of $165,000 per year in May 1999, which was increased to $190,000 in October 1999. Mr. Tjan is eligible to receive an annual performance bonus of up to 35% of base salary and has a severance period of two years. The period of Mr. Tjan's noncompetition, nonsolicitation and noninterference covenant is one year. In addition, Mr. Tjan received 844,800 shares of restricted common stock from us in connection with a Section 351 reorganization of Original ZEFER for the purpose of continuing the business of Original ZEFER, and therefore did not execute a promissory note in connection with his acquisition of these shares. We have the right to repurchase only Mr. Tjan's shares of restricted stock that have not vested. Mr. Tjan's restricted stock vests as to 20% of the shares on the first anniversary of April 30, 1999, 40% on the second anniversary, 70% on the third anniversary and will be fully vested on the fourth anniversary. The vesting of the shares of restricted stock that were to vest on April 30, 2000 was accelerated to permit Mr. Tjan to make some transfers of stock to friends and family members of his. If Mr. Tjan terminates his employment voluntarily, the repurchase price will be $0.125 per share, the fair market value of the shares on April 30, 1999. In the event that Mr. Tjan is terminated by us without cause, the repurchase price will be the fair market value of such shares as of the date of termination. See "Certain Relationships and Related Transactions--Original ZEFER."

   Under a senior management agreement entered with us on May 21, 1999, Mr. Torbey began to receive a base salary of $160,000 per year in May 1999, which was increased to $200,000 per year in October 1999. Mr. Torbey is eligible to receive an annual performance bonus of up to 35% of base salary, has a severance period of six months, and purchased 440,000 shares of restricted common stock for which he paid $4,800 in cash and $50,200 in the form of a recourse promissory note.

   Under a senior management agreement entered with us on September 13, 1999, Mr. Waite receives a base salary of $225,000 per year, is eligible to receive an annual performance bonus of up to 35% of base salary and has a severance period of six months. The period of Mr. Waite's noncompetition, nonsolicitation and noninterference covenant is six months. In addition, Mr. Waite received 263,200 shares of restricted common stock from us in connection with our acquisition of Waite & Company, and therefore did not execute a promissory note in connection with his acquisition of these shares. We have the right to repurchase only Mr. Waite's shares of restricted stock that have not vested at a price equal to $0.285 per share. Mr. Waite's restricted stock vests as to 30% on the first anniversary of March 31, 1999, 60% on the second anniversary, 73% on the third anniversary, 86% on the fourth anniversary and will be fully vested on the fifth anniversary. If Mr. Waite is terminated by us without cause or if Mr. Waite resigns for good reason, all of the restricted shares shall be automatically released from our rights of repurchase. See "Certain Relationships and Related Transactions --Waite & Company, Inc."

   Please refer to "Certain Relationships and Related Transactions--Additional Equity Purchases by Management" for a description of additional equity investments that each of the above executives has made in us.

Compensation Committee Interlocks and Insider Participation

   During the fiscal year ended December 31, 1999, Messrs. Canfield, Lubin and Nolan served as members of our compensation committee. During that fiscal year, none of our executive officers or employees served as a director or as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GTCR Golder Rauner, L.L.C.

   Immediately, prior to this offering, the GTCR Funds will beneficially own 69.2% of our common stock and 97.6% of our class A preferred stock. All of the class A preferred stock held by the GTCR Funds will be exchanged into common stock in connection with this offering. After this offering, based on the assumptions described in the "Prospectus Summary," the GTCR Funds will beneficially own 62.9% of our common stock. Messrs. Rauner, Canfield and McAdam, three of our directors, are managing principal, principal and vice president of GTCR, respectively.

   Securities Purchase Agreement. On March 23, 1999, we entered into a securities purchase agreement with the GTCR Funds pursuant to which the GTCR Funds agreed to provide our company with up to $65.3 million in cash equity financing. Pursuant to this agreement, the GTCR Funds have purchased an aggregate of 26,640,000 shares of our common stock for a purchase price of $0.125 per share, or $3.3 million in the aggregate, and an aggregate of 39,074.661 shares of our class A preferred stock for a purchase price of $1,000 per share, or $39.1 million in the aggregate. Based on an assumed initial public offering price of $12 per share, the common stock purchased by the GTCR Funds would have a value of $319.2 million and our common stock that we will issue to the GTCR Funds in exchange for the class A preferred stock held by the GTCR Funds would have a value of $39.1 million.

   Under the terms of the agreement, all future sales of equity to the GTCR Funds must be in the form of class A preferred stock at a purchase price of $1,000 per share. We and GTCR have agreed that upon the completion of this offering, we will terminate this agreement and we will exchange shares of our common stock for all class A preferred stock held by the GTCR Funds, including related accrued and unpaid dividends. This exchange rate is based on an assumed initial public offering price of $12.00 per share. For additional information about the exchange of the class A preferred stock, please refer to "Exchange of Class A Preferred Stock" below.

   Loan Agreement. On November 24, 1999, we entered into a loan agreement with GTCR Capital Partners, an affiliate of GTCR. The loan agreement provides for up to $32.2 million of borrowings by us, of which we borrowed $12.8 million on November 24, 1999 to fund operations. We have incurred an additional $7.4 million of indebtedness through the date of this prospectus. Principal and unpaid accrued interest are repayable in full on the first anniversary of the closing date of this offering. GTCR Capital Partners will have no obligation to make additional loans to us under the loan agreement after the consummation of this offering. Borrowings under this loan agreement bear interest at 12% per annum and are secured by substantially all of our assets. Interest is payable quarterly in arrears. For the quarter ended March 31, 2000, we paid GTCR Capital Partners $499,000, representing all interest that had accrued as of that date under this loan.

   We intend to repay $2.7 million of the oustanding indebtedness under the loan agreement with a portion of the net proceeds of this offering. To the extent net proceeds from this offering or any subsequent public equity offerings that we make are greater than $48.2 million but less than or equal to $76.0 million, we are required to use one half of such additional net proceeds to repay the loan. To the extent such net proceeds are greater than $76.0 million, we are first required to apply such net proceeds to repay the remaining $3.6 million balance of the loan. See "Use of Proceeds."

   Concurrently with the execution of the loan agreement, we repurchased from the GTCR Funds 1,650,450 shares of common stock for a purchase price of $0.125 per share, or $206,300 in the aggregate, and 1,499 shares of class A preferred stock for a purchase price of $1,000 per share, or $1,499,000 in the aggregate. We also issued GTCR Capital Partners, the lender, a warrant to purchase 1,650,450 shares of common stock and a warrant to purchase 1,499 shares of class A preferred stock, each at a purchase price of $0.01 per share. GTCR Capital Partners exercised both warrants in full in November 1999 for an aggregate purchase price of $16,500. Additionally, as we made additional borrowings under the loan agreement, we issued to GTCR Capital Partners warrants to purchase up to an additional 1,792.5376 shares of class A preferred stock at a price of $0.01 per share, all of which have been exercised for an aggregate purchase price of $17.93. Based on an initial public offering price of $12 per share, the common stock that will be held by GTCR Capital Partners upon the closing of this offering in connection with the exercise of all of the warrants described in this paragraph would have a value of $23.1 million.

   Guarantee. GTCR has also guaranteed all of our borrowings under a $20.0 million line of credit with Harris Bank and Trust Company. We intend to repay the outstanding borrowings under the Harris Bank line with net proceeds of this offering and the guarantee will be terminated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   Professional Services Agreement. On March 23, 1999, we entered into a professional services agreement with GTCR pursuant to which GTCR provides us with financial and management consulting services. We pay GTCR an annual management fee of $150,000 for these services, payable in equal monthly installments, upon the achievement of financial targets set forth in the agreement that have not been met. In the event we engage in any equity or debt financing, other than this offering and the other GTCR financing arrangements, we must pay GTCR a placement fee equal to 1% of the aggregate gross proceeds of such financing. This agreement will terminate upon the consummation of this offering.

Additional Equity Purchases by Management

   We have entered into agreements with some of our executives and directors whereby the executives and directors have agreed to invest in our stock on a proportionate basis at any time that the GTCR Funds make an investment in us. Since our inception in March 1999, the following executive officers and directors have made the following equity investments pursuant to these agreements:

                                               Aggregate Purchase Average Per Pro Forma
      Name                   Security   Shares       Price        Share Price Value (1)
      ----                   --------   ------ ------------------ ----------- ----------
   William A. Seibel(2).... Common      95,817      $ 11,978        $0.125    $1,149,804
                            A Preferred    141       141,000         1,000       141,000
   Gerard E. Dube.......... Common      82,256        23,443         0.285       987,072
                            A Preferred    121       121,000         1,000       121,000
   Sean W. Mullaney(3)..... Common      54,837         6,855         0.125       658,044
                            A Preferred     80        80,000         1,000        80,000
   James H. Slamp.......... Common      27,418         7,814         0.285       329,016
                            A Preferred     40        40,000         1,000        40,000
   Martha L. Stephens...... Common      27,418         3,427         0.125       329,016
                            A Preferred     40        40,000         1,000        40,000
   Francis J. Torbey....... Common      27,418         3,427         0.125       329,016
                            A Preferred     40        40,000         1,000        40,000
   Thomas J. Waite......... Common      38,160        10,876         0.285       457,920
                            A Preferred     56        56,000         1,000        56,000
   David A. Lubin.......... Common      47,771         5,971         0.125       573,252
                            A Preferred     70        70,000         1,000        70,000
   Richard L. Nolan........ Common      27,418         3,427         0.125       329,016
                            A Preferred     40        40,000         1,000        40,000

--------
(1) Calculations are based on an initial public offering price of $12 per share.

(2) Carol Boudreau, Mr. Seibel's wife, is the purchaser of record of these shares. Ms. Boudreau purchased 78 shares of class A preferred stock listed above with $0.78 in cash and $77,999.22 in the form of a secured promissory note guaranteed by Mr. Seibel. This note bears interest at a rate of 10% compounded annually, and is repayable on June 1, 2000. Mr. Seibel beneficially owns a total of 3,148,042 shares of our common stock and less than 1% of our class A preferred stock, all of which will be exchanged into common stock or redeemed in connection with this offering. After this offering, Mr. Seibel will beneficially own 6.5% of our common stock.
(3) An investment partnership in which Mr. Mullaney exercises voting and investment control is the purchaser record of these shares.

   The above investments are in addition to the restricted stock purchases described under "Management--Senior Management Agreements." All of the above shares of stock are fully vested. Except as otherwise noted, all of the above purchases were financed by interest free loans made by us to the executives, which have been paid in full.

   Mr. Jabbar purchased 100,000 shares of common stock from us in December 1999 for which he paid $10.00 per share, or an aggregate of $1,000,000, in cash. Based on an assumed initial public offering price of $12 per share, the common stock purchased by Mr. Jabbar would have a value of $1.2 million.

   Mr. Lubin purchased 400,000 shares of common stock from us in May 1999 for which he paid $0.125 per share, or an aggregate of $50,000, $4,400 in cash and $45,600 in the form of a recourse promissory note. Based on an initial public offering price of $12 per share, the common stock purchased by Mr. Lubin would have a value of $4.8 million. We entered into a stock restriction agreement with Mr. Lubin providing us with the right to repurchase unvested shares of restricted stock if Mr. Lubin's relationship with us ceases at a price equal to $0.125 per share. Mr. Lubin's restricted stock vests on a daily basis over five years, so as to vest in full on May 21, 2004. Upon the consummation of this offering, Mr. Lubin's restricted stock shall immediately vest as to an aggregate of 33% of such stock, additional shares of restricted stock shall vest on a daily basis so that an additional 7% of Mr. Lubin's restricted stock will be vested on May 21, 2001, and thereafter the remaining 60% of such stock shall vest on a daily basis so as to be fully vested on May 21, 2004. In the event that Mr. Lubin is not reelected to our board of directors upon the expiration of his current term, the vesting of Mr. Lubin's restricted stock will accelerate by one year, unless he is removed as a director for cause.
Mr. Lubin's stock will vest in full in the event of a change in control or sale of our company.

Exchange of Class A Preferred Stock

   Upon the consummation of this offering, all of the holders of our class A preferred stock have agreed with us to exchange all shares of class A preferred stock held by them, including related accrued and unpaid dividends, for that number of shares of common stock determined by dividing the class A preferred liquidation value by the initial public offering price. An aggregate of 41,869.1986 shares of class A preferred stock would be exchanged for an aggregate of 3,642,160 shares of common stock, based on an assumed initial public offering price of $12 per share and a liquidation value for all class A preferred stock, including accrued and unpaid dividends of $1,794,542 as of April 19, 2000. Based on an assumed initial public offering price of $12 per share, the common stock exchanged for the class A preferred stock would have a value of $43.6 million. In the event that the net proceeds to us from this offering exceed $79.6 million, we are required to apply all the additional net proceeds received by us to redeem on a pro rata basis shares of common stock that are received by the holders of class A preferred stock in connection with the exchange at a price per share equal to the initial public offering price. The holders of such common stock must surrender their shares for redemption in this event.

Original ZEFER

   In April 1999, we consummated a reorganization under Section 351 of the Internal Revenue Code for the purpose of continuing the business of Original ZEFER. The stockholders of Original ZEFER received an aggregate of $7,100,000 in cash and 3,456,000 shares of common stock in connection with the reorganization. Anthony K. Tjan, our Executive Vice President and one of our directors, was the President and Chief Executive Officer and a principal stockholder of Original ZEFER. Mr. Tjan received $2.4 million in cash and 844,800 shares of our restricted common stock in connection with the transaction. Based on an assumed initial public offering price of $12 per share, the common stock received by the stockholders of Original ZEFER and Mr. Tjan would have a value of $41.5 million and $10.1 million, respectively. Concurrently, Mr. Tjan was elected to our board of directors. The shares of common stock issued to Mr. Tjan are subject to our right, which expires incrementally over a four-year period, to repurchase these shares if Mr. Tjan ceases to be employed by us. Additionally, Mr. Tjan has agreed to a noncompetition, nonsolicitation and noninterference covenant of two years from the closing of the reorganization. For more information on our rights to repurchase these shares, please see the description of Mr. Tjan's senior management agreement under "Management--Senior Management Agreements" above.

Waite & Company

   In September 1999, we acquired Waite & Company, Inc., a Boston, Massachusetts-based strategic marketing and management consulting firm. The stockholders of Waite & Company, Inc. received an aggregate of $8,034,100 in cash and 400,000 shares of common stock in connection with the acquisition. Thomas J. Waite, our Executive Vice President of Business Strategy and Strategic Marketing, was the President and a principal shareholder of Waite & Company, Inc. Mr. Waite received $5.3 million in cash and 263,200 shares of our restricted common stock in connection with the transaction. Based on an assumed initial public offering price of $12 per share, the common stock received by the stockholders of Waite & Company, Inc. and Mr. Waite would have a value of $14.4 million and $3.2 million, respectively. The shares issued to Mr. Waite are subject to our right, which expires incrementally over a five-year period, to purchase these shares at a price equal to their fair market value at the time of the acquisition if Mr. Waite ceases to be employed by us. Additionally, Mr. Waite has agreed to a noncompetition, nonsolicitation and noninterference covenant of one year from the closing of that transaction, and has agreed that in the event of the termination of his employment with us, he will not perform work for our customers for a period of eighteen months from the closing of the acquisition. For more information on our right to purchase these shares, please see the description of Mr. Waite's senior management agreement under "Management--Senior Management Agreements" above.

   The acquisition prices of the above entities were determined by arms' length negotiation.

Stockholders Agreement

   We have entered into to a stockholders agreement with GTCR, Mr. Seibel, Mr. Dube, Mr. Mullaney, Mr. Slamp, Ms. Stephens, Mr. Tjan, Mr. Torbey, Mr. Waite, Mr. Jabbar, Mr. Lubin and Mr. Nolan. Each party to the stockholders agreement has agreed to vote all shares held by such party to elect the following persons to our board of directors: Mr. Seibel and one executive of the company designated by our chief executive officer, three representatives of GTCR, and four independent persons chosen jointly by GTCR and the chief executive officer. The voting provisions terminate upon the consummation of this offering. In general, the stockholders agreement also provides that each stockholder has the right to participate in specified types of sales of our stock made by GTCR, and that we and each stockholder have a right of first refusal in shares of stock being transferred by a stockholder. Additionally, the parties to the stockholders agreement have agreed to approve and to take actions with respect to changes in control of our company. Also, the parties have agreed to take actions in connection with this offering that may be requested by our board of directors or the managing underwriter. Upon the completion of this offering, this agreement will terminate.

Employment Agreements

   We have entered into employment agreements with all of our executive officers. See "Management--Senior Management Agreements."

Director Compensation

   Please see "Management--Compensation of Directors" for a discussion of options granted to three of our non-employee directors.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of April 10, 2000, after giving effect to the assumptions described in the "Prospectus Summary," and as adjusted to reflect the sale of the shares of common stock in this offering, by:

  . each person we know to own beneficially more than 5% of our common stock;

  .  each of our directors and Named Executive Officers; and

  .  all directors and executive officers as a group.

   Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. See "Certain Relationships and Related Transactions."

                                                       Percentage of Shares
                                                           Outstanding
                                Number of Shares  ------------------------------
   Name of Beneficial Owner    Beneficially Owned Before Offering After Offering
   ------------------------    ------------------ --------------- --------------
   GTCR Funds (1)...........       30,195,145          69.4%           62.9%
   William A. Seibel (2).....       3,132,233           7.2             6.5
   Gerard E. Dube............         892,682           2.1             1.9
   Sean W. Mullaney..........         474,404           1.1             1.0
   James H. Slamp............         426,265           1.0               *
   Martha L. Stephens........         438,901           1.0               *
   Anthony K. Tjan...........         818,926           1.9             1.7
   Francis J. Torbey.........         470,901           1.1             1.0
   Thomas J. Waite...........         306,186             *               *
   Philip A. Canfield (1)
    (3)......................      30,195,145          69.4            62.8
   Masood Jabbar.............         100,000             *               *
   Catherine Viscardi
    Johnston.................             --            --              --
   David A. Lubin ...........         453,864           1.0             1.0
   Timothy P. McAdam.........             --            --              --
   Richard L. Nolan .........          30,901             *               *
   Bruce V. Rauner (1) (3)...      30,195,145          69.4            62.8
   All executive officers and
    directors as a group
    (15 persons) (3).........      37,740,408          86.7%           78.6%

---------------------
* Less than 1%.

(1) The address of each of the GTCR Funds and Messrs. Canfield and Rauner is 6100 Sears Tower, Chicago, Illinois 60606.

(2) Includes 92,233 shares of common stock held by Mr. Seibel's wife. Mr. Seibel's address is c/o ZEFER Corp., 711 Atlantic Avenue, Boston, Massachusetts 02111.

(3) Includes 30,195,145 shares of common stock held by GTCR. Messrs. Canfield and Rauner are Principals of GTCR and each of them may be deemed to share investment and voting control over the shares of our common stock held, directly or indirectly, by GTCR. Each of Messrs. Canfield and Rauner disclaims beneficial ownership of the shares held by GTCR.

                          DESCRIPTION OF CAPITAL STOCK

   After this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share, all of which remain undesignated. Immediately prior to the issuance of 4,500,000 shares of common stock upon the closing of this offering, we will have outstanding 43,527,095 shares of common stock held by 222 stockholders of record.

   The following description reflects the filing, immediately upon the closing of this offering, of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws.

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Undesignated Preferred Stock

   Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

   The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Delaware Law and Charter and By-Law Provisions

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

   Our certificate of incorporation divides our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of a majority of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company. See "Management."

   Our by-laws provide that stockholders must follow an advance notification procedure for stockholder nominations of candidates for the board of directors and for other stockholder business to be conducted at stockholder meetings. Our by-laws further provide that special meetings of the stockholders may only be called by our Chairman of the Board, President or the board of directors. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

   The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least two-thirds of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

   Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in limited circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our securities. After we complete this offering, there will be 48,027,095 shares of our common stock outstanding, assuming no exercise of outstanding options or warrants to purchase common stock. Of these outstanding shares, the 4,500,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

   The remaining 43,527,095 shares of common stock outstanding after this offering are deemed "restricted securities" under Rule 144. Of these securities,

  . 4,529,272 shares may be sold 90 days after the effective date of this offering; and

  . 33,339,999 additional shares may be sold upon expiration of the 180-day lock-up agreements described below.

   Stockholders holding an aggregate of 43,501,250 shares of our common stock have agreed that, for a period of 180 days after the date of this prospectus, they will not dispose of any shares of our common stock, or any shares convertible into or exchangeable for shares of our common stock, without the prior written consent of Credit Suisse First Boston Corporation, acting on behalf of the representatives of the underwriters. However, the GTCR Funds will be released from these lock-up restrictions as to 4,529,272 shares of common stock 90 days after the date of this prospectus.

   In general, under Rule 144 a stockholder, including one of our affiliates, who has beneficially owned his or her restricted securities for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, a stockholder that is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares immediately under Rule 144(k) without compliance with the above described requirements under Rule 144.

   Securities issued in reliance on Rule 701, such as shares of our common stock acquired pursuant to the exercise of certain options granted under our stock plans, are also restricted securities. Beginning 90 days after the date of this prospectus, 381,920 shares issuable upon the exercise of vested stock options may be sold under Rule 701 by stockholders other than our affiliates subject only to the manner of sale provisions of Rule 144 without compliance with its one-year holding period requirement.

Stock Options

   We intend to file registration statements on Form S-8 under the Securities Act to register an aggregate of 25,166,666 shares of common stock issuable under the incentive plan, the option plan and the purchase plan promptly following the date of this prospectus. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and lock-up restrictions.

Registration Rights

   After this offering, the holders of 35,402,884 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act of 1933. Under the terms of the agreement between us and the holders of those registrable shares, the holders of a majority of those shares may at any time require us to file a registration statement under the Securities Act with respect to shares of common stock owned by them having an aggregate offering price of at least $5.0 million and we are required to use our reasonable best efforts to effect that registration. Also, if we propose to register any of our securities under the Securities Act, other than demand registrations, registrations on Form S-8 or in connection with our initial public offering, those holders are entitled to notice of and to include shares of common stock in the registration. All of these registration rights are subject to various conditions and limitations, among them rights of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration within 90 days after the effective date of a previous registration on a Form S-1 or within 90 days after the effective date of a registration which included all shares requested by holders of registrable shares. We will bear all of the expenses incurred in connection with all exercises of these registration rights.

Effect of Sales of Shares

   Prior to this offering, there has been no public market for our common stock and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                        U.S. FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

   The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder. As used in this prospectus, a non-U.S. holder is defined as a holder that for United States federal income tax purposes is an individual or entity other than:

  .  a citizen or individual resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership treated as foreign under U.S. Treasury regulations;

  . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  . a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   An individual may, subject to a number of exceptions, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

   This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to non-U.S. holders in light of their personal circumstances, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of common stock may be affected by determinations made at the partner level, or that may be relevant to non-U.S. holders which may be subject to special treatment under United States federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities and holders of securities held as part of a "straddle," "hedge" or "conversion transaction." This discussion also does not address U.S. state or local or foreign tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following summary is included herein for general information. Accordingly, investors are urged to consult their tax advisers regarding the United States federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of common stock.

Dividends

   We do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event, however, that dividends are paid on shares of our common stock, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under a relevant income tax treaty.

   Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Any such U.S. trade or business income received by a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under U.S. Treasury regulations generally effective for payments made after December 31, 2000, however, a non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under these regulations, in the case of our common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide specified information, including a United States taxpayer identification number. The regulations generally effective for payments made after December 31, 2000 also provide look-through rules for tiered partnerships. Further, the Internal Revenue Service may issue regulations under which a foreign trustee or foreign executor of a U.S. or foreign trust or estate, depending on the circumstances, will be required to furnish the appropriate withholding certificate on behalf of the beneficiaries, grantor trust or estate, as the case may be.

   A non-U.S. holder of our common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

   The U.S. Treasury regulations generally effective for payments made after December 31, 2000 also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. In addition, in specified circumstances, income tax benefits may be denied to non-U.S. holders receiving income derived through a partnership, or otherwise fiscally transparent entity.

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of our common stock unless:

  . the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate non-U.S. holder;

  . the non-U.S. holder is an individual who holds our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the sale or other disposition and meets other requirements;

  . the non-U.S. holder is subject to tax under the provisions of the U.S. tax law applicable to some United States expatriates; or

  . we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder held our common stock.

   Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax with respect to stock in a "U.S. real property holding corporation" does not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market.

   If a non-U.S. holder who is an individual is subject to tax on gain which is U.S. trade or business income, such individual generally will be taxed on the net gain derived from a sale of common stock under regular graduated United States federal income tax rates. If an individual non-U.S. holder is subject to tax because such individual holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition and meets other requirements, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by United States capital losses, notwithstanding the fact that such individual is not considered a resident alien of the United States. Thus, individual non-U.S. holders who have spent, or expect to spend, more than a de minimis period of time in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisers prior to the sale concerning the U.S. tax consequences of such sale.

   If a non-U.S. holder that is a foreign corporation is subject to tax on gain which is U.S. trade or business income, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," within the meaning of the Internal Revenue Code for the taxable year, as adjusted for specific items, unless it qualifies for a lower rate under an applicable tax treaty.

Federal Estate Tax

   Common stock owned or treated as owned by an individual who is neither a United States citizen nor a United States resident, as defined for United States federal estate tax purposes, at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding Tax

   Under U.S. Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

   Currently, United States backup withholding, which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish specified information under the United States information reporting requirements, generally will not apply:

  . to dividends paid to non-U.S. holders that are subject to the 30% withholding discussed above, or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding; or

  . before January 1, 2001, to dividends paid to a non-U.S. holder at an address outside of the United States unless the payor has actual knowledge that the payee is a U.S. holder.

   Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our common stock to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required.

   The payment of the proceeds of the disposition of our common stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has particular types of U.S. relationships. In the case of the payment of proceeds from the disposition of our common stock effected by a foreign office of a broker that is a U.S. person or a U.S. related person, existing regulations require information reporting on the payment unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a U.S. related person is defined as:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;
     or

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

   The U.S. Treasury regulations generally effective for payments made after December 31, 2000 alter the foregoing rules. Among other things, such regulations provide presumptions under which a non-U.S. holder is subject to backup withholding at the rate of 31% and information reporting unless we receive certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided:

  .  directly by the non-U.S. holder;

  . in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, stockholders or other beneficiaries of such entity; or

  . by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

   Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated        2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, First Union Securities, Inc. and FleetBoston Robertson Stephens Inc. are acting as representatives, the following respective numbers of shares of our common stock:

                                                                        Number
          Underwriters                                                 of Shares
          ------------                                                 ---------
     Credit Suisse First Boston Corporation...........................
     First Union Securities, Inc. ....................................
     FleetBoston Robertson Stephens Inc. .............................
                                                                       ---------
       Total.......................................................... 4,500,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 675,000 additional shares of our common stock at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of the common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the National Association of Securities Dealers, Inc. to be underwriting compensation under its rules of fair practice. The underwriting fee will be determined based upon our negotiations with the underwriters at the time the initial public offering price of our common stock is determined. The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          over-allotment over-allotment over-allotment over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and
 commissions paid by
 us.....................      $              $            $              $
Expenses payable by us..      $0.44          $0.39        $2,000,000     $2,000,000

   We are required to pay all expenses in connection with this offering. The following table, which is replicated in Part II of the registration statement of which this prospectus is a part, sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      SEC registration fee.......................................... $   18,216
      NASD filing fee...............................................      7,400
      Nasdaq National Market listing fee............................     95,000
      Blue Sky and similar fees and expenses........................      5,000
      Transfer Agent and Registrar fees.............................     10,000
      Accounting fees and expenses..................................    850,000
      Legal fees and expenses.......................................    450,000
      Director and officer liability insurance......................    400,000
      Printing and mailing expenses.................................    150,000
      Miscellaneous.................................................     14,384
                                                                     ----------
          Total..................................................... $2,000,000
                                                                     ==========

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the common stock being offered.

   We, our officers and directors and stockholders holding an aggregate of 43,501,250 shares of our common stock have agreed not to dispose of any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, provided that the GTCR Funds will be released from these lock-up restrictions as to 4,529,272 shares of common stock 90 days after the date of this prospectus. However, we may issue shares of common stock pursuant to the exercise of employee stock options, employee stock purchases pursuant to the terms of the employee stock purchase plan or the issuance of shares pursuant to the exercise of any outstanding warrants. It is possible that Credit Suise First Boston Corporation will release these lock-up agreements prior to their scheduled expiration dates. See "Risk Factors-- Substantial sales of our common stock could cause our stock price to decline."

   The underwriters have reserved for sale, at the initial public offering price, up to approximately 450,000 shares of common stock for our employees, directors, customers, vendors and friends and family members of these individuals. The number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Although shares of common stock purchased in our directed share program will not generally be subject to lock-up restrictions, we will determine on a case-by-case basis whether to impose restrictions on particular purchasers.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "ZEFR".

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters, and does not reflect the market price for the common stock following the offering. The principal factors considered in determining the public offering price will be:

  . the information included in this prospectus and otherwise available to the representatives;

  .  market conditions for initial public offerings;

  .  the history and the prospects for the industry in which we will compete;

  .  the ability of our management;

  .  our prospects for future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of and the demand for, publicly traded common stock of generally comparable companies.

   The initial offering price may not correspond to the price at which our common stock will trade in the public market subsequent to this offering, and an active trading market for our common stock may not develop or continue after this offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representation of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws; (2) where required by law, that such purchaser is purchasing as principal and not as agent; and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission of rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Cravath, Swaine & Moore, New York, New York, has represented the underwriters.

                                    EXPERTS

   The financial statements of a) ZEFER Corp. as of December 31, 1999 and for the period from inception (March 18, 1999) to December 31, 1999, b) the financial statements of Original ZEFER as of December 31, 1998 and April 30, 1999 and for the period from inception (March 19, 1998) to December 31, 1998 and four months ended April 30, 1999, c) the financial statements of Spyplane, LLC as of December 31, 1998 and for the period from inception (May 7, 1998) to December 31, 1998, d) the financial statements of the Divisions of Renaissance as of December 31, 1998 and May 31, 1999 and for the year ended December 31, 1998 and for the five months ended May 31, 1999, included in the registration statement of which this prospectus forms a part have been audited by Arthur Andersen LLP independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The pro forma combined financial statements for the year ended December 31, 1999 included in this prospectus have been reviewed by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such report.

   The financial statements of Neoglyphics Media Corporation as of December 31, 1997 and for the year ended December 31, 1997, included in the registration statement of which this prospectus forms a part have been audited by Katch, Tyson & Company, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at

  .  450 Fifth Street, N.W., Washington, D.C. 20549;

  .  Seven World Trade Center, Suite 1300, New York, New York 10048; and

  . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

   You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
ZEFER CORP.:
Reports of Independent Public Accountants................................  F-2
Balance Sheets...........................................................  F-3
Statements of Operations.................................................  F-4
Statements of Redeemable Preferred Stock and Stockholders' Equity
 (Deficit)...............................................................  F-5
Statements of Cash Flows.................................................  F-6
Notes to Financial Statements............................................  F-7

SPYPLANE, LLC:
Report of Independent Public Accountants................................. F-25
Balance Sheets........................................................... F-26
Statements of Income..................................................... F-27
Statements of Members' Equity............................................ F-27
Statements of Cash Flows................................................. F-28
Notes to Financial Statements............................................ F-29

THE DIVISIONS OF RENAISSANCE:
Report of Independent Public Accountants................................. F-32
Combined Balance Sheets.................................................. F-33
Combined Statements of Operations and Parent Company Equity (Deficit).... F-34
Combined Statements of Cash Flows........................................ F-35
Notes to Combined Financial Statements................................... F-36

NEOGLYPHICS MEDIA CORPORATION:
Report of Independent Accountants........................................ F-40
Statement of Financial Position.......................................... F-41
Statement of Income...................................................... F-42
Statement of Cash Flows.................................................. F-43
Notes to Financial Statements............................................ F-44

WAITE & COMPANY, INC.:
Report of Independent Public Accountants................................. F-51
Balance Sheets........................................................... F-52
Statements of Operations................................................. F-53
Statements of Stockholders' Equity....................................... F-53
Statements of Cash Flows................................................. F-54
Notes to Financial Statements............................................ F-55

           INDEX TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

ZEFER CORP.:
Review Report of Independent Public Accounts............................. F-58
Overview................................................................. F-59
Pro Forma Combined Condensed Statement of Operations for the Year Ended
 December 31, 1999....................................................... F-61
Notes to Pro Forma Combined Condensed Financial Statements............... F-62

                   REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS

To ZEFER Corp.:

   We have audited the accompanying balance sheet of ZEFER Corp. (a Delaware Corporation) as of December 31, 1999, and the related statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the period from inception (March 18, 1999) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZEFER Corp. as of December 31, 1999, and the results of its operations and its cash flows for the period from inception (March 18, 1999) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP
Boston, Massachusetts
January 31, 2000 (except for the matters discussed in Notes 1, 11 and 16, as to which the date is March 27, 2000)

To ZEFER Corp.:

   We have audited the accompanying balance sheets of ZEFER Corp. (a Delaware Corporation herein referred to as Original ZEFER) as of December 31, 1998 and April 30, 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the period from inception (March 19, 1998) through December 31, 1998 and for the four months ended April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZEFER Corp. as of December 31, 1998 and April 30, 1999, and the results of its operations and its cash flows for the period from inception (March 19, 1998) through December 31, 1998 and for the four months ended April 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP
Boston, Massachusetts
October 15, 1999

                                  ZEFER CORP.

                                 BALANCE SHEETS

                              Original ZEFER              The Company
                          -----------------------  --------------------------
                                                                  Pro Forma
                          December 31, April 30,   December 31,  December 31,
                              1998        1999         1999          1999
                          ------------ ----------  ------------  ------------
                                                                 (unaudited)
                           ASSETS
Current Assets:
 Cash and cash equiva-
  lents.................   $  538,917  $  143,490  $ 1,271,105   $ 1,271,105
 Accounts receivable,
  net...................      121,993     577,505    7,093,223     7,093,223
 Unbilled receivables...           --          --    3,311,605     3,311,605
 Prepaid expenses and
  other current assets..        6,510          --    1,497,668     1,497,668
                           ----------  ----------  -----------   -----------
   Total current as-
    sets................      667,420     720,995   13,173,601    13,173,601
Property and Equipment,
 net (Note 2)...........      342,518     391,292    8,590,549     8,590,549
Goodwill, net...........           --          --    9,275,715     9,275,715
Other Intangible Assets,
 net....................           --          --   15,782,639    15,782,639
Other Assets............       16,500      23,563    4,467,300     4,467,300
                           ----------  ----------  -----------   -----------
                           $1,026,438  $1,135,850  $51,289,804   $51,289,804
                           ==========  ==========  ===========   ===========

           LIABILITIES, REDEEMABLE PREFERRED STOCK
             AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
 Lines of credit........   $       --  $       --  $19,566,122   $19,566,122
 Accounts payable.......      121,897     215,249    5,149,890     5,149,890
 Accrued expenses.......       29,125   1,014,860    9,922,939     9,922,939
 Deferred revenue.......       46,805     344,763      720,960       720,960
 Current portion of
  notes payable.........           --          --      930,000       930,000
 Current portion of cap-
  ital lease obliga-
  tions.................       83,582     139,792      260,536       260,536
                           ----------  ----------  -----------   -----------
   Total current liabil-
    ities...............      281,409   1,714,664   36,550,447    36,550,447
Notes Payable, net of
 current portion........           --          --    2,050,000     2,050,000
Capital Lease
 Obligations, net of
 current portion........      153,551     148,785      436,937       436,937
Subordinated Debt
 Payable to Majority
 Stockholder (Note 9)...           --          --   11,119,385    11,119,385
Commitments and Contin-
 gencies (Note 10)
Redeemable Preferred
 Stock (Note 11)........           --          --   25,803,156            --
Redeemable Convertible
 Preferred Stock
 (Note 13)..............    1,200,000   1,200,000           --            --
Stockholders' Deficit:
 Common stock (Notes 11
  and 13)...............          474         571       39,854        42,004
 Additional paid-in cap-
  ital..................           --   1,122,659   14,691,642    40,492,648
 Subscriptions receiv-
  able..................           --          --   (1,137,943)   (1,137,943)
 Deferred compensation..           --          --   (7,113,759)   (7,113,759)
 Accumulated deficit....     (608,996) (3,050,829) (31,149,915)  (31,149,915)
                           ----------  ----------  -----------   -----------
   Total stockholders'
    equity (deficit)....     (608,522) (1,927,599) (24,670,121)    1,133,035
                           ----------  ----------  -----------   -----------
                           $1,026,438  $1,135,850  $51,289,804   $51,289,804
                           ==========  ==========  ===========   ===========

    The accompanying notes are an integral part of these financial statements.

                                  ZEFER CORP.

                            STATEMENTS OF OPERATIONS

                                           Original ZEFER         The Company
                                    ---------------------------- -------------
                                     Period from                  Period from
                                      Inception                    Inception
                                     (March 19,                   (March 18,
                                    1998) through  Four Months   1999) through
                                    December 31,      Ended      December 31,
                                        1998      April 30, 1999     1999
                                    ------------- -------------- -------------
Revenues...........................   $ 620,733    $   491,141   $ 25,276,935
Operating Expenses:
 Cost of services..................     469,147        589,140     15,736,322
 Hiring and training...............       7,441          9,958      5,541,716
 Research and innovation...........          --             --      1,832,039
 Sales and marketing...............     140,310        124,540      7,055,712
 General and administrative........     510,749      1,012,172     18,420,098
 Depreciation and amortization.....      54,706         55,839     10,681,725
 Compensation expense(1)...........          --        961,317        665,683
                                      ---------    -----------   ------------
   Total operating expenses........   1,182,353      2,752,966     59,933,295
                                      ---------    -----------   ------------
   Loss from operations............    (561,620)    (2,261,825)   (34,656,360)
Interest Income....................      11,502          6,858         43,475
Interest and Other Expense.........      (5,058)       (25,510)    (2,297,430)
                                      ---------    -----------   ------------
   Loss Before Income Taxes........    (555,176)    (2,280,477)   (36,910,315)
Benefit from Income Taxes..........          --             --      5,760,400
                                      ---------    -----------   ------------
   Net loss........................   $(555,176)   $(2,280,477)  $(31,149,915)
                                      =========    ===========   ============
Basic and Diluted Net Loss Per
 Share.............................                              $      (1.16)
                                                                 ============
Basic and Diluted Weighted Average
 Shares Outstanding................                                26,793,270
                                                                 ============
Pro Forma Basic and Diluted Net
 Loss Per Share....................                              $      (1.07)
                                                                 ============
Pro Forma Basic and Diluted
 Weighted Average Shares
 Outstanding.......................                                28,088,815
                                                                 ============
--------
(1) The following summarizes the departmental allocation of stock-based compensation:

 Cost of services..................   $      --    $   847,250   $    164,784
 Hiring and training...............          --             --          8,570
 Research and innovation...........          --             --         23,750
 Sales and marketing...............          --             --        277,580
 General and administrative........          --        114,067        190,999
                                      ---------    -----------   ------------
   Total compensation expense......   $      --    $   961,317   $    665,683
                                      =========    ===========   ============

   The accompanying notes are an integral part of these financial statements.

                                  ZEFER CORP.

                    STATEMENTS OF REDEEMABLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                       Redeemable
                     Preferred Stock         Common Stock
                  ---------------------  --------------------
                                                              Additional                                                 Total
                  Number of Redemption   Number of              Paid-in    Subscriptions   Deferred    Accumulated   Stockholders'
                   Shares      Value       Shares   Par Value   Capital     Receivable   Compensation    Deficit        Deficit
                  --------- -----------  ---------- --------- -----------  ------------- ------------  ------------  -------------
Balance at
 Inception,
 March 19, 1998
 (Original
 ZEFER).........        --  $        --          --  $    --  $        --   $        --  $         --  $         --   $        --
Sale of common
 stock to
 Founders.......        --           --      47,400      474           --            --            --            --           474
Sale of Series A
 redeemable
 convertible
 preferred
 stock, net of
 issuance costs
 of $53,819.....    12,000    1,200,000          --       --           --            --            --       (53,819)      (53,819)
Net loss........        --           --          --       --           --            --            --      (555,177)     (555,177)
                   -------  -----------  ----------  -------  -----------   -----------  ------------  ------------   -----------
Balance at
 December 31,
 1998 (Original
 ZEFER).........    12,000    1,200,000      47,400      474           --            --            --      (608,996)     (608,522)
Stock dividend
 paid to
 Investor.......        --           --       1,391       14      161,342            --            --      (161,356)           --
Stock issuance
 to employee....        --           --       8,310       83      961,317            --            --            --       961,400
Net loss........        --           --          --       --           --            --            --    (2,280,477)   (2,280,477)
                   -------  -----------  ----------  -------  -----------   -----------  ------------  ------------   -----------
Balance at April
 30, 1999
 (Original
 ZEFER).........    12,000  $ 1,200,000      57,101  $   571  $ 1,122,659   $        --  $         --  $ (3,050,829)  $(1,927,599)
                   =======  ===========  ==========  =======  ===========   ===========  ============  ============   ===========
Balance at
 Inception,
 March 18, 1999
 (the Company)..        --  $        --          --  $    --  $        --   $        --  $         --  $         --   $        --
Private
 placement of
 common stock...        --           --  26,640,000   26,640    3,303,360            --            --            --     3,330,000
Private
 placement of
 redeemable
 preferred
 stock..........    24,195   24,195,000          --       --           --            --            --            --            --
Issuance of
 common stock
 and redeemable
 preferred stock
 to management..       619      619,000   8,677,144    8,677    3,609,428    (1,675,525)   (1,254,711)           --       687,869
Issuance of
 common stock
 for
 professional
 services.......        --           --      81,124       81       10,060            --            --            --        10,141
Issuance of
 common stock
 for
 acquisitions
 (Note 4).......        --           --   4,456,000    4,456    1,002,544            --            --            --     1,007,000
Beneficial
 conversion
 feature of
 Renaissance
 Note (see Note
 8(b))..........        --           --          --       --      400,000            --            --            --       400,000
Accretion of
 dividends on
 redeemable
 preferred
 stock..........        --      989,156          --       --           --            --            --            --            --
Repayment of
 subscriptions
 receivable.....        --           --          --       --           --       537,582            --            --       537,582
Deferred
 compensation on
 stock options..        --           --          --       --    6,450,917            --    (6,450,917)           --            --
Cancellation of
 stock options..        --           --          --       --      (84,667)           --        84,667            --            --
Amortization of
 deferred
 compensation...        --           --          --       --           --            --       507,202            --       507,202
Net loss........        --           --          --       --           --            --            --   (31,149,915)  (31,149,915)
                   -------  -----------  ----------  -------  -----------   -----------  ------------  ------------   -----------
Balance at
 December 31,
 1999 (the
 Company).......    24,814   25,803,156  39,854,268   39,854   14,691,642    (1,137,943)   (7,113,759)  (31,149,915)  (24,670,121)
Exchange of
 Class A
 redeemable
 preferred stock
 for common
 stock             (24,814) (25,803,156)  2,150,263    2,150   25,801,006            --            --            --    25,803,156
                   -------  -----------  ----------  -------  -----------   -----------  ------------  ------------   -----------
Pro forma
 Balance at
 December 31,
 1999--unaudited
 (the Company)..        --  $        --  42,004,531  $42,004  $40,492,648   $(1,137,943) $ (7,113,759) $(31,149,915)  $ 1,133,035
                   =======  ===========  ==========  =======  ===========   ===========  ============  ============   ===========

   The accompanying notes are an integral part of these financial statements.

                                  ZEFER CORP.

                            STATEMENTS OF CASH FLOWS

                                             Original ZEFER         The Company
                                      ---------------------------- -------------
                                       Period from                  Period from
                                        Inception                    Inception
                                       (March 19,                   (March 18,
                                      1998) through  Four Months   1999) through
                                      December 31,      Ended      December 31,
                                          1998      April 30, 1999     1999
                                      ------------- -------------- -------------
Cash flows from operating
 activities:
 Net loss...........................   $ (555,177)   $(2,280,477)  $(31,149,915)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities--
  Depreciation and amortization.....       54,706         55,839     10,681,725
  Stock-based compensation..........          --         961,317        665,683
  Deferred tax benefit..............          --             --      (5,760,400)
  Noncash interest expense..........          --             --       1,424,663
  Common stock issued for services..          --             --          10,141
  Gain on sale of property and
   equipment........................        6,282            --             --
  Changes in current assets and
   liabilities--
   Accounts receivable and unbilled
    receivables.....................     (121,993)      (455,512)    (3,430,390)
   Prepaid expenses and other
    current assets..................       (6,510)         6,510     (1,367,204)
   Accounts payable.................      121,897         93,339      4,644,053
   Accrued expenses.................       29,125        985,735      5,475,533
   Deferred revenue.................       46,805        297,958        263,578
                                       ----------    -----------   ------------
   Net cash used in operating
    activities......................     (424,865)      (335,291)   (18,542,533)
                                       ----------    -----------   ------------
Cash flows from investing
 activities:
 Cash paid for acquisitions, net of
  cash acquired.....................          --             --     (26,268,090)
 Purchases of property and
  equipment.........................     (124,311)        (2,556)    (8,959,944)
 Proceeds from sales of property and
  equipment.........................       81,848            --             --
 Increase in other assets...........      (16,500)        (7,063)    (4,467,300)
                                       ----------    -----------   ------------
   Net cash used in investing
    activities......................      (58,963)        (9,619)   (39,695,334)
                                       ----------    -----------   ------------
Cash flows from financing
 activities:
 Net borrowings on line of credit...          --             --      19,366,122
 Net borrowings on subordinated debt          --             --      11,083,878
 Proceeds from issuance of
  redeemable preferred stock........    1,146,181            --      24,195,000
 Proceeds from issuance of common
  stock.............................          474             97      4,433,389
 Principal payments on capital lease
  obligations.......................      (35,780)       (50,614)      (106,999)
 Purchase of equipment under
  financing agreement...............      (88,130)           --             --
 Repayment of subscriptions
  receivable........................          --             --         537,582
                                       ----------    -----------   ------------
   Net cash provided by (used in)
    financing activities............    1,022,745        (50,517)    59,508,972
                                       ----------    -----------   ------------
Increase (decrease) in cash and cash
 equivalents........................      538,917       (395,427)     1,271,105
Cash and cash equivalents, beginning
 of period..........................          --         538,917            --
                                       ----------    -----------   ------------
Cash and cash equivalents, end of
 period.............................   $  538,917    $   143,490   $  1,271,105
                                       ==========    ===========   ============
Supplemental cash flow information:
  Cash paid for interest............   $    5,058    $    25,210   $    457,879
                                       ==========    ===========   ============

   The accompanying notes are an integral part of these financial statements.

                                  ZEFER CORP.

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1999

(1) The Company and Summary of Significant Accounting Policies

   ZEFER Corp. (the Company) was incorporated in Delaware on March 18, 1999 and is an Internet consulting and implementation firm. Since its inception, the Company has grown its business principally through certain strategic acquisitions (see Note 4).

   The accompanying financial statements include the financial statements of a predecessor company also named ZEFER Corp. (Original ZEFER). The Company was formed for the purpose of continuing the business of Original ZEFER, which was incorporated in Delaware on March 19, 1998 as an Internet professional services firm. On April 30, 1999, the Company effected a reorganization whereby all of the outstanding capital stock of Original ZEFER was exchanged for 3,456,000 shares of Company common stock valued at $432,000 and $7.1 million in cash. In accordance with Accounting Principles Board (APB) Opinion No. 16, Accounting for Business Combinations, this transaction has been accounted for using the purchase method of accounting (see Note 4). For purposes of continuity of operations, the accompanying financial statements include the results of operations of Original ZEFER from inception (March 19, 1998) through the date of its reorganization (April 30, 1999) and the results of operations of the Company from inception (March 18, 1999) through December 31, 1999. The results of operations of the Company for the period from inception (March 18, 1999) through April 30, 1999 were not significant.

   The Company is subject to risks common to rapidly growing, technology companies, including limited operating history, integration of acquisitions, dependence on key personnel, rapid technological change, competition from substitute services and larger companies, and the need for continued market acceptance of the Company's services.

   The accompanying financial statements reflect the application of the accounting policies as described below and elsewhere in these notes to financial statements. Unless otherwise noted, references in these notes to financial statements of the Company relate to both the Company and Original ZEFER.

   (a) Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (b) Revenue Recognition--Revenue is derived from professional service agreements. Due to the significant production and customization element of our professional service arrangements, we recognize revenue in accordance with Accounting Research Bulletin No. 45, Long-term Construction-type Contracts, using the relevant guidance in Statement of Position (SOP) No. 81-1, Accounting for Performance of Construction-type and Certain Production-type Contracts. Revenues pursuant to time and materials contracts are generally recognized as services are performed. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered and are determined based on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated project costs). Contracts generally extend over a three-to-six-month period. The cumulative impact of any revisions in estimates of the percent complete is reflected in the period in which the changes become known. Revenues exclude reimbursable expenses charged to and collected from clients.

   Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. As of December 31, 1999, the Company had a provision for estimated losses of approximately $374,000 related to uncompleted contracts.

                                  ZEFER CORP.

                               December 31, 1999


   (c) Cost of Revenues--Cost of revenues consists primarily of compensation and benefits of employees engaged in the delivery of professional services and non-reimbursable expenses related to client projects.

   (d) Cash and Cash Equivalents--All highly liquid investments purchased with an original maturity of 90 days or less are considered to be cash equivalents. The Company invests excess cash primarily in money market accounts, U.S. Treasury securities, certificates of deposit and short-term commercial paper which are subject to minimal credit and market risks.

   (e) Unbilled Receivables and Deferred Revenue--Unbilled accounts receivable represent amounts recognized as revenue in advance of the scheduled billing for such services. Billings received in advance of services are classified as deferred revenue.

   (f) Concentration of Credit Risk and Significant Customers--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high-credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from clients located predominantly in the United States. The Company performs ongoing credit evaluations of its clients' financial condition and maintains reserves for potential credit losses based on the expected collectibility of total accounts receivable. To date, the Company has not experienced any material credit losses.

   For the period from inception through December 31, 1999, the Company did not have any one customer who accounted for greater than 10% of total revenues. For the period from inception through December 31, 1998, the Company recorded revenues from three customers who individually represented 58%, 19% and 11% of total revenues. For the four months ended April 30, 1999, the Company recorded revenues from four customers who individually represented 30%, 20%, 17% and 15% of total revenues.

   At December 31, 1999, the Company did not have any one customer who represented greater than 10% of total accounts receivable. At December 31, 1998, the Company had accounts receivable from four customers who individually represented 44%, 22%, 14% and 12% of total accounts receivable. At April 30, 1999, the Company had accounts receivable from four customers who individually represented 28%, 26%, 23% and 16% of total accounts receivable.

   (g) Prepaids and Other Current Assets--Prepaid expenses and other current assets consist of prepaid rent, recruiting costs, contract costs and employee receivables at December 31, 1999.

   (h) Fair Value of Financial Instruments--The financial instruments of the Company, including cash and cash equivalents, accounts receivable, accounts payable, line-of-credit obligations, notes payable and subordinated debt are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

   (i) Property and Equipment--Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation and amortization by charges to operations using the straight-line method, which allocates the cost of property and equipment over their estimated useful lives of two to three years for computer equipment and software, three to five years for furniture and fixtures and the life of the related lease for equipment under capital lease and leasehold improvements.

                                  ZEFER CORP.

                               December 31, 1999


   (j) Goodwill and Other Intangible Assets, Net--Goodwill and other intangible assets associated with acquisitions (see Note 4) and with the reorganization of Original ZEFER (see Note 1) consist of the following at December 31, 1999:

     Goodwill:
      Goodwill..................................................... $10,657,721
      Less--Accumulated amortization...............................   1,382,006
                                                                    -----------
                                                                    $ 9,275,715
                                                                    ===========
     Other Intangible Assets:
      Assembled workforce.......................................... $ 8,001,000
      Noncompetition agreements....................................  14,500,000
                                                                    -----------
                                                                     22,501,000
      Less--Accumulated amortization...............................   6,718,361
                                                                    -----------
                                                                    $15,782,639
                                                                    ===========

   (k) Long-Lived Assets--The Company reviews its long-lived assets, including goodwill and other intangible assets, for impairment as changes in events and circumstances indicate the carrying amount of an asset may not be recoverable. In assessing whether there has been an impairment of goodwill and other intangible assets, the Company first reviews several qualitative factors related to the acquired businesses, including turnover of the acquired workforce and a comparison of budgeted revenues versus actual revenues of the acquired businesses. If the Company's assessment of these qualitative factors indicates the possibility of an impairment, the Company measures such impairment using the undiscounted future cash flows of the related asset or group of assets. If the sum of the undiscounted future cash flows is less than the carrying amount of the asset or group of assets, the Company will recognize an impairment loss equal to the excess carrying amount. Based upon the review of qualitative factors, management believes that, as of December 31, 1999, none of the Company's long-lived assets have been impaired.

   (l) Other Long-term Assets--Other long-term assets consist of security deposits for the Company's facilities at December 31, 1999.

   (m) Stock Compensation--The Company accounts for employee stock compensation arrangements in accordance with provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant between the fair value of the stock and the exercise price.

   (n) Income Taxes--The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated.

   (o) Net Loss per Share--In accordance with SFAS No. 128, Earnings per Share, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of basic and diluted weighted average shares outstanding for the period from inception through December 31, 1999 excludes 9,314,467 shares of unvested restricted common stock issued to management and in connection with

                                  ZEFER CORP.

                               December 31, 1999

acquisitions (see Note 11(d)). For periods in which a net loss has been incurred, the calculation of diluted net loss per share excludes potential common stock as their effect is antidilutive. Potential common stock is composed of (i) incremental shares of common stock issuable upon the exercise of stock options and warrants and upon the exchange or conversion of preferred stock and (ii) unvested restricted common stock subject to repurchase by the Company. For the period from inception through December 31, 1999, the calculation of diluted weighted average shares outstanding excludes the following potential common stock:

        Exercise of outstanding stock options........................  4,627,111
        Unvested restricted common stock.............................  9,314,467
                                                                      ----------
                                                                      13,941,578
                                                                      ==========

   In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 98, Earnings per Share in an Initial Public Offering, the Company determined that there were no nominal issuances of common stock prior to the Company's initial public offering (IPO).

   (p) Software Development Costs--SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company believes that once technological feasibility of a software product has been established, the additional development costs incurred to bring the product to a commercially acceptable level are not significant. To date, the Company has not incurred or capitalized any software development costs.

   (q) Internal-Use Computer Software--In accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs related to software and implementation in connection with its internal-use software systems. As of December 31, 1999, the Company had not capitalized any internal-use computer-software costs.

   (r) Pro Forma Net Loss per Share (Unaudited)--On March 27, 2000, the Company entered into an exchange agreement with all holders of Class A redeemable preferred stock (the Class A Preferred Stock) whereby, upon the closing of the IPO, all shares of Class A Preferred Stock then outstanding will be exchanged for common stock. The Class A Preferred Stock will be exchanged for common stock at a ratio equal to the total outstanding balance of Class A Preferred Stock, including accrued but unpaid dividends, divided by the IPO price per share. Therefore, the Company's historical capital structure at December 31, 1999 is not indicative of its capital structure upon the closing of the IPO. Accordingly, pro forma net loss per share is presented for the period from inception through December 31, 1999 assuming (i) the net loss before the accretion of preferred stock dividends, discount and offering costs and (ii) the exchange of 24,814 shares of Class A Preferred Stock into common stock using the as-converted method from the respective dates of issuance based on an assumed IPO price of $12.00 per share, but excluding shares of common stock to be issued in the IPO. A reconciliation of the numerators and denominators used in computing historical and pro forma net loss per share is as follows:

        Net loss................................................. $(31,149,915)
        Class A Preferred Stock dividends........................      989,156
                                                                  ------------
        Pro forma net loss....................................... $(30,160,759)
                                                                  ============
        Weighted average shares outstanding......................   26,793,270
        Exchange of Class A Preferred Stock......................    1,295,545
                                                                  ------------
        Pro forma weighed average shares outstanding.............   28,088,815
                                                                  ============

                                  ZEFER CORP.

                               December 31, 1999


   (s) Pro Forma Balance Sheet (Unaudited)--As discussed above, immediately prior to the closing of the IPO, all shares of Class A Preferred Stock will be exchanged for common stock at the IPO price per share. This exchange has been reflected in the unaudited pro forma balance sheet as of December 31, 1999.

   (t) Comprehensive Income--Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only component of comprehensive income (loss) of the Company for the period from inception is net loss. Therefore, comprehensive loss is the same as the reported loss for all periods presented.

   (u) Disclosures About Segments of an Enterprise and Related Information-- Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision making group consists of the chief executive officer and the chief financial officer. Based on the criteria established by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has one reportable operating segment, the results of which are disclosed in the accompanying financial statements. Substantially all of the operations and assets of the Company have been derived from and are located in the United States.

   Revenues by country in total and as a percentage of total revenues are as follows for the period from inception through December 31, 1998, the four months ended April 30, 1999 and the period from inception through December 31, 1999, respectively:

                                        Original ZEFER                   The Company
                            --------------------------------------- ----------------------
                             December 31, 1998    April 30, 1999      December 31, 1999
                            ------------------- ------------------- ----------------------
                                     Percent of          Percent of             Percent of
   Country                  Revenue   Revenue   Revenue   Revenue     Revenue    Revenue
   -------                  -------- ---------- -------- ---------- ----------- ----------
   Canada.................. $ 34,737      6%    $    --     --      $       --     --
   United States...........  585,996     94      491,141    100%     24,101,682     95%
   Other...................      --     --           --     --        1,175,253      5
                            --------    ---     --------    ---     -----------    ---
                            $620,733    100%    $491,141    100%    $25,276,935    100%
                            ========    ===     ========    ===     ===========    ===

   (v) Recent Accounting Pronouncements--In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivatives and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters beginning with the quarter ending September 30, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 in its quarter ending September 30, 2000 and does not expect that such adoption to have an impact on the Company's results of operations, financial position or cash flows.

   (w) Stock Splits--On June 15, 1999, the Company declared a three-for-one stock split. On November 30, 1999, the Company declared an additional four-for-three stock split and increased the authorized number of shares of common stock to 100,000,000. All share and per share amounts in the accompanying financial statements and notes have been retroactively adjusted in all periods presented to reflect these stock splits.

                                  ZEFER CORP.

                               December 31, 1999


   (w) Supplemental Disclosure of Non-Cash Investing and Financing Activities-- The following table summarizes the supplemental disclosures of the Company's non-cash investing and financing activities for the periods ended on the dates indicated below:

                                               Original ZEFER      The Company
                                           ----------------------- ------------
                                           December 31, April 30,  December 31,
                                               1998        1999        1999
                                           ------------ ---------- ------------
Acquisition of fixed assets under capital
 leases..................................    $267,344   $  102,057 $    224,371
                                             ========   ========== ============
Proceeds from issuance of stock to
 employees and payment of dividend to
 investor................................    $    --    $1,122,659 $        --
                                             ========   ========== ============
Deferred compensation related to issuance
 of common stock to management and stock
 options to employees....................    $    --    $      --  $ 7,620,961
                                             ========   ========== ============
On April 30, 1999, the Company
 reorganized Original ZEFER, as follows--
  Fair value of assets acquired..........    $    --    $      --  $ 12,382,047
  Cash paid for reorganization...........         --           --    (7,225,000)
  Common stock issued....................         --           --      (432,000)
                                             --------   ---------- ------------
  Liabilities assumed....................    $    --    $      --  $  4,725,047
                                             ========   ========== ============
On May 14, 1999, the Company acquired
 Spyplane, as follows--
  Fair value of assets acquired..........    $    --    $      --  $  2,709,107
  Cash paid for acquisition..............         --           --    (1,100,000)
  Promissory note issued.................         --           --      (980,000)
  Common stock issued....................         --           --       (25,000)
                                             --------   ---------- ------------
  Liabilities assumed....................    $    --    $      --  $    604,107
                                             ========   ========== ============
On May 28, 1999, the Company acquired the
 Divisions of Renaissance, as follows--
  Fair value of assets acquired..........    $    --    $      --  $ 14,104,748
  Cash paid for acquisition..............         --           --   (10,160,000)
  Promissory notes issued................         --           --    (1,600,000)
  Beneficial conversion feature..........         --           --      (400,000)
  Common stock issued....................         --           --       (50,000)
                                             --------   ---------- ------------
  Liabilities assumed....................    $    --    $      --  $  1,894,748
                                             ========   ========== ============
On September 13, 1999, the Company ac-
 quired Waite, as follows--
  Fair value of assets acquired..........    $    --    $      --  $ 13,335,964
  Cash paid for acquisition..............         --           --    (8,109,052)
  Common stock issued....................         --           --      (500,000)
                                             --------   ---------- ------------
  Liabilities assumed....................    $    --    $      --  $  4,726,912
                                             ========   ========== ============

                                  ZEFER CORP.

                               December 31, 1999

(2) Property and Equipment

   Property and equipment consists of the following:

                                               Original ZEFER     The Company
                                           ---------------------- ------------
                                           December 31, April 30, December 31,
                                               1998       1999        1999
                                           ------------ --------- ------------
   Computer equipment and software........   $ 11,632   $ 13,606   $7,932,515
   Equipment under capital leases.........    236,195    338,252      591,380
   Furniture and fixtures.................     36,718     36,401    1,204,309
   Leasehold improvements.................    112,679    113,578    1,282,678
   Construction in progress...............        --         --       161,025
                                             --------   --------   ----------
                                              397,224    501,837   11,171,907
   Less--Accumulated depreciation and am-
    ortization............................     54,706    110,545    2,581,358
                                             --------   --------   ----------
                                             $342,518   $391,292   $8,590,549
                                             ========   ========   ==========

(3) Accrued Expenses

   Accrued expenses consist of the following:

                                              Original ZEFER      The Company
                                          ----------------------- ------------
                                          December 31, April 30,  December 31,
                                              1998        1999        1999
                                          ------------ ---------- ------------
   Accrued employee costs................   $    --    $   96,687  $5,056,724
   Accrued loss contracts................       --        369,547     373,685
   Professional fees and transaction
    costs................................     9,000        41,500     997,662
   Software license fees.................       --            --    1,022,042
   Other.................................    20,125       507,126   2,472,826
                                            -------    ----------  ----------
                                            $29,125    $1,014,860  $9,922,939
                                            =======    ==========  ==========

(4) Acquisitions

   (a) Spyplane, LLC--On May 14, 1999, the Company acquired all of the LLC units of Spyplane, LLC (Spyplane), for $2,005,000 plus acquisition costs of approximately $100,000. The total consideration consisted of 200,000 shares of restricted common stock, valued at $25,000, a promissory note in the amount of $980,000 and $1,000,000 in cash.

   (b) Divisions of Renaissance--On May 28, 1999, the Company acquired certain assets and assumed certain liabilities of two divisions of Renaissance Worldwide, Inc. (Renaissance): Customer Management Solutions, Inc. (CMS) and Neoglyphics Media Corporation (NMC) (collectively, the Divisions of Renaissance). The total consideration of $12,210,000 consisted of 400,000 shares of the Company's unrestricted common stock, valued at $50,000, a promissory note in the amount of $2,000,000, $10,000,000 in cash, and acquisition costs of approximately $160,000.

   (c) Waite & Company, Inc.--On September 13, 1999, the Company acquired all of the common stock of Waite & Company, Inc. (Waite), for approximately $8,534,000 plus acquisition costs of approximately $75,000. The total consideration consisted of 400,000 shares of restricted common stock, valued at $500,000, and approximately $8,034,000 in cash.

                                  ZEFER CORP.

                               December 31, 1999


   (d) Allocation of Purchase Consideration--All of the 1999 acquisitions, including the reorganization of Original ZEFER, have been accounted for using the purchase method of accounting in accordance with APB Opinion No. 16, Business Combinations and, accordingly, the purchase price has been allocated to the tangible assets acquired and liabilities assumed and, with the advice of independent valuation experts, to the identifiable intangible assets. The results of operations of the acquired entities are included in those of the Company beginning on the respective dates of acquisition. The Company allocated total consideration from the 1999 acquisitions and from the reorganization of Original ZEFER to the fair value of the assets acquired and liabilities assumed on the dates of acquisition as follows:

                              Original               Divisions of
                               ZEFER      Spyplane   Renaissance     Waite
                             ----------  ----------  ------------  ----------
   Current assets........... $  744,558  $  375,155  $ 4,754,576   $1,556,264
   Property and equipment...    391,292      49,537    1,206,133      295,630
   Goodwill.................  4,092,197     702,415    1,626,039    4,237,070
   Assembled workforce......    894,000     362,000    5,018,000    1,727,000
   Noncompetition agree-
    ments...................  6,260,000   1,220,000    1,500,000    5,520,000
   Current liabilities...... (1,714,662)   (604,107)  (1,894,748)  (1,565,730)
   Noncurrent liabilities... (3,010,385)        --           --    (3,161,182)
                             ----------  ----------  -----------   ----------
                             $7,657,000  $2,105,000  $12,210,000   $8,609,052
                             ==========  ==========  ===========   ==========

   The noncurrent liabilities referred to in the above table include noncurrent portions of assumed capital lease obligations and long-term deferred tax liabilities in the amount of $5,760,400 for the income tax effect of basis differences on the nondeductible intangible assets (see Note 6). Assembled workforce is being amortized over a period of 36 months; noncompetition agreements are being amortized over periods of 12 to 24 months. The purchase price in excess of identified tangible and intangible assets acquired and liabilities assumed was allocated to goodwill. As a result of the early stage of development of the Internet and electronic commerce, the dynamics of this rapidly evolving industry and the expectation of increasing competition, the recorded goodwill is being amortized on a straight-line basis over four years, the estimated period of its benefit. Through December 31, 1999, the Company has recorded accumulated amortization related to its goodwill and other intangible assets of approximately $8,100,000.

   (e) Pro Forma Disclosures (Unaudited)--The following unaudited pro forma consolidated amounts for the period from inception through December 31, 1999 give effect to the 1999 acquisitions and the reorganization of Original ZEFER as if they had all occurred on the Company's date of inception (March 18, 1999), by consolidating the results of operations of the 1999 acquired entities with the pre-acquisition results of the Company for the period from inception through December 31, 1999. The pro forma amounts do not purport to be indicative of the results of operations that would have been achieved had the transactions been in effect as of the inception of the Company and should not be construed as being representative of future results of operations.

       Revenues.................................................... $33,084,042
       Net loss.................................................... (46,082,307)
       Basic and diluted net loss per share........................       (1.53)

                                  ZEFER CORP.

                               December 31, 1999


(5) Related Party Professional Services Agreement

   Effective March 23, 1999, the Company entered into a professional services agreement with GTCR Golder Rauner, L.L.C. (GTCR), a stockholder that owns 97.5% of the outstanding redeemable preferred stock and 66.8% of the outstanding common stock of the Company (see Note 11(c)) and with whom the Company has a subordinated debt agreement (see Note 9). Under the terms of the agreement, GTCR will provide financial and management consulting to the Company. At the time of any equity or debt financing of the Company other than the purchase of stock or issuance of debt by GTCR or other GTCR financings, the Company shall pay to GTCR a placement fee equal to 1% of the gross amount of such financing (including the committed amount of any revolving credit facility). In addition to the placement fee, the Company shall pay GTCR an annual management fee of $150,000, payable in equal monthly installments, provided, however, that such management fee shall not commence until the Company determines (i) that its earnings before interest, taxes, depreciation and amortization (EBITDA) for the previous 30 days has been sufficient to cover the payment of such management fee together with any increases in the annual base salary of the Company's executives as required by such executives' respective management agreements and
(ii) that its pro forma projections for the next 12 months show that the Company's EBITDA is likely to continue to be sufficient to cover such management fee together with such increases in annual base salary. For the period from inception to December 31, 1999, no amounts have been payable under the management fee arrangement. This management fee agreement terminates upon the consummation of an IPO and no amounts become payable upon an IPO or other event that terminates the agreement.

(6) Income Taxes

   At December 31, 1999, the Company had approximately $26.7 million of federal and state net operating loss carryforwards available to offset future taxable income, which expire in varying amounts beginning in 2019. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, over a three-year period, as defined.

   At December 31, 1998 and April 30, 1999, Original ZEFER had net operating loss carryforwards for federal and state income tax purposes of approximately $555,000 and $2,208,000, respectively. These carryforwards expire through 2018 and are subject to review and possible adjustment by the Internal Revenue Service. Upon the acquisition of Original ZEFER by the Company, Original ZEFER's net operating loss carryforward was acquired by the Company. Under
Section 382 of the Internal Revenue Code, the amount that may be utilized by the Company to offset future taxable income on an annual basis is limited to approximately $400,000 per year.

   For the period from inception through December 31, 1999, the Company incurred losses before benefit from income taxes of approximately $36.3 million, which is the primary component of the Company's deferred tax asset at December 31, 1999. In connection with the stock acquisitions discussed in Note 4, the Company established a deferred tax liability for the income tax effect of basis differences on the non-deductible intangible assets (exclusive of goodwill), with a corresponding increase in goodwill. The Company has recognized in the statement of operations the tax benefit of a portion of the current period net operating losses as an offset to this deferred tax liability.

                                  ZEFER CORP.

                               December 31, 1999


   The approximate income tax effect of each type of temporary difference and carryforward of Original ZEFER and the Company is as follows:

                                               Original ZEFER      The Company
                                           ----------------------  ------------
                                           December 31, April 30,  December 31,
                                               1998       1999         1999
                                           ------------ ---------  ------------
   Deferred tax assets (liabilities)--
     Net operating loss carryforwards....    $222,000   $883,000   $10,939,000
     Intangible assets--Temporary differ-
      ences..............................         --         --        948,000
     Nondeductible accruals and re-
      serves.............................         --         --        906,000
     Less--Valuation allowance...........    (222,000)  (883,000)   (7,751,000)
                                             --------   --------   -----------
                                                  --         --      5,042,000
   Intangible assets--Basis differences..         --         --     (5,042,000)
                                             --------   --------   -----------
       Net deferred tax asset............    $    --    $    --    $       --
                                             ========   ========   ===========

   A reconciliation of the federal statutory rate to the effective tax rate for the period from inception through December 31, 1998, the four months ended April 30, 1999 and the period from inception through December 31, 1999, is as follows:

                                                Original ZEFER     The Company
                                            ---------------------- ------------
                                            December 31, April 30, December 31,
                                                1998       1999        1999
                                            ------------ --------- ------------
   Federal statutory rate..................     (34)%       (34)%      (34)%
   State taxes, net of federal benefit.....      (6)         (6)        (5)
   Nondeductible amortization..............      --          --          4
   Increase in valuation allowance.........      40          40         21
   Reduction in deferred tax liability.....      --          --         (2)
                                                ---         ---        ---
     Effective rate........................      --%         --%       (16)%
                                                ===         ===        ===

(7) Lines of Credit

   (a) Unsecured Demand Line of Credit--In July 1999, the Company entered into a $20,000,000 unsecured demand line of credit (the Demand Line) with a bank. Borrowings on the Demand Line accrue interest at the prime lending rate (8.5% at December 31, 1999) and interest is payable monthly. All borrowings under the Demand Line are guaranteed by GTCR. At December 31, 1999, the Company had $19,416,122 outstanding under the Demand Line.

   (b) Revolving Line of Credit--In December 1998, Original ZEFER obtained a revolving line of credit facility (the Revolving Line) from a bank which provides for borrowings up to $200,000. Borrowings were limited to 80% of eligible accounts receivable, as defined, and bear interest at the prime lending rate plus 0.5% and interest is payable monthly. Original ZEFER was required to comply with certain restrictive covenants under this agreement, including minimum levels of working capital and tangible net worth, and the line was collateralized by all assets, as defined. The Revolving Line expires on March 15, 2000 and all outstanding borrowings thereunder are payable on that date. There were no borrowings outstanding under the Revolving Line at December 31, 1998 or April 30, 1999.

                                  ZEFER CORP.

                               December 31, 1999


   In connection with the acquisition of Original ZEFER by the Company, the Company assumed the Revolving Line. At December 31, 1999, the Company was not in compliance with either of its financial covenants and was in receipt of a waiver from the bank. At December 31, 1999, the Company had $150,000 outstanding under the Revolving Line.

   (c) Equipment Lease Line of Credit--In June 1998, Original ZEFER entered into a $250,000 equipment lease line of credit (the Equipment Line) designated for the acquisition of computer and office equipment. In January 1999, the Equipment Line was amended to allow for an additional $500,000 in borrowings by January 2000. In connection with the acquisition of Original ZEFER by the Company, the Company assumed Original ZEFER's obligations under the Equipment Line, as amended. Principal and interest are payable over 36 months, and interest accrues at a rate of 11%. At December 31, 1998, April 30, 1999 and December 31, 1999, the Company had $237,133, $288,577 and $414,536,
respectively, outstanding under the Equipment Line, which is included in capital lease obligations in the accompanying financial statements.

(8) Notes payable

   (a) Spyplane Notes--As part of the consideration for the acquisition of Spyplane (Note 4(a)), the Company issued to the former members of Spyplane promissory notes in the aggregate principal amount of $980,000 (the Spyplane Notes). The Spyplane Notes bear interest at a rate of 8% per year. One half of the interest accruing on the Spyplane Notes is payable on May 14, 2000. Also on May 14, 2000, the Company shall pay an aggregate of $180,000 of the outstanding principal amount. All remaining unpaid principal and interest on the Spyplane Notes will be payable on May 14, 2001.

   (b) Renaissance Note--As part of the consideration for the acquisitions of the Divisions of Renaissance (Note 4(b)), the Company issued to Renaissance a promissory note in the principal amount of $2,000,000 (the Renaissance Note). The Renaissance Note bears interest at a rate equal to the 30-day LIBOR (5.8% at December 31, 1999) plus 2.0% per annum and interest is payable quarterly for the period extending from August 1999 through May 2002. Principal is payable in eight quarterly installments commencing May 2000. The Renaissance Note is subordinate to any senior indebtedness, as defined.

   At the option of Renaissance, the principal amount outstanding under the Renaissance Note is convertible to common stock of the Company at a conversion price equal to 80% of the per share price to the public of the Company's common stock in an IPO. The Company has valued this beneficial conversion feature at $400,000, which has been recorded as additional interest expense in the accompanying statement of operations.

   (c) Future Maturities--Future maturities of the principal obligation under the Spyplane and Renaissance Notes are as follows:

   Year Ending December 31,
     2000............................................................ $  930,000
     2001............................................................  1,800,000
     2002............................................................    250,000
                                                                      ----------
                                                                      $2,980,000
                                                                      ==========

(9) Subordinated Debt Financing

   On November 24, 1999, the Company entered into a loan agreement with GTCR, the majority investor in the Company. The loan agreement provides for up to $32,196,296 of borrowings, of which the Company borrowed $12,789,175 on November 24, 1999 to fund operations. The Company, at its discretion, may make additional borrowings from time to time.

                                  ZEFER CORP.

                               December 31, 1999


   Borrowings under the loan agreement bear interest at 12% per annum and interest is payable quarterly in arrears beginning December 31, 1999. The loan agreement matures on November 24, 2004. Upon a change in control, as defined, or upon an IPO, the Company is required to repay all unpaid principal and interest. In addition, should the Company dispose of any assets or subsidiaries for net proceeds in excess of $100,000, the Company is required to prepay the loans in an amount equal to such net proceeds. Borrowings are secured by substantially all assets of the Company.

   Concurrent with the loan agreement, the Company repurchased from GTCR 1,650,405 shares of common stock at the issuance price of $0.125 per share and 1,499 shares of redeemable preferred stock at the issuance price of $1,000 per share. Simultaneously, the Company issued to GTCR the lender, a warrant to purchase 1,650,405 shares of common stock and a warrant to purchase 1,499 shares of redeemable preferred stock, each at an exercise price of $.001 per share. GTCR exercised both warrants in full at the time of the transaction. The Company has recorded the value of this beneficial exercise price (approximately $1,705,000) as an original issuance discount on the subordinated debt financing and has presented in the Statement of Stockholder's Deficit the net effect of the purchase of the treasury stock and the respective sale of stock upon exercise of the warrants, and is amortizing this discount as additional interest expense over the term of the loan agreement. Additionally, the Company agreed to issue GTCR warrants to purchase up to an additional 4,720 shares of class A preferred stock as we make additional borrowings under the loan agreement.

   Under the loan agreement, the Company must maintain compliance with certain negative covenants and financial covenants. The negative covenants include limits on indebtedness, certain investments, capital expenditures and lease payments. The financial covenants are effective for the quarter ending June 30, 2000 and include a minimum required level of pre-corporate EBITDA and a minimum required level of fixed charge coverage.

(10) Commitments and Contingencies

   (a) Leases--Future minimum lease payments under noncancelable operating and capital leases at December 31, 1999 are as follows:

                                                          Capital   Operating
                                                           Leases    Leases
                                                          -------- -----------
   Twelve Months Ending December 31,
     2000................................................ $342,226 $ 4,305,020
     2001................................................  269,024   4,991,220
     2002................................................  111,126   5,115,460
     2003................................................   71,992   5,207,318
     2004................................................   25,057   5,117,120
     Thereafter..........................................      --    2,438,609
                                                          -------- -----------
       Total minimum lease payments......................  819,425 $27,174,747
                                                                   ===========
   Less--Amount representing interest....................  121,952
                                                          --------
       Present value of capital lease obligations........  697,473
   Less--Current portion.................................  260,536
                                                          --------
       Capital lease obligations, net of current
        portion.......................................... $436,937
                                                          ========

                                  ZEFER CORP.

                               December 31, 1999

   (b) Contingencies--From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonable estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of operations of the Company.

(11) Capital Stock

   (a) Redeemable Preferred Stock--As of December 31, 1999, the Company has authorized a total of 96,632 shares of Class A Preferred Stock, of which 24,814 shares have been issued at a per share price of $1,000. As discussed in Note 16(c), on March 27, 2000, the Company entered into an exchange agreement with the holders of Class A Preferred Stock whereby all shares of Class A Preferred Stock outstanding immediately prior to the IPO will be exchanged for common stock. Prior to the execution of this exchange agreement, the Class A Preferred Stock was entitled to the following rights and preferences:

     Redemption--The Company shall have the option to redeem, subject to certain conditions, all or any portion of the Class A Preferred Stock outstanding before an IPO or change in control, as defined. Upon the occurrence of an IPO, the holders of a majority of the Class A Preferred Stock have the option to force redemption of the Class A Preferred Stock with the proceeds from the offering. Upon a change in control, as defined, the Class A Preferred Stock is redeemable at the option of the holder.

     Dividends--The holders of Class A Preferred Stock are entitled to receive cumulative dividends when and if declared by the Board of Directors (the Board) of the Company. Dividends accrue from the date of the share issuance at a daily compounded rate of 8% of the liquidation value ($1,000 per share) and are cumulative. Dividends are payable upon redemption of the Class A Preferred Stock or liquidation of the Company. Due to the fact that the Class A Preferred Stock is non-convertible, non-voting and redeemable at the option of the holder upon the closing of an IPO or change in control, the 8% dividend has been recorded as interest expense rather than a reduction of stockholders' equity in the accompanying financial statements. During the period from inception through December 31, 1999, the Company recorded approximately $989,000 of preferred stock dividends.

     Voting Rights--Except under certain defined conditions and otherwise required by applicable law, the Class A preferred stockholders shall have no voting rights, provided that each holder of Class A Preferred Stock shall be entitled to notice of all stockholders meetings.

     Liquidation--In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, as defined, the holders of the Class A Preferred Stock then outstanding will be entitled to $1,000 per share plus all dividends that have accrued and any other dividends declared but unpaid. Amounts remaining after payment to the Class A preferred stockholders, if any, will be shared among all stockholders.

   (b) Common Stock--The Company's Certificate of Incorporation, as amended, authorizes the Company to issue up to 100,000,000 shares of $.001 par value common stock. A portion of the shares issued are subject to the right of repurchase by the Company at the original purchase price prior to vesting, which generally occurs over a period of four to five years from the issuance date until vesting is complete (see Note 11(d)).

   (c) GTCR Investment--On March 23, 1999, the Company entered into a stock purchase agreement with GTCR, as amended whereby GTCR would provide up to $97,500,000 in equity financing to fund acquisitions and internal growth (the GTCR Investment). The equity to be issued to GTCR is a combination of common

                                  ZEFER CORP.

                               December 31, 1999

stock and Class A Preferred Stock. On November 24, 1999 this agreement was amended to provide up to $65.3 million in cash equity financing and $32.2 million of subordinated debt (see Note 9). The Company is not required to issue, and GTCR is not required to purchase, all of the shares of common and preferred stock contemplated in the stock purchase agreement. Under the agreement, upon the approval of the Board and at the request of GTCR, GTCR may purchase up to 26,640,000 shares of common stock at a price of $0.13 per share and up to 94,170 shares of Class A Preferred Stock at a price of $1,000 per share. Through December 31, 1999, GTCR has provided equity financing in the amount of $27,525,000, consisting of 26,640,000 shares of common stock and 24,195 shares of Class A Preferred Stock.

   In connection with the GTCR Investment, the Company entered into a management services agreement described in Note 5 above and on November 24, 1999, the Company consummated a subordinated debt financing with GTCR, described in Note 9 above.

   (d) Restricted Common Stock--At various dates from the period of inception (March 18, 1999) through December 31, 1999, the Company entered into restricted common stock agreements with members of management and senior management under which a total of 7,893,667 shares of common stock were issued at prices ranging from $0.13 to $5.00 per share. In connection with the reorganization of Original ZEFER and the acquisitions described in Note 4 to the financial statements, the Company also issued as part of the purchase consideration a total of 1,420,800 shares of restricted common stock. The restricted common stock vests on various dates over a period of four to five years; vesting accelerates partially upon an IPO and fully upon the sale or liquidation of the Company, as defined. If an employee terminates employment prior to vesting, the Company has the option to repurchase the unvested portion of common stock at its original purchase price.

   As consideration for the restricted common stock issued to management, the employees paid cash and executed promissory notes payable to the Company in the aggregate amount of $945,670 (the Subscription Notes), which have been classified as subscriptions receivable in the accompanying financial statements. The Subscription Notes bear interest at 5% per annum and all unpaid principal and interest are due upon the fifth anniversary date. The Subscription Notes are payable in full should the employee receive any proceeds from the sale or transfer of the restricted common stock. Additionally, the employees are required to make mandatory prepayments equal to the unpaid principal balance multiplied by a percentage calculated as the amount of GTCR Investment made to date divided by the total GTCR commitment of $97,500,000.

   (e) Sales to Management--During the period from inception (March 18, 1999) through December 31, 1999, the Company sold 683,488 shares of unrestricted common stock to management at prices ranging from $0.13 to $0.29 per share and 619 shares of unrestricted Class A Preferred Stock at a price of $1,000 per share for total proceeds of $730,844. As consideration for the unrestricted common and preferred stock, the employees paid $103,388 in cash and issued promissory notes payable to the Company in the amount of $627,456, which has been classified as subscriptions receivable in the accompanying financial statements.

   (f) Deferred Compensation--In cases where options are granted or stock is issued at a price below fair market value, the Company calculates compensation as the difference between the fair market value, as determined by the Board of Directors and/or an appraisal by an independent third party, and the exercise or issuance price. The Company recognizes compensation expense over the vesting term of the related instrument.

   In connection with the issuance of restricted common stock to management during 1999, the Company issued 1,327,667 shares at prices below the then current fair market value, resulting in deferred compensation of $1,254,711 that will be charged to operations over the vesting term of the related restricted common stock. Also during 1999, the Company granted stock options to employees at prices below the then-current fair

                                  ZEFER CORP.

                               December 31, 1999

market value, resulting in deferred compensation of $6,450,917 that will be charged to operations over the vesting term of the underlying options.

(12) Stock Options

   (a) Equity Incentive Plans--In June 1999, the Company adopted the 1999 Stock Option Plan (the Option Plan), which provides for granting up to 2,000,000 shares of common stock to employees, consultants and advisors of businesses or entities that the Company acquires who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company and its subsidiaries. Options granted pursuant to the Option Plan will be non-qualified options.

   In June 1999, the Company adopted the 1999 Incentive Plan (the Incentive
Plan). The Incentive Plan may be administered by the Board or by an option committee, as defined (in either case, the Administrator), to grant incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, convertible securities, performance awards and cash performance awards. The Company has reserved a total of 2,666,666 shares of common stock for future grant under the Incentive Plan. No more than $1,000,000 may be paid to any individual with respect to any cash performance award and the maximum number of shares of stock subject to other awards that may be delivered to any person in any calendar year shall be 1,000,000.

   The following table summarizes stock option activity under the Company's Option Plan and the Incentive Plan through December 31, 1999:

                                                                        Weighted
                                                             Range of   Average
                                                             Exercise   Exercise
                                                 Options      Prices     price
                                                ---------  ------------ --------
   Granted..................................... 5,089,226  $0.75-$10.00  $1.36
   Exercised...................................       --            --     --
   Canceled....................................  (462,115) $0.75-$ 2.25   0.78
                                                ---------  ------------  -----
   Outstanding, December 31, 1999.............. 4,627,111  $0.75-$10.00  $1.41
                                                =========  ============  =====
   Exercisable, December 31, 1999..............       --   $        --   $ --
                                                =========  ============  =====

   The following table summarizes the weighted average grant date fair value and weighted average exercise price of options granted during the period from inception through December 31, 1999. For purposes of the table below, the weighted average grant date fair value was computed using the Black-Scholes option pricing model.

                                                               Weighted Weighted
                                                               Average  Average
                                                                 Fair   Exercise
                                                      Shares    Value    Price
                                                     --------- -------- --------
   Exercise price equals fair value................. 2,053,126  $0.17    $0.75
   Exercise price greater than fair value...........     2,000   6.31    10.00
   Exercise price less than fair value.............. 3,034,100   3.00     3.00
                                                     ---------  -----    -----
                                                     5,089,226  $1.84    $1.36
                                                     =========  =====    =====

   There were no options issued to non-employees during 1999. The following table summarizes information regarding the Company's stock options outstanding and exercisable at December 31, 1999:

                                  ZEFER CORP.

                               December 31, 1999


                         Options Outstanding       Options Exercisable
                    ------------------------------ ----------------------
                               Weighted
                                Average   Weighted              Weighted
       Range of                Remaining  Average               Average
       Exercise               Contractual Exercise              Exercise
        Prices       Number      Life      Price    Number       Price
       --------     --------- ----------- -------- ---------   ----------
     $ 0.75-$ 1.50  3,475,815     9.6      $0.79          --     $      --
     $ 2.25-$ 3.75    897,630     9.9       2.79          --            --
     $ 5.00-$10.00    253,666     9.9       5.04          --            --
                    ---------              -----    ---------    ----------
                    4,627,111              $1.41          --     $      --
                    =========              =====    =========    ==========

   (b) Fair Value Disclosures--The Company applies the measurement principles of APB Opinion No. 25 in accounting for issuances of employee stock options and SFAS No. 123 for all other stock options. Had compensation expense for employee stock options granted been determined based on the fair value at the date of grant as prescribed by SFAS No. 123, the net loss and net loss per share for the period from inception through December 31, 1998, the four months ended April 30, 1999 and the period from inception through December 31, 1999, respectively, would have been increased to the pro forma amounts indicated below:

                                            Original ZEFER       The Company
                                       ------------------------  ------------
                                       December 31,  April 30,   December 31,
                                           1998        1999          1999
                                       ------------ -----------  ------------
   Net loss--
     As reported......................  $(555,177)  $(2,280,477) $(31,149,915)
                                        =========   ===========  ============
     Pro forma........................  $(555,631)  $(2,280,931) $(31,533,098)
                                        =========   ===========  ============
   Basic and diluted net loss per
    share--
     As reported......................                           $      (1.16)
                                                                 ============
     Pro forma........................                           $      (1.18)
                                                                 ============

   For the periods indicated above, the Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                 Original ZEFER     The Company
                                             ---------------------- ------------
                                             December 31, April 30, December 31,
                                                 1998       1999        1999
                                             ------------ --------- ------------
   Risk-free interest rates.................     5.6%        5.6%        6.1%
   Expected lives (in years)................     5.0         5.0         5.0
   Dividend yield...........................     --          --          --
   Expected volatility......................     --          --         70.0%

   Based on these assumptions, the minimum fair value of options calculated using the Black-Scholes option pricing model, granted in the periods indicated above was $2,272, $0 and 9,322,806, respectively. No options were granted by Original ZEFER in the four months ended April 30, 1999. Because the determination of fair value of all options granted after such times as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods.

                                  ZEFER CORP.

                               December 31, 1999


(13) Authorized Capital Stock--Original ZEFER

   (a) Redeemable Convertible Preferred Stock--Original ZEFER had authorized a total of 20,000 shares of redeemable convertible preferred stock, of which 12,000 shares were designated Series A and 8,000 shares were designated Series
B. At December 31, 1998 and April 30, 1999, 12,000 shares of Series A were issued and outstanding with an aggregate liquidation value of $1,200,000, and no shares of Series B were issued or outstanding. The Series A was convertible to Class B common stock of Original ZEFER on a one-for-one basis and had voting rights. The Series A was entitled to receive quarterly dividends of $1.50 per share, whether or not declared by the Board of Directors. The Series A was redeemable on or before March 25, 2003.

   (b) Common Stock--Original ZEFER had authorized 168,000 shares of $.01 par value common stock, of which 47,400 and 57,501 shares were issued and outstanding at December 31, 1998 and April 30, 1999, respectively. All shares of Original ZEFER common stock were subject to stock restriction agreements whereby Original ZEFER could repurchase unvested shares of common stock for the original purchase price of $.01 per share in the event of termination of employment by the holder. At December 31, 1998 and April 30, 1999, 31,300 shares of common stock were vested.

   In connection with the acquisition of Original ZEFER by the Company on April 30, 1999, all outstanding shares of Series A redeemable convertible preferred stock and common stock were exchanged for the purchase consideration described in Note 1 to the financial statements.

(14) Employee Benefit Plans

   The Company has a 401(k) savings plan (the Savings Plan) that qualifies as a defined contribution arrangement under Section 401(a), 401(k) and 501(a) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 25%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees on the U.S. payroll of the Company are eligible to participate in the Plan. The Company will determine its contributions, if any, based on its current profits and/or retained earnings; however, no contributions have been made since the inception of the Savings Plan.

(15) Valuation and Qualifying Accounts

   A rollforward of the Company's allowance for doubtful accounts is as follows:

                                    Balance at                       Balance at
                                   Beginning of                        End of
                                      Period    Additions Deductions   Period
                                   ------------ --------- ---------- ----------
   Period from inception through
    December 31, 1998
    (Original ZEFER).............      $ --     $     --   $     --   $     --
                                       ====     ========   ========   ========
   Four months ended April 30,
    1999 (Original ZEFER)........      $ --     $     --   $     --   $     --
                                       ====     ========   ========   ========
   Period from inception through
    December 31, 1999 (the Compa-
    ny)..........................      $ --     $312,199   $(31,962)  $280,237
                                       ====     ========   ========   ========

(16) Subsequent Events

   (a) Subordinated Debt Financing--Subsequent to year end the Company borrowed an additional $7,370,339 of subordinated debt under its agreement with GTCR. See Note 9 for the terms of the subordinated debt.

   (b) Issuance of Class A Preferred Stock with Warrants--Subsequent to year end the Company issued an additional 15,263 shares of Class A Preferred Stock at $1,000 per share for gross proceeds of approximately $15,263,000. In addition, the Company issued a warrant to purchase 1,793 shares of Class A preferred stock at an exercise price of $.001 per share. The Company valued the warrant and recorded interest expense of approximately $1,793,000. See Note 11 for the Class A rights and preferences.

   (c) Class A Redeemable Preferred Stock Exchange Agreement--On March 27, 2000, the Company entered into an exchange agreement with all Class A Preferred stockholders, including GTCR, whereby, upon the closing of the IPO, all shares of Class A Preferred Stock then outstanding will be exchanged for common stock. The exchange ratio will be equal to the total outstanding balance of Class A Preferred Stock, including accrued but unpaid dividends, divided by the IPO price per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
Spyplane, LLC:

   We have audited the accompanying balance sheet of Spyplane, LLC (a California limited liability company) as of December 31, 1998, and the related statements of income, members' equity and cash flows for the period from inception (May 7, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spyplane, LLC as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (May 7, 1998) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
October 4, 1999

                                 SPYPLANE, LLC

                                 BALANCE SHEETS

                                                           As of        As of
                                                        December 31,  March 31,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (Unaudited)
                        ASSETS
Current Assets:
  Cash.................................................   $33,859     $ 48,787
  Accounts receivable..................................    15,650      258,530
                                                          -------     --------
    Total current assets...............................    49,509      307,317
Property and Equipment, Net
  Computer equipment...................................    42,938       53,486
  Furniture and fixtures...............................     9,664        9,664
                                                          -------     --------
                                                           52,602       63,150
  Less--Accumulated depreciation.......................     4,868       11,087
                                                          -------     --------
                                                           47,734       52,063
                                                          -------     --------
                                                          $97,243     $359,380
                                                          =======     ========
           LIABILITIES AND MEMBERS' EQUITY:
Current Liabilities:
  Accounts payable.....................................   $13,847     $ 11,174
  Accrued compensation.................................     9,975          --
  Accrued accounts payable.............................       --         7,107
  Accrued revenue reserve..............................       --        20,000
  Unearned revenue.....................................     8,566          --
                                                          -------     --------
    Total current liabilities..........................    32,388       38,281
Members' Equity........................................    64,855      321,099
                                                          -------     --------
                                                          $97,243     $359,380
                                                          =======     ========


   The accompanying notes are an integral part of these financial statements.

                                 SPYPLANE, LLC

                              STATEMENTS OF INCOME

                                                       Period from
                                                        Inception
                                                      (May 7, 1998) Three Months
                                                           to          Ended
                                                      December 31,   March 31,
                                                          1998          1999
                                                      ------------- ------------
                                                                    (Unaudited)
Revenues.............................................   $314,675      $375,159
Operating Expenses:
  Cost of services...................................     66,006        46,627
  Sales and marketing................................      8,437         5,452
  General and administrative.........................     28,657        23,955
  Depreciation and amortization......................      4,868         6,219
                                                        --------      --------
    Total operating expenses.........................    107,968        82,253
                                                        --------      --------
    Income from operations...........................    206,707       292,906
Interest Expense.....................................         76           307
                                                        --------      --------
    Net income.......................................   $206,631      $292,599
                                                        ========      ========

                         STATEMENTS OF MEMBERS' EQUITY

                                                                      Members'
                                                                       Equity
                                                                      ---------
Balance, May 7, 1998 (inception)..................................... $     --
  Net income.........................................................   206,631
  Members' draw......................................................  (141,776)
                                                                      ---------
Balance, December 31, 1998...........................................    64,855
  Net income.........................................................   292,599
  Members' draw......................................................   (36,355)
                                                                      ---------
Balance, March 31, 1999 (unaudited).................................. $ 321,099
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                                 SPYPLANE, LLC

                            STATEMENTS OF CASH FLOW

                                                      Period from
                                                       Inception
                                                     (May 7, 1998) Three Months
                                                          to          Ended
                                                     December 31,   March 31,
                                                         1998          1999
                                                     ------------- ------------
                                                                   (Unaudited)
Cash Flows from Operating Activities:
 Net income.........................................   $206,631      $292,599
 Adjustments to reconcile net income to net cash
  provided by operating activities--
  Depreciation expense..............................      4,868         6,219
  Changes in current assets and liabilities--
   Accounts receivable..............................    (15,650)     (242,880)
   Accounts payable.................................     13,847        (2,673)
   Accrued expenses.................................      9,975        17,132
   Unearned revenue.................................      8,566        (8,566)
                                                       --------      --------
    Net cash provided by operating activities.......    228,237        61,831
                                                       --------      --------
Cash Flows from Investing Activities:
 Purchases of property and equipment................    (52,602)      (10,548)
                                                       --------      --------
Cash Flows from Financing Activities:
 Members' draw......................................   (141,776)      (36,355)
                                                       --------      --------
Net Increase In Cash................................     33,859        14,928
Cash, Beginning of Period...........................        --         33,859
                                                       --------      --------
Cash, End of Period.................................   $ 33,859      $ 48,787
                                                       ========      ========
Supplemental Disclosure of Cash Flow Information:
 Cash paid for interest.............................   $    148      $    316
                                                       ========      ========


   The accompanying notes are an integral part of these financial statements.

                                 SPYPLANE, LLC

                         NOTES TO FINANCIAL STATEMENTS
                (Including Data Applicable to Unaudited Periods)

(1) Operations and Sale of the Company

   Spyplane, LLC (Spyplane) began operations as a California limited liability company during May 1998. Spyplane offers integrated Internet services, including brand creation and Web site development, to its clients.

   Spyplane is subject to risks common to rapidly growing, technology-based companies, including limited operating history, dependence on key personnel, rapid technological change, competition from substitute services and larger companies and the need for continued market acceptance of Spyplane's services.

   On May 14, 1999, ZEFER Corp., Inc. (ZEFER) purchased all of the LLC Units of Spyplane from the unit holders for $2,005,000 (the Acquisition) plus acquisition costs of approximately $100,000. The Acquisition was accounted for using the purchase method of accounting in accordance with the requirement of Accounting Principles Board (APB) Opinion No. 16, Business Combinations, and, accordingly, Spyplane's results of operations are included in those of ZEFER beginning on May 14, 1999. The total consideration consisted of 200,000 shares of ZEFER common stock, a promissory note in the amount of $980,000 and $1.0 million in cash.

(2) Summary of Significant Accounting Policies

   (a) Interim Financial Statements The accompanying balance sheet as of March 31, 1999 and the statements of operations, cash flows and members' equity for the three months ended March 31, 1999 are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results for the interim period. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although Spyplane believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year.

   (b) Management Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (c) Revenue Recognition Spyplane's revenues are derived from professional services that are generally provided to clients on a fixed-fee basis. Revenues from branding and Web site design, development and implementation contracts are recognized primarily on the percentage-of-completion method. Contracts generally extend over a two-to-four month period. The cumulative impact of any revision in estimates of the percent complete is reflected in the period in which the changes become known. When the revised estimates indicate a loss, such loss is currently provided for in its entirety. Revenues exclude reimbursed expenses charged to and collected from clients. Unearned revenue relates to advanced service billings.

   (d) Depreciation Spyplane provides for depreciation by charging to operations amounts that allocate the cost of property and equipment over their estimated useful lives using the straight-line method, using an estimated useful life of 2 years for computers and equipment and five years for furniture and fixtures.

   (e) Income Taxes Spyplane is treated as a limited liability company for federal and state income tax purposes, whereby the membership owners are taxed on their proportionate share of Spyplane's income. As a result, Spyplane does not need to provide for federal or state income taxes.

                                 SPYPLANE, LLC

                (Including Data Applicable to Unaudited Periods)


   (f) Concentration of Credit Risk Statement of Financial Accounting Standards
(SFAS) No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Spyplane has no significant off-balance-sheet risk or credit risk concentrations. Financial instruments that subject Spyplane to credit risk consist primarily of accounts receivable. Spyplane has not experienced any significant losses related to its accounts receivable. During the period from inception to December 31, 1998 and the three months ended March 31, 1999, the Company had four significant customers representing 79% and 89% of the revenues, respectively. As of the December 31, 1999 and March 31, 1999, these same customers had balances representing 98% and 99% of accounts receivable, respectively.

   (g) Financial Instruments Financial instruments consist primarily of cash, accounts receivable and accounts payable. The estimated fair value of these instruments approximates their carrying value at December 31, 1998 and March 31, 1999 because of the short-term nature of these instruments.

   (h) Long-lived Assets Spyplane's long-lived assets consist primarily of property and equipment. Spyplane has assessed the realizability of these assets and believes that there is no material impairment of these assets to date.

   (i) Comprehensive Income Comprehensive income represents net income plus the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only component of comprehensive income for the period from inception to December 31, 1998 and for the three months ended March 31, 1999 is net income.

   (j) New Accounting Standards In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters beginning with the quarter ending September 30, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 in its quarter ending September 30, 2000, and does not expect such adoption will have an impact on the Company's results of operations, financial position or cash flows.

(3) Commitments

   Spyplane leases its facility under an operating lease agreement that expires on November 29, 2000. Future minimum rental payments due under this agreement are approximately as follows:

                                                                        Amount
                                                                       --------
   Year Ending December 31,
   1999............................................................... $ 71,200
   2000...............................................................  105,600
                                                                       --------
     Total future minimum lease payments.............................. $176,800
                                                                       ========

   Total rental expense included in the accompanying statements of income was approximately $18,400 for the period from inception to December 31, 1998 and $5,400 for the unaudited three months ended March 31, 1999.

                                 SPYPLANE, LLC

                (Including Data Applicable to Unaudited Periods)


(4) Members' Equity

   At December 31, 1998, Spyplane's membership consisted of two members, Gregory Hipwell and Jason Zada. Each member owned a 50% share of Spyplane. Income is allocated to each of the two members equally, based on the operating agreement. Total members' draw was $141,776 for the period from inception to December 31, 1998 and $36, 355 for the unaudited three months ended March 31, 1999.

(5) Line of Credit

   On March 18, 1999, Spyplane established a line-of-credit agreement with a bank in the amount of $10,000. Spyplane has not borrowed against the line of credit through October 4, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Divisions of Renaissance:

   We have audited the accompanying combined balance sheets of Neoglyphics Media Corporation (an Illinois corporation) and Customer Management Solutions (a division of Renaissance Worldwide, a Massachusetts corporation), collectively the Company, as of December 31, 1998 and May 28, 1999, and the related combined statements of operations and parent company equity (deficit) and cash flows for the three months ended March 31, 1998, the nine-months ended December 31, 1998, and the five months ended May 28, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and May 28, 1999, and the results of its operations and cash flows for the three months ended March 28, 1998, the nine months ended December 31, 1998, and the five months ended May 28, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
November 19, 1999

                            DIVISIONS OF RENAISSANCE

                            COMBINED BALANCE SHEETS

                                                       December 31,  May 28,
                                                           1998        1999
                                                       ------------ ----------
                        ASSETS
Current Assets:
  Cash and cash equivalents...........................  $  311,564  $   56,773
  Accounts receivable, net of allowance for doubtful
   accounts of $112,000 and $114,000 at December 31,
   1998 and May 28, 1999, respectively................   6,208,444   4,525,283
  Due from related parties............................         --      531,637
  Prepaid expenses and other current assets...........      57,078     186,416
                                                        ----------  ----------
    Total current assets..............................   6,577,086   5,300,109
Property and Equipment:
  Computer equipment and software.....................   1,494,238   1,542,664
  Office furniture and equipment......................     137,845     164,323
  Leasehold improvements..............................     211,550     211,550
                                                        ----------  ----------
                                                         1,843,633   1,918,537
  Less-Accumulated depreciation.......................     522,739     712,404
                                                        ----------  ----------
                                                         1,320,894   1,206,133
Other Assets..........................................      47,975      42,877
                                                        ----------  ----------
                                                        $7,945,955  $6,549,119
                                                        ==========  ==========
    LIABILITIES AND PARENT COMPANY EQUITY (DEFICIT)
Current Liabilities:
  Line of credit......................................  $1,734,489  $1,747,558
  Current portion of long-term debt...................      89,085      35,143
  Accounts payable....................................         --       39,138
  Due to related party................................     759,683   4,053,001
  Accrued expenses....................................   2,462,702   2,023,636
  Deferred revenue....................................      49,476      55,073
                                                        ----------  ----------
    Total current liabilities.........................   5,095,435   7,953,549
Long-term Debt, net of current portion................     251,558     262,755
Commitments (Note 6)
Parent Company Equity (Deficit) (Note 7)..............   2,598,962  (1,667,185)
                                                        ----------  ----------
                                                        $7,945,955  $6,549,119
                                                        ==========  ==========

    The accompanying notes are an integral part of these combined financial statements.

                            DIVISIONS OF RENAISSANCE

     COMBINED STATEMENTS OF OPERATIONS AND PARENT COMPANY EQUITY (DEFICIT)

                                       Three Months Nine Months   Five Months
                                          Ended        Ended         Ended
                                        March 31,   December 31,    May 28,
                                           1998         1998         1999
                                       ------------ ------------  -----------
Revenues..............................  $2,348,418  $11,449,911   $ 3,886,424
Operating Expenses:
  Cost of services....................   1,437,832    8,618,164     4,781,116
  Hiring and training.................      13,410      182,266       160,165
  Selling and marketing...............     409,758    3,715,967     1,012,552
  General and administrative..........   1,412,543    1,771,100     2,650,780
                                        ----------  -----------   -----------
    Total operating expenses..........   3,273,543   14,287,497     8,604,613
                                        ----------  -----------   -----------
    Loss from operations..............    (925,125)  (2,837,586)   (4,718,189)
Interest Expense......................       8,070      129,640        86,474
Other Expense.........................         --       293,824       238,054
                                        ----------  -----------   -----------
    Net loss..........................  $ (933,195) $(3,261,050)  $(5,042,717)
                                        ==========  ===========   ===========
Parent Company Equity, beginning of
 period...............................  $1,995,057  $ 1,339,000   $ 2,598,962
Net Loss..............................    (933,195)  (3,261,050)   (5,042,717)
Net Transfers from Parent.............     277,138    4,521,012       776,570
                                        ----------  -----------   -----------
Parent Company Equity (Deficit), end
 of period............................  $1,339,000  $ 2,598,962   $(1,667,185)
                                        ==========  ===========   ===========


    The accompanying notes are an integral part of these combined financial statements.

                            DIVISIONS OF RENAISSANCE

                       COMBINED STATEMENTS OF CASH FLOWS

                                          Three Months Nine Months   Five Months
                                             Ended        Ended         Ended
                                           March 31,   December 31,    May 28,
                                              1998         1998         1999
                                          ------------ ------------  -----------
Cash Flows from Operating Activities:
 Net loss...............................   $(933,195)  $(3,261,050)  $(5,042,717)
 Adjustments to reconcile net income to
 net cash used in operating activities--
  Depreciation and amortization.........     106,936       233,617       189,665
  Changes in operating assets and
   liabilities--
   Accounts receivable..................     193,197    (3,241,444)    1,683,161
   Due from related parties.............      23,811           --       (531,637)
   Prepaid expenses and other current
    assets..............................      60,142       (38,078)     (129,338)
   Due to related party.................     (93,100)      759,683     3,293,318
   Accounts payable.....................    (103,609)     (118,000)       39,138
   Accrued expenses.....................     212,495     1,816,702      (439,066)
   Deferred revenue.....................     (10,434)       49,476         5,597
   Deferred income taxes................    (257,679)     (497,698)          --
                                           ---------   -----------   -----------
    Net cash used in operating
     activities.........................    (801,436)   (4,296,792)     (931,879)
                                           ---------   -----------   -----------
Cash Flows from Investing Activities:
 Purchases of property and equipment....    (265,071)     (141,511)      (74,904)
 Decrease in other assets...............      88,461         3,025         5,098
                                           ---------   -----------   -----------
    Net cash used in operating
     activities.........................    (176,610)     (138,486)      (69,806)
                                           ---------   -----------   -----------
Cash Flow from Financing Activities:
 Net borrowings (payments) on debt......     295,214        30,643       (42,745)
 Net borrowings on line of credit.......     304,000       730,489        13,069
 Contributions by parent................     277,138     4,521,012       776,570
                                           ---------   -----------   -----------
    Net cash provided by financing
     activities.........................     876,352     5,282,144       746,894
                                           ---------   -----------   -----------
Net (Decrease) Increase in Cash and Cash
 Equivalents............................    (101,694)      311,564      (254,791)
Cash and Cash Equivalents, beginning of
 period.................................     101,694           --        311,564
                                           ---------   -----------   -----------
Cash and Cash Equivalents, end of
 period.................................   $     --    $   311,564   $    56,773
                                           =========   ===========   ===========
Supplemental Disclosures of Cash Flow
 Information:
 Cash paid for interest.................   $  34,428   $   103,282   $    86,474
                                           =========   ===========   ===========


    The accompanying notes are an integral part of these combined financial statements.

                            DIVISIONS OF RENAISSANCE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) Operations and Sale of the Company

   On May 28, 1999, ZEFER Corp. (ZEFER) completed its acquisition of the Internet development and applications business of Renaissance Worldwide, Inc., a Massachusetts corporation (Renaissance). The acquired businesses consist of Neogplyphics Media Corporation (NMC) and Customer Management Solutions (CMS), collectively, the Divisions of Renaissance or the Company.

   NMC was organized under the laws of the state of Illinois in February 1995, and is an Internet development and applications company which develops Web sites under contractual agreements with various customers located primarily in the United States. CMS was organized as an operating division of Renaissance in March of 1998, and is an Internet development and applications company that develops Web-based front-office systems for various customers located primarily in the United States.

   In May 1999, ZEFER acquired certain net assets of the Company for approximately $12.3 million. The consideration consisted of $10 million of cash, 100,000 shares of ZEFER common stock valued at $50,000, a promissory note of $2 million, plus acquisition costs of approximately $160,000. The acquisition was accounted for using the purchase method of accounting, in accordance with APB Opinion No. 16. The purchase price was allocated based on the estimated fair market value of assets and liabilities assumed on the date of acquisition.

   The accompanying combined financial statements reflect a carveout of the Company from the consolidated financial statements of Renaissance. Prior to the acquisition by ZEFER, the Divisions of Renaissance were operated as separate divisions. The statements of operations for the Company reflects allocations of the cost of shared facilities and certain administrative costs. Such costs and expenses have been allocated to the Company based on actual usage or other methods that approximate actual usage. Management believes that the allocation methods are reasonable. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future, nor what the financial position, results of operations or cash flows would have been had it been a separate, stand-alone company throughout the periods covered.

(2) Summary of Significant Accounting Policies

   The accompanying combined financial statements reflect the application of certain significant accounting policies, as described in this note and elsewhere in the notes to combined financial statements.

   (a) Management Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   (b) Cash and Cash Equivalents Cash equivalents are stated at cost, which approximates fair market value. The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents. As of December 31, 1998 and May 28, 1999, cash equivalents consisted of money market accounts and commercial paper that are readily convertible to cash.

   (c) Fair Value of Financial Instruments Financial instruments consist principally of cash and cash equivalents, accounts receivable, and accounts payable, line of credit and long-term debt and obligations. The estimated fair value of these instruments approximates their carrying value.

                            DIVISIONS OF RENAISSANCE

   (d) Revenue Recognition Revenues are derived from professional services, which are provided to clients on a time and materials or fixed-fee basis. Revenues pursuant to time and materials contracts are generally recognized as services are performed. Revenues pursuant to fixed-fee contracts to provide services are recognized using the percentage-of-completion method (based on the ratio of costs included to total estimated project costs). Contracts generally extend over a three-to-six-month period. The cumulative impact of any revision in estimates of the percent complete is reflected in the period in which changes become known. When the revised estimates indicate a loss, such loss is currently provided for in its entirety. Revenues exclude reimbursed expenses charged to and collected from clients. Deferred revenue relates to advanced service billings.

   (e) Due from (to) Related Party Due from (to) related parties consists of amounts due from (to) Renaissance and other divisions within Renaissance.

   (f) Property and Equipment Depreciation is provided for using the straight-line method, by charges to operations in amounts estimated to allocate the cost of property and equipment over their estimated useful life of 3-5 years for computer equipment and software, 5-10 years for office furniture and equipment and the life of the lease for leasehold improvements.

   (g) Long-Lived Assets The Company evaluates the realizability of its long-lived assets based on profitability and cash flow expectations for the related asset. Management believes that, as of each of the balance sheet dates presented, none of the Company's long-lived assets was impaired.

   (h) Concentration of Credit Risk The Company has no significant off-balance sheet concentration of credit risks such as foreign exchange contracts, options contracts or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, due from (to) related parties, and long-term debt. Concentrated credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. During the three months ended March 31, 1998, the nine months ended December 31, 1998 and the five months ended May 28, 1999, the Company had three, four and two customers representing 45%, 56% and 22% of the revenues, respectively. As of December 31, 1998 and May 28, 1999, these same customers had balances representing 53% and 19% of accounts receivable, respectively.

   (i) Earnings per Share SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. As the Company does not have any common stock or potential common stock during the periods presented, as the Company is funded through investments by parent, the Company has not disclosed earnings per share.

   (j) Comprehensive Income SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The only component of comprehensive income (loss) of the Company for the periods presented is net income (loss).

   (k) Disclosure About Segment of an Enterprise and Related Information The Company views its operations and business as principally one segment, Web site design. Through May 28, 1999, substantially all of the Company's operations and assets have been derived from and are located in the U.S.

   (l) New Accounting Standards In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments

                            DIVISIONS OF RENAISSANCE
embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Pursuant to SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

(3) Income Taxes

   For the periods presented, the results of the Company were included in the consolidated tax return of Renaissance. The Company's policy is to record income taxes as if it were a separate company. Accordingly, no tax benefit has been recorded for the net losses because of uncertainty of future realization. A full valuation allowance was recorded against the Company's net operating loss carryforwards.

(4) Accrued Expenses

   Accrued expenses consist of the following:

                                                        December 31,  May 28,
                                                            1998        1999
                                                        ------------ ----------
   Salaries and related costs..........................  $1,467,045  $  980,358
   Professional and consulting fees....................     687,734     611,945
   Other...............................................     307,923     213,240
                                                         ----------  ----------
                                                         $2,462,702  $1,805,543
                                                         ==========  ==========

(5) Long-term Debt

   (a) Line of Credit The Company had a line-of-credit agreement with a bank for $2,000,000 dated December 31, 1998, which was collateralized by a promissory note and security agreement covering substantially all assets of the Company. The note bore interest at prime (7.75% at May 28, 1999) plus 1%. The note matured on June 30, 1999. As of December 31, 1998 and May 28, 1999, loans of $1,734,489 and $1,747,558 were outstanding on this line of credit, respectively. This loan was repaid in full by Renaissance in June 1999.

   (b) Installment Note Payable The Company also had an installment note payable agreement with a bank pursuant to which they could borrow up to $300,000. Monthly installments of principal and interest are based on the amount drawn with a maximum monthly payment of $6,301. Final payment is due June 30, 2000. The note is collateralized by substantially all assets of NMC and bears interest at prime (8.75% at May 28, 1999) plus 1%. As of December 31, 1998 and May 28, 1999, a principal balance of $283,222 and $262,755 was outstanding on this note. This note was repaid in full by Renaissance in June 1999.

(6) Commitments

   The Company leases its office facility and equipment under noncancelable operating leases that expire at various dates through December 31, 2002. Future minimum lease payments are approximately $74,000 as of May 28, 1999, and extend through 2002.

   Rent expense included in the accompanying statements of operations was approximately $89,000, $411,000 and $243,000 for the three months ended March 31, 1998, the nine months ended December 31, 1998 and the five months ended May 28, 1999, respectively.

                            DIVISIONS OF RENAISSANCE

(7) Parent Company Equity (Deficit)

   The financial statements of the Company have been derived from the consolidated financial statements of Renaissance. Parent Company equity represents the net assets (liabilities) of the Company.

(8) 401(k) Plan

   Effective January 1997, NMC established a deferred compensation plan under
Section 401(k) of the Internal Revenue Code, covering substantially all employees. Under the plan, employees may elect to defer up to 15% of their salary, subject to the Internal Revenue Code limits. NMC may make a matching contribution, as well as a discretionary contribution. As of July 1, 1998 all contributions under the plan were ceased, in conjunction with the acquisition of NMC by Renaissance. NMC did not elect to make any matching contributions or discretionary contribution under the plan for fiscal 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Neogplyphics Media Corporation:

   We have audited the accompanying statement of financial position of Neoglyphics Media Corporation as of December 31, 1997, and the related statements of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neoglyphics Media Corporation at December 31, 1997, and the results of its operation and its cash flows for the year then ended in conformity with generally accepted accounting principles.

   As described in Note 2 to the financial statements, the Company changed its method of recognizing revenue under fixed-fee contracts.

                                          Katch, Tyson & Company

Northfield, Illinois
March 12, 1998

                         NEOGLYPHICS MEDIA CORPORATION

                        STATEMENT OF FINANCIAL POSITION
                               DECEMBER 31, 1997

                                                                         1997
                                                                         ----
                               ASSETS
Current Assets:
 Cash (Note 1)......................................................  $  101,694
 Accounts Receivable (Notes 3 and 5)................................   2,655,542
 Less--Allowance for Doubtful Account (Note 1)......................      56,881
                                                                      ----------
                                                                       2,598,661
 Costs and estimated earnings in excess of billings on uncompleted
  contracts (Notes 1 and 6).........................................     561,536
 Due from affiliate (Note 4)........................................      17,456
 Due from officer...................................................       6,355
 Prepaid expenses...................................................      79,142
                                                                      ----------
  Total current assets..............................................   3,364,844
Properties (Note 1):
 Computer equipment.................................................     889,913
 Office furniture and equipment.....................................     258,655
 Vehicle............................................................      28,701
                                                                      ----------
  Total.............................................................   1,177,269
 Less--Accumulated depreciation.....................................     182,186
                                                                      ----------
  Undepreciated cost................................................     995,083
 Unamortized computer software......................................     138,054
 Unamortized leasehold improvements.................................      81,728
                                                                      ----------
  Total Properties..................................................   1,214,865
Other Assets:
 Deposits...........................................................      43,854
 Unamortized software development costs (Notes 1 and 7).............      52,531
 Intangible assets (Note 1).........................................      43,076
                                                                      ----------
  Total other assets................................................     139,461
                                                                      ----------
  Total assets (Note 8).............................................  $4,719,170
                                                                      ==========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Note payable--Bank (Note 8)........................................  $  700,000
 Current maturities of long-term indebtedness (Notes 10 and 11).....      13,386
 Note payable--Officer (Note 9).....................................      93,100
 Accounts payable...................................................     221,609
 Accrued payroll and expenses (Notes 9 and 11)......................     433,505
 Billing in excess of costs and estimated earnings on uncompleted
  contracts (Notes 1 and 6).........................................      10,434
 Accrued income taxes (Note 1)......................................     200,978
 Deferred income taxes (Notes 1 and 12).............................   1,038,869
                                                                      ----------
  Total current liabilities.........................................   2,711,881
Long-Term Indebtedness:
 Obligation under capital lease (Notes 10 and 11)...................       1,400
 Deferred income taxes (Notes 1 and 12).............................      50,832
                                                                      ----------
  Total long-term indebtedness......................................      52,232
                                                                      ----------
  Total liabilities.................................................   2,764,113
Stockholders' Equity:
 Common stock--
 Authorized--18,000,000 shares
 Issued and outstanding--16,888,500 shares, no par value (Notes 1
  and 14)...........................................................      26,885
 Additional paid in capital.........................................      34,874
 Retained earnings:
 Balance--Beginning of year (2).....................................     598,610
 Add--Net income for the year (exhibit b)...........................   1,294,688
  Balance--End of year..............................................   1,893,298
                                                                      ----------
  Total stockholders' equity........................................   1,955,057
                                                                      ----------
  Total liabilities and stockholders' equity........................  $4,719,170
                                                                      ==========

   The accompanying notes are an integral part of these financial statements.

                         NEOGLYPHICS MEDIA CORPORATION

                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                       Amount
                                                                     ----------
Net Sales (Notes 1, 2 and 3)........................................ $9,539,217
Direct Costs........................................................  4,461,044
                                                                     ----------
    Gross profit....................................................  5,078,173
Operating Expenses:
  Selling...........................................................    592,900
  General and administrative........................................  1,831,050
                                                                     ----------
    Total operating expenses........................................  2,423,950
                                                                     ----------
    Net income from operations......................................  2,654,223
Other (Income) Expense:
  Interest expense..................................................     38,640
  Miscellaneous income..............................................     (4,658)
                                                                     ----------
    Total other (income) expense....................................     33,982
                                                                     ----------
    Net income before provision for income taxes....................  2,620,241
Provision for Income Taxes (Note 1):
  Current income taxes..............................................    235,852
  Deferred income taxes (Note 12)...................................  1,089,701
                                                                     ----------
    Total provision for income taxes................................  1,325,553
                                                                     ----------
    Net income (Exhibit A).......................................... $1,294,688
                                                                     ==========


   The accompanying notes are an integral part of these financial statements.

                         NEOGLYPHICS MEDIA CORPORATION

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                      1997
                                                                   -----------
Cash flows from operating activities:
 Net income....................................................... $ 1,294,688
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...................................     196,636
  Change in provision for bad debts...............................      21,737
  Deferred income taxes...........................................   1,089,701
  Tax provision on the exercise of stock options..................      34,874
  (Increase) decrease in assets:
   Accounts receivable............................................  (1,336,168)
   Due from affiliate.............................................       5,020
   Due from officer...............................................      (6,355)
   Costs and estimated earnings in excess of billings on
    uncompleted contracts.........................................    (561,536)
   Prepaid expenses...............................................     (76,294)
   Deposits.......................................................     (26,366)
  Increase (decrease) in liabilities:
   Accounts payable...............................................     112,118
   Accrued payroll and expenses...................................      51,652
   Accrued income taxes...........................................     200,978
   Billings in excess of costs and estimated earnings on
    uncompleted contracts.........................................     (94,322)
                                                                   -----------
    Total adjustments.............................................    (388,325)
                                                                   -----------
    Net cash provided by operating activities.....................     906,363
Cash flows from investing activities:
 Purchase of properties and computer software.....................    (887,013)
 Software development costs.......................................     (55,621)
 Trademarks costs.................................................     (12,465)
                                                                   -----------
    Net cash (used in) operating activities.......................     955,099
Cash flow from financing activities:
 Proceeds from issuance of long-term debt.........................       5,850
 Net borrowing (payments) on line of credit.......................     268,000
 Principal payments on long-term debt.............................     (90,607)
 Cash proceeds from exercise of stock options.....................       6,885
                                                                   -----------
    Net cash provided by financing activities.....................     190,128
                                                                   -----------
    Net increase in cash and cash equivalents.....................     141,392
Cash and Cash Equivalents--Beginning of period....................     (39,698)
                                                                   -----------
Cash and Cash Equivalents--end of period.......................... $   101,694
                                                                   ===========
Supplemental disclosures of cash flow information:
 Cash paid during the year for--Interest.......................... $    27,068
                                                                   ===========

Disclosure of Accounting Policy:
   For purposes of the statements of cash flows, the company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

   The accompanying notes are an integral part of these financial statements.

                         NEOGLYPHICS MEDIA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997

(1) Summary of Significant Accounting Policies

   (a) Nature of Operations The Company, which began operations in February, 1995, develops websites under contractual agreements with various clients located primarily in the United States.

   (b) Use of Estimates The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of revenue and expenses during the reported period. Actual results could differ from those estimates.

   (c) Cash Equivalents The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   (d) Allowance for Doubtful Accounts The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.

   (e) Properties Properties, which are stated at cost, are being depreciated or amortized over the estimated useful lives of the assets on the straight-line method. Estimated useful lives of properties are as follows:

                                                                           Years
                                                                           -----
     Computer equipment...................................................    5
     Office furniture and equipment....................................... 5-10
     Vehicle..............................................................    5
     Computer software....................................................    3
     Leasehold improvements...............................................    5

   Due to inherent technological change in the computer industry, the period over which computer equipment and software is being depreciated and amortized may have to be accelerated. Depreciation and amortization of properties amounts to $189,611 for the year ended December 31, 1997.

   (f) Intangibles Intangible assets are being amortized over the estimated useful lives of the assets on the straight-line method. Estimated useful lives of intangibles range from five to ten years. Amortization of intangibles amounts to $3,935 for the year ended December 31, 1997.

   (g) Computer Software Development Costs In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company is required to capitalize certain software development and production costs once technological feasibility has been achieved. Costs prior to technological feasibility is achieved, and subsequent to the product release, are charged to operations as incurred. Capitalized computer software development costs are reported at the lower of unamortized cost or net realizable value. Upon initial product release, these costs are amortized based on the straight-line method over the estimated useful life, not to exceed three years. Fully amortized computer software costs are removed from the financial records.

   (h) Revenue Recognition Revenue from fixed-fee contracts are recognized on the percentage-of-completion method measured by the percentage of labor hours incurred to date, to total labor hours for each contract, as estimated by management. This method is used because management considers total labor hours to be the best available measure of progress on contracts. Because of the inherent uncertainties in estimating hours, it is possible that the Company's estimates of costs and revenue may be revised prior to contract completion. Changes in estimated profitability and job performance may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. If estimated total costs for a contract indicate a loss, the Company provides currently for the total anticipated loss on the contract.

                         NEOGLYPHICS MEDIA CORPORATION

                               December 31, 1997


   Contract costs include all direct labor and those indirect costs related to contract performance. The asset, "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts," represents billings in excess of revenue recognized.

   (i) Income Taxes Effective January 1, 1997, the Company terminated its election to be taxed as a small business corporation. Accordingly, on that date, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes have resulted from temporary differences between reporting income for financial reporting purposes and for income tax purposes.

   The Company reports income on the cash basis for income tax purposes and, accordingly, pays taxes based on when income is received and expenses are paid. The Company depreciates its properties on the straight-line method, capitalizes software developments cost, recognizes revenue using the percentage of completion on fixed contracts, and provides for bad debts at the time of sale for financial reporting purposes. Differences arise as the Company depreciates its properties on accelerated methods, expenses all software development costs, recognizes revenue when collected, and expenses bad debts as they occur, for income tax purposes.

   (j) Stock Options The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans.

   (k) Research and Development Costs Research and development costs are charged to operations when incurred and are included in operating expenses. The amount charged in 1997 was $40,007.

(2) Change of Accounting Principle

   During 1997, the Company adopted the percentage of completion method for recognizing revenue under fixed-fee contracts. The Company believes this method accurately reflects periodic results of operations. The effect of this change is to increase net income for 1997 by $393,515. Retained earnings has been decreased by $104,756 for the effect of retroactive application of the new method.

(3) Concentration of Credit Risk

   The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Sales are not concentrated geographically, however, three customers accounted for 44% of total sales for the year ended December 31, 1997, and four customers accounted for 71% of the accounts receivable balance at December 31, 1997.

(4) Related Party Transactions

   The Company is affiliated, through common ownership, with Financial Coordinated Services Inc. The only material transactions with its affiliate during the year ended December 31, 1997 were short-term advances of $90,375.

                         NEOGLYPHICS MEDIA CORPORATION

                               December 31, 1997


(5) Accounts Receivable

   Accounts receivable are summarized as follows:

     Completed Contracts............................................. $  360,018
     Contracts in Progress...........................................  2,287,580
     Server Fees.....................................................      7,944
                                                                      ----------
       Total......................................................... $2,655,542
                                                                      ==========

(6) Costs and Estimated Earnings on Uncompleted Contracts

   Uncompleted contracts are summarized as follows:

     Cost incurred..................................................... $380,501
     Estimated Earnings................................................  616,986
                                                                        --------
       Subtotal........................................................  997,487
     Less--Billings to date............................................  446,385
                                                                        --------
       Total........................................................... $551,102
                                                                        ========

   This amount is included on the balance sheet under the following captions:

     Costs and estimated earnings in excess of billings on
      uncompleted contracts........................................ $561,536
     Billings in excess of costs and estimated earnings on
      uncompleted contracts........................................  (10,434)
                                                                    --------
       Total....................................................... $551,102
                                                                    ========

(7) Computer Software Development Costs

   Computer software development coats were as follows for the year ended December 31, 1997.

     Unamortized balance--Beginning of year............................ $   --
     Current year additions............................................  55,621
                                                                        -------
       Net capitalized costs...........................................  55,621
     Less--Amortization................................................   3,090
     Adjustments to carrying value.....................................     --
                                                                        -------
       Net capitalized computer software development costs............. $52,531
                                                                        =======

   In management's opinion, the net realizable value of future sales exceeds the carrying value of unamortized computer software development costs; therefore, no adjustment to carrying value is required.

   Due to inherent technological change in the computer software development industry, the period over which such capitalized computer software development costs is being amortized may have to be accelerated.

(8) Note Payable--Bank

   The Company has a line-of-credit agreement with American National Bank and Trust Company of Chicago for $1,500,000 dated December 12, 1997, which is collateralized by a promissory note and security agreement covering substantially all assets of the Company. The note bears interest at one point above the bank's base rate, which was 8.5% at December 31, 1997. The note matures on June 30, 1998.

                         NEOGLYPHICS MEDIA CORPORATION

                               December 31, 1997


   The Company also has an installment note agreement with American National Bank and Trust Company of Chicago for an amount up to $300,000. Monthly installments of principal and interest are based on the amount drawn with a maximum monthly payment of $6,301. Final payment is due June 30, 2000. The note is collateralized by substantially all assets of the Company and bears interest at one point above the bank's base rate, which was at 8.5% at December 31, 1997. No indebtedness exists on the installment note of December 31, 1997.

(9) Note Payable--Officer

   The note payable, unsecured, is due on demand. Interest is accrued at an annual rate of 9% of the outstanding balance. Unpaid interest at December 31, 1997 amounts to $11,308 on this note.

(10) Long-Term Indebtedness

   As of December 31, 1997, the long-term indebtedness consists of the following:

     A note payable, secured by a vehicle, payable in monthly
      installments of $904, including interest at an annual rate of
      8.5%. The note matures on December 31, 1998...................... $10,390
     Obligation under capital lease (Note 11)..........................   4,396
                                                                        -------
       Total...........................................................  14,786
     Less--Current Maturities of Long-Term Indebtedness................  13,386
                                                                        -------
       Long-Term Indebtedness.......................................... $ 1,400
                                                                        =======

   As of December 31, 1997, long-term indebtedness of $1,400 is to be liquidated in the year ended December 31, 1999.

(11) Commitments and Contingencies

   (a) Capitalized Lease Obligation The Company has financed the purchase of certain equipment through a leasing arrangement. For financial reporting purposes, the asset and liability under this lease is capitalized at the lower of the present value of the minimum lease payments or the fair value of the asset. The interest rate on the capitalized lease is 16.47% and is imputed based on the lower of the Company's incremental borrowing rate at the inception of the lease or the lessor's implicit rate of return. The lease, which is noncancelable, expires in June, 1999.

   The following is a schedule, by years, of future minimum lease payments under this capital lease, together with the present value of the total minimum lease payments, as of December 31, 1997:

     1998............................................................... $3,500
     1999...............................................................  1,458
                                                                         ------
       Total minimum lease payments.....................................  4,958
     Less--Amount representing interest.................................    562
                                                                         ------
       Present value of total minimum lease payments.................... $4,396
                                                                         ======
     Current portion....................................................  2,996
     Noncurrent portion.................................................  1,400
                                                                         ------
       Total (Note 10).................................................. $4,396
                                                                         ======

                         NEOGLYPHICS MEDIA CORPORATION

                               December 31, 1997

   (b) Operating Leases The Company leases its office facilities under noncancelable operating leases which expire at various dates through the year 2002. The future minimum rental payments required under these leases which have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997, are as follows:

     1998.............................................................. $324,507
     1999..............................................................   68,696
     2000..............................................................   43,968
     2001..............................................................   45,720
     2002..............................................................   47,556
                                                                        --------
       Total........................................................... $530,447
                                                                        ========

   The Company sublets some of its office space to a related party (Note 4) on a month-to-month basis.

   The leases require the Company to pay for insurance and maintenance of facilities during the terms of the leases.

   Rent expense, on real properties, amounts to $271,668 for the year ended December 31, 1997.

   The Company leases equipment under noncancelable operating leases which expire in the year 1999. The future minimum rental payments required under these leases, which have an initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997, are as follows:

     1998............................................................... $51,466
     1999...............................................................  42,567
                                                                         -------
       Total............................................................ $94,033
                                                                         =======

   Rent expense, on equipment, including month-to-month rentals, amounts to $115,636 for the year ended December 31, 1997.

   (c) Self-insurance The Company self-insures for health insurance for its employees. The Company limits its losses through the use of stop-loss policies from reinsurers. Specific individual losses from claims are limited to $25,000 a year. The Company's aggregate annual loss limitation is determined by formula. Management believes they have adequately provided for all claims incurred in the accompanying financial statement.

   (d) Product Warranties The Company generally develops websites for customers under contract, which usually contain unconditional warranties and support for periods ranging up to one year. At December 31, 1997 a provision of $9,598 is included in accrued liabilities for estimated warranty claims based on the Company's experience.

(12) Deferred Income Taxes

   As discussed in Note I, the Company terminated its election to be taxed as a small business corporation effective January 1, 1997. On this date, the deferred tax liability was approximately $302,475, which has been recorded through a charge to the deferred tax provision.

                         NEOGLYPHICS MEDIA CORPORATION

                               December 31, 1997

(13) Deferred Compensation Plan

   Effective January 1, 1997, the Company established a deferred compensation plan under Section 401 (k) of the Internal Revenue Code, covering substantially all employees. Under the plan, employees may elect to defer up to 15% of their salary, subject to the Internal Revenue Code limits. The Company may make a matching contribution, as well as a discretionary contribution. The Company did not elect to make any matching contributions or discretionary contribution under the plan for the year ended December 31, 1997.

(14) Stock Option Plan

   Effective September 13, 1996, the Company adopted a stock option plan that provides for incentive stock options (for key employees) and nonqualified stock options (for key individuals, including nonemployees). The total number of shares reserved for issuance pursuant to this plan is 1,800,000.

   (a) Incentive Stock Options This part of the plan is intended to qualify under Section 422 of the Internal Revenue Code. Options to purchase common stock are granted at not less than the estimated fair market value at the date of the grant, and are exercisable during a ten-year period. No options have been granted as of December 31, 1997.

   (b) Nonqualified Stock Options As stated in Note 1, the Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123). If the Company had elected to recognize compensation cost for the options granted during 1997, consistent with the method prescribed by SFAS No. 123, net income would have been decreased by $25,023 for the year ended December 31, 1997.

   The weighted-average fair value of the options granted during 1997 was estimated, using the Black-Scholes option pricing model, using the following assumptions:

     Risk-Free interest Rate.......................................        6.00%
     Expected Life................................................. 1 to 7 years
     Expected Volatility...........................................         .01%
     Expected Dividend Yield.......................................         None

   A summary of option transactions during the year ended December 31, 1997, is as follows:

                                                                       Weighted-
                                                                        Average
                                                             Number of Exercise
                                                              Shares     Price
                                                             --------- ---------
     Outstanding at January 1, 1997
      Granted............................................... 1,652,990   $0.06
      Exercised.............................................   688,500    0.01
      Canceled..............................................     4,581     --
                                                             ---------   -----
     Outstanding at December 31, 1997.......................   959,909   $0.10
                                                             =========   =====

                         NEOGLYPHICS MEDIA CORPORATION

                               December 31, 1997


   A summary of options, outstanding as of December 31, 1997, is as follows:

                                                        Weighted-
                                                         Average                     Weighted-
                          Number of                     Remaining                     Average
     Exercise              Shares                      Contractual                   Exercise
      Price              Outstanding                      Life                         Price
     --------            -----------                   -----------                   ---------
       .10                 959,909                        9.41                         $0.10

(15) Subsequent Event

   On January 2, 1998, the Company signed a "master lease" agreement with American National Bank and Trust Company of Chicago for the lease of various equipment as needed in the future. On January 20, 1998, the Company financed $95,481 of equipment purchased in December, 1997, through this master lease agreement. The lease, which is noncancelable, expires January 20, 2000, and bears interest at one point above the bank's base rate, which was 8.5% on January 20, 1998. For financial reporting purposes, the asset and liability under this lease is capitalized at the lower of present value of the minimum lease payments or the fair value of the asset.

   The following is a schedule, by years, of future minimum lease payments under this capital lease, together with the present value of the total minimum lease payments, as of January 20, 1998:

     1998............................................................. $ 47,823
     1999.............................................................   52,171
     2000.............................................................    5,348
                                                                       --------
       Total minimum lease payments...................................  104,342
     Less--Amount representing interest...............................    8,861
                                                                       --------
       Present value of total minimum lease payments.................. $ 95,481
                                                                       ========
     Current portion..................................................   41,110
     Noncurrent portion...............................................   54,371
                                                                       --------
       Total.......................................................... $ 95,481
                                                                       ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Waite & Company, Inc.:

   We have audited the accompanying balance sheet of Waite & Company, Inc. (a Massachusetts corporation) as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waite & Company, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
October 15, 1999

                             WAITE & COMPANY, INC.

                                 BALANCE SHEETS

                                                       December 31,  June 30,
                                                           1998        1999
                                                       ------------ -----------
                                                                    (unaudited)
                        ASSETS
Current assets:
  Cash................................................  $  438,037  $  406,537
  Accounts receivable, net of allowance of $0 and
   $16,000 at December 31, 1998 and June 30, 1999,
   respectively.......................................     681,514     989,113
  Unbilled accounts receivable........................      42,500     151,300
  Other current assets................................      30,708      24,104
                                                        ----------  ----------
    Total current assets..............................   1,192,759   1,571,054
Property and equipment, at cost:
  Computer hardware and software......................      80,385     115,458
  Furniture and fixtures..............................      50,478     174,179
  Leasehold improvements..............................      23,114      91,545
  Office equipment....................................      21,366      21,909
                                                        ----------  ----------
                                                           175,343     403,091
  Less--Accumulated depreciation and amortization.....      78,005     111,932
                                                        ----------  ----------
                                                            97,338     291,159
Other assets..........................................      23,020      19,908
                                                        ----------  ----------
                                                        $1,313,117  $1,882,121
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable....................................  $   16,720  $   75,274
  Distributions payable...............................     100,000     400,000
  Accrued vacation....................................      57,883      60,024
  Accrued bonus.......................................         --       16,457
  Unearned revenue....................................         --      255,407
  Current portion of capital lease obligation.........         --       50,725
                                                        ----------  ----------
    Total current liabilities.........................     174,603     857,887
Long-term portion of capital lease obligation.........         --      141,942
                                                        ----------  ----------
    Total liabilities.................................     174,603     999,829
Commitments (Note 5)
Stockholders' equity:
  Common stock, no par value--
  Authorized--200,000 shares
  Issued and outstanding--1,030 shares................      16,804      16,804
  Retained earnings...................................   1,121,710     865,488
                                                        ----------  ----------
    Total stockholders' equity........................   1,138,514     882,292
                                                        ----------  ----------
                                                        $1,313,117  $1,882,121
                                                        ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                             WAITE & COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                 For the Years Ended  For the Six Months Ended
                                    December 31,              June 30,
                                --------------------- --------------------------
                                   1997       1998        1998          1999
                                ---------- ---------- ------------  ------------
                                                      (unaudited)   (unaudited)
Revenues....................... $2,591,540 $3,250,500 $  1,428,000  $  2,096,241
Operating Expenses:
  Cost of services.............  1,324,912  1,686,759      837,802     1,019,395
  Hiring and training..........      5,000     13,605        6,061        51,609
  General and administrative...    320,913    417,291      254,314       345,137
  Selling and marketing........     65,053    128,155       72,630        59,681
  Depreciation and
   amortization................     32,358     31,783       14,263        33,927
                                ---------- ---------- ------------  ------------
    Total operating expenses...  1,748,236  2,277,593    1,185,070     1,509,749
                                ---------- ---------- ------------  ------------
    Income from operations.....    843,304    972,907      242,930       586,492
Interest and Other Income......     15,377     20,723       11,195        22,786
                                ---------- ---------- ------------  ------------
    Net income................. $  858,681 $  993,630 $    254,125  $    609,278
                                ========== ========== ============  ============

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                   Common Stock
                              ----------------------                 Total
                              Number of               Retained   Stockholders'
                               Shares   No Par Value  Earnings      Equity
                              --------- ------------ ----------  -------------
Balance, December 31, 1996
 (unaudited).................   1,000     $ 1,000    $  293,880   $  294,880
  Distributions to
   shareholders..............     --          --       (442,681)    (442,681)
  Issuance of common stock...      30      15,804           --        15,804
  Net income.................     --          --        858,681      858,681
                                -----     -------    ----------   ----------
Balance, December 31, 1997...   1,030      16,804       709,880      726,684
  Distributions to
   shareholders..............     --          --       (581,800)    (581,800)
  Net income.................     --          --        993,630      993,630
                                -----     -------    ----------   ----------
Balance, December 31, 1998...   1,030      16,804     1,121,710    1,138,514
  Distributions to
   shareholders..............     --          --       (865,500)    (865,500)
  Net income.................     --          --        609,278      609,278
                                -----     -------    ----------   ----------
Balance, June 30, 1999
 (unaudited).................   1,030     $16,804    $  865,488   $  882,292
                                =====     =======    ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                             WAITE & COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                              For the Six
                                  For the Years Ended        Months Ended
                                     December 31,              June 30,
                                  --------------------  -----------------------
                                    1997       1998        1998        1999
                                  ---------  ---------  ----------- -----------
                                                        (unaudited) (unaudited)
Cash Flows from Operating
 Activities:
  Net income..................... $ 858,681  $ 993,630   $254,125    $609,278
  Adjustments to reconcile net
   income to net cash provided by
   operating activities--
    Depreciation and
     amortization................    32,358     31,783     14,263      33,927
    Provision for uncollectable
     accounts receivable.........       --         --         --       16,000
    Compensation expense in
     connection with the issuance
     of common stock.............    15,804        --         --          --
    Changes in current assets and
     liabilities--
      Accounts receivable........   (59,146)  (320,753)    (9,927)   (323,599)
      Unbilled accounts
       receivable................       --     (42,500)  (107,500)   (108,800)
      Other current assets.......    (7,617)   (18,330)       796       6,604
      Accounts payable...........     4,350      8,579     30,351      59,677
      Distributions payable......   105,866    (39,866)  (139,866)    300,000
      Accrued expenses...........    (4,705)    34,488     84,685      15,654
      Unearned revenue...........   (51,740)       --         --      255,407
                                  ---------  ---------   --------    --------
        Net cash provided by
         operating activities....   893,851    647,031    126,927     864,148
                                  ---------  ---------   --------    --------
Cash Flows from Investing
 Activities:
  Purchases of property and
   equipment.....................   (40,096)   (54,152)   (30,514)    (24,650)
  Increase in other assets.......       --     (19,687)       --        3,112
                                  ---------  ---------   --------    --------
      Net cash used in investing
       activities................   (40,096)   (73,839)   (30,514)    (21,538)
                                  ---------  ---------   --------    --------
Cash Flows from Financing
 Activities:
  Distributions to shareholders..  (442,681)  (581,800)  (193,800)   (865,500)
  Principal payments on capital
   lease obligation..............       --         --         --       (8,610)
                                  ---------  ---------   --------    --------
      Net cash used in financing
       activities................  (442,681)  (581,800)  (193,800)   (874,110)
                                  ---------  ---------   --------    --------
Increase (Decrease) in Cash......   411,074     (8,608)   (97,387)    (31,500)
Cash, Beginning of Period........    35,571    446,645    446,645     438,037
                                  ---------  ---------   --------    --------
Cash, End of Period.............. $ 446,645  $ 438,037   $349,258    $406,537
                                  =========  =========   ========    ========
Supplemental Disclosure of Cash
 Flow Information:
  Cash paid during the period for
   interest...................... $     --   $     --    $    --     $  8,905
                                  =========  =========   ========    ========
  Other transactions--
    Assets purchased under
     capital lease obligation.... $     --   $     --    $    --     $203,098
                                  =========  =========   ========    ========

   The accompanying notes are an integral part of these financial statements.

                             WAITE & COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
               (Including Data Appropriate to Unaudited Period)

(1) Organization and Sale of the Company

   Waite & Company, Inc. (the Company), a Massachusetts corporation, was incorporated in September 1995. The Company is a management consulting firm that works with chief executives and leadership teams in rapidly evolving industries to assist in redefining value in their markets. The Company specializes in the financial service, technology, health care, professional service, entertainment and communication industries.

   The Company is subject to risks common to rapidly growing, technology-based companies, including limited operating history, dependence on key personnel, rapid technological change, competition from substitute services and larger companies, and the need for continued market acceptance of the Company's services.

   On September 13, 1999, ZEFER Corp., (ZEFER) purchased all of the outstanding common stock of the Company from the owners for approximately $8,148,000 (the Acquisition) plus acquisition costs of approximately $75,000. The Acquisition was accounted for using the purchase method of accounting in accordance with the requirement of Accounting Principles Board (APB) Opinion No. 16, Business Combinations, and, accordingly, the Company's results of operations are included in those of ZEFER Corporation beginning on the date of acquisition. The transaction was financed with $8,034,052 of ZEFER cash, approximately $75,000 of acquisition costs, and through the issuance of 400,000 shares at $.38 per share or approximately $114,000 of ZEFER Corp. common stock issued to the owners of the Company.

(2) Summary of Significant Accounting Policies

   The accompanying financial statements reflect the application of the accounting policies described below.

   (a) Interim Financial Statements The accompanying balance sheet as of June 30, 1999 and the statements of operations, cash flows, and stockholders' equity for the six months ended June 30, 1999 and 1998, are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the six months ended June 30, 1999 and 1998 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

   (b) Management Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (c) Revenue Recognition The Company enters into fixed-priced consulting agreements with its customers. The Company recognizes revenue primarily on the percentage-of-completion method. Contracts generally extend over a two-to-four month period. The cumulative impact of any revision in estimates of the percent complete is reflected in the period in which the changes become known. When the revised estimates indicate a loss, such loss is currently provided for in its entirety. Revenues exclude reimbursed expenses charged to and collected from clients. Unearned revenue relates to advanced service billings. Unbilled accounts receivable relates to revenues recognized in advance of service billings.

   (d) Long-Lived Assets The Company reviews its long-lived assets for impairment as events and circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates the

                             WAITE & COMPANY, INC.

                (Including Data Appropriate to Unaudited Period)

realizability of its long-lived assets based on profitability and cash flow expectations for the related asset. Management believes that, as of December 31, 1998 and June 30, 1999, none of the Company's long-lived assets was impaired.

   (e) Depreciation and Amortization The Company provides for depreciation and amortization by charges to operations on a straight-line basis in amounts estimated to allocate the cost of the assets over their estimated useful lives of 3-5 years for computer hardware and software, 7 years for furniture and fixtures, the life of the lease for leasehold improvements and 7 years for office equipment.

   (f) Concentration of Credit Risk Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. For the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 the Company had three, two, two and three significant customers representing 94%, 65%, 75% and 60% of revenues, respectively. As of December 31, 1997 and 1998 and June 30, 1999, the Company had two, three and three customers representing 100%, 93% and 82% of the accounts receivable balance, respectively.

   (g) Fair Value of Financial Instruments The Company's financial instruments consist of accounts receivable and accounts payable. The estimated fair value of these financial instruments approximates their carrying value at December 31, 1998 and June 30, 1999, because of the short-term nature of these instruments.

   (h) Comprehensive Income The Company adopted SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. SFAS No. 130 establishes standards for the display of comprehensive income and its components in a full set of financial statements. Comprehensive income represents net income plus the change in equity of a business enterprise resulting from transactions and events and circumstances from nonowner sources. The only component of comprehensive income for the year ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 is net income.

   (i) New Accounting Standard In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters beginning with the quarter ending September 30, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 in its quarter ending September, 30, 2000 and does not expect such adoption to have an impact on the Company's results of operating financial position or cash flows.

(3) Income Taxes

   The Company has elected to be treated as a Subchapter S corporation for federal and state income tax purposes. Under this election, for federal income taxes and certain state income taxes, the taxable income of the Company is reported by the stockholders of the Company on their personal income tax returns. Accordingly, no provision for income taxes has been made in the accompanying statement of operations. The Company has accrued for tax distributions made to shareholders of approximately $40,000 for the period ending December 31, 1997. All tax distributions made for the period ended December 31, 1997 and 1998, and for the six months ended June 30, 1998 and 1999, were distributed to shareholders prior to the end of the respective periods.

   The pro forma income tax adjustment represents the adjustment necessary to provide for federal, additional state and foreign corporate income taxes as if the election to be treated as an S corporation were not made, and the Company was subject to federal and state corporate income taxes.

                             WAITE & COMPANY, INC.

               (Including Data Appropriate to Unaudited Period)


(4) Stockholders' Equity

   The Company has authorized a total of 200,000 shares of common stock with no par value. As of December 31, 1997 and 1998 and June 30, 1999, the Company has issued and outstanding 1,030 shares of common stock. During fiscal 1997, the Company issued 30 shares of common stock to a board member for no cash consideration. The effect of this transaction is reflected in the statement of operations for the year ended December 31, 1997.

(5) Commitments

   (a) Operating Leases The Company leases its facility under operating leases that expire through August 2000.

   Approximate minimum payments required under operating leases as of December 31, 1998 are as follows:

   Years ending December 31,
   -------------------------
   1999............................................................... $191,000
   2000...............................................................  117,000
                                                                       --------
                                                                       $308,000
                                                                       ========

   Rent expense for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1998 and 1999, was approximately $62,000, $94,000, $41,000 and $96,000, respectively.

   (b) Capital Leases The Company leases certain equipment under capital leases. Future minimum lease payments under these leases as of June 30 are as follows:

  Years Ending June 30,                                                 Amount
  ---------------------                                                --------
  2000................................................................ $ 52,545
  2001................................................................   52,545
  2002................................................................   52,545
  2003................................................................   52,545
  2004................................................................   35,030
                                                                       --------
    Total minimum lease payments......................................  245,210
    Less--Amount representing interest capital........................   52,543
                                                                       --------
    Capital lease obligation..........................................  192,667
    Less--Current portion of capital lease obligation.................   50,725
                                                                       --------
      Total........................................................... $141,942
                                                                       ========

(6) Employee Benefit Plan

   In February 1997, the Company adopted a 401(k) savings plan (the Plan) for eligible employees. Each participant may elect to contribute up to 15% of his or her compensation for the plan year, subject to certain Internal Revenue Service limitations. The Company matches 50% of the first 3% of employee contributions. For the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999, the Company contributed approximately $14,000, $16,000, $9,000 and $13,000 to the Plan, respectively. Subsequent to the acquisition of the Company by Zefer Corp. (see Note 7) the Plan was terminated.

                REVIEW REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ZEFER Corp.:

   We have reviewed the pro forma adjustments reflecting the transactions described in the pro forma combined condensed financial statements and the application of those adjustments to the historical amounts in the accompanying pro forma combined condensed statement of operations for the year ended December 31, 1999. The historical condensed financial statements for the year ended December 31, 1999 have been derived from the historical financial statements of ZEFER Corp. (the Company) for the period from inception (March 18, 1999) through December 31, 1999, Original ZEFER for the four months ended April 30, 1999 and the Divisions of Renaissance for the five months ended May 28, 1999. All of such financial statements were audited by us and appear elsewhere in this registration. The historical condensed financial statements are also derived from the historical unaudited financial statements of Spyplane, LLC for the period from January 1, 1999 through May 14, 1999 and Waite & Co. for the eight months ended August 31, 1999, which appear elsewhere in this registration statement. Such pro forma adjustments are based on management's assumptions as described in the notes to pro forma combined condensed financial statements. Our review was conducted in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

   The objective of this pro forma financial information is to show what the significant effects on the combined condensed historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma combined condensed financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

   A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion on the pro forma adjustments or the application of such adjustments to the pro forma combined condensed statements of operations for the year ended December 31, 1999. Based on our review, however, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above mentioned transactions described in the pro forma combined condensed financial statement, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma combined condensed statement of operations for the year ended December 31, 1999.

                                             /s/ Arthur Andersen LLP

Boston, Massachusetts
January 31, 2000

                                  ZEFER CORP.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)

OVERVIEW

   ZEFER Corp., (the Company), was incorporated in Delaware on March 18, 1999 and is an Internet consulting and implementation firm. In March 1999, the Company was funded with $500,000 in cash through the sale of common stock to GTCR Golder Rauner, L.L.C. (GTCR), which also committed to fund an additional $97.0 million to fund the Company's acquisitions and operations.

   On April 30, 1999, the Company acquired all the stock of Original ZEFER, an Internet professional services firm. The acquisition was accounted for using the purchase method of accounting. The Company acquired all the stock of Original ZEFER for the net purchase price of $7,657,000, including acquisition costs of approximately $125,000. The total purchase price was allocated as follows: $1,136,000 of tangible assets, $4,725,000 of assumed liabilities and $11,246,000 of intangible assets. The purchase price consisted of approximately $7,100,000 in cash and 3,456,000 shares of the Company's common stock valued at $.13 per share.

   On May 14, 1999, the Company acquired all of the LLC units of Spyplane, LLC (Spyplane), an integrated provider of internet services, including brand creation and web site development, formed in California as a limited liability company in May 1998. The acquisition was accounted for using the purchase method of accounting. The Company acquired all of the LLC units of Spyplane for a net purchase price of $2,105,000, including acquisition costs of approximately $100,000. The total purchase price was allocated as follows:
$425,000 of tangible assets, $604,000 of assumed liabilities and $2,284,000 of intangible assets. The purchase price consisted of approximately $1,000,000 in cash, 200,000 shares of the Company's common stock valued at $.13 per share and a $980,000 subordinated note to the Spyplane founders. The note is due on May 14, 2001 and accrues interest at 8% per year.

   On May 28, 1999, the Company acquired the assets of two divisions of Renaissance Worldwide, Inc. (Renaissance): Customer Management Solutions (CMS) and Neoglyphics Media Corporation (NEO), which are collectively referred to as the Divisions of Renaissance. CMS began operations during May 1998 as an operating division of Renaissance, and is an Internet development and applications company that develops web-based front-office systems. NEO was organized in 1995 as an internet development and applications company which develops web sites under contract with various customers. NEO existed as a division of Renaissance for the ten months ended December 31, 1998 and for the period from January 1, 1999 to May 28, 1999. The acquisition was accounted for using the purchase method of accounting. The net purchase price of $12,210,000, including acquisition costs of approximately $160,000, was allocated as follows: $5,961,000 of tangible assets, $1,895,000 of assumed liabilities and $8,144,000 of intangible assets. The purchase price consisted of $10,000,000 in cash, 400,000 shares of the Company's common stock valued at $.13 per share and a $2,000,000 subordinated note to Renaissance. The note bears interest at the 30-day LIBOR rate plus 2% and is payable in quarterly installments of $250,000 beginning in May 2000 and is convertible at the option of the holder into the Company's common stock at a conversion price equal to 80% of the per share price to the public of the Company's common stock in an initial public offering
(IPO).

                                  ZEFER CORP.

                                  (Unaudited)

   On September 13, 1999, the Company acquired the stock of Waite & Company, Inc. (Waite), a management consulting firm that works with chief executives and leadership teams in redefining value in their markets. The acquisition was accounted for using the purchase method of accounting. ZEFER acquired all of the stock of Waite for a net purchase price of approximately $8,609,000, including acquisition costs of approximately $75,000. The total purchase price was allocated as follows: $1,852,000 of tangible assets, $4,727,000 of assumed liabilities and $11,484,000 of intangible assets. The purchase price consisted of approximately $8,034,000 in cash and 400,000 shares of the Company's common stock valued at $1.25 per share. Waite was incorporated in 1995. In connection with the acquisition, several employees of Waite signed employment agreements with the Company. Those agreements provide for certain non-compete arrangements with the employees for 12 months whereby the founders can not compete with the Company's customers. Also, there is an extended 18-month period whereby the founders are limited to the extent that they can compete in the market place.

   The following unaudited pro forma combined condensed financial statements have been prepared in accordance with generally accepted accounting principles and give effect to the transactions described above. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 combines the historical statements of operations of (i) the Company for the period from inception (March 18, 1999) through December 31, 1999, (ii) Original ZEFER for the period from January 1, 1999 through its date of acquisition (April 30, 1999), (iii) Spyplane for the period from January 1, 1999 through its date of acquisition (May 14, 1999), (iv) the Divisions of Renaissance for the period from January 1, 1999 through its date of acquisition (May 28, 1999) and (v) Waite for the period from January 1, 1999 through its date of acquisition (September 13, 1999). The results of operations of Original ZEFER, Spyplane, the Divisions of Renaissance and Waite for the periods subsequent to their respective dates of acquisition have been included in the results of operations of the Company. The unaudited pro forma combined condensed statements of operations assume that the acquisitions were consummated on January 1, 1999 and include pro forma adjustments to reflect annual amounts of amortization, compensation and interest expense, as described in the notes to pro forma combined condensed statements of operations. The unaudited pro forma combined condensed statements of operations do not purport to be indicative of the results which would have been reported had the acquisitions been consummated at this date, nor do they purport to be indicative of the results of operations which may be expected in the future. These unaudited pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company, Original ZEFER, the Divisions of Renaissance, Spyplane and Waite.

                                  ZEFER CORP.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                  (Unaudited)

                                                                                                           Pro Forma
                                         Original    Divisions of                        Pro Forma          Combined
                          The Company      ZEFER     Renaissance   Spyplane    Waite    Adjustments         Company
                          ------------  -----------  ------------  --------  ---------- -----------       ------------
REVENUES................  $ 25,276,935  $   491,141  $ 3,886,424   $523,653  $2,905,889 $       --        $ 33,084,042
OPERATING EXPENSES:
 Cost of services.......    15,736,322      589,140    4,781,116    420,089   1,540,315      84,938 (/5/)   23,151,920
 Hiring and training....     5,541,716        9,958      160,165        --       53,578         --           5,765,417
 Research and
  innovation............     1,832,039          --           --         --          --          --           1,832,039
 Sales and marketing....     7,055,712      124,540    1,012,552     29,502      84,680         --           8,306,986
 General and
  administrative........    18,420,098    1,012,172    2,461,115    118,502     584,600      60,121 (/5/)   22,656,608
 Depreciation and
  amortization..........    10,681,725       55,839      189,665     11,728      43,163   6,990,262 (/1/)   17,972,382
 Compensation expense...       665,683      961,317          --         --          --          --           1,627,000
                          ------------  -----------  -----------   --------  ---------- -----------       ------------
  Total operating
   expenses.............    59,933,295    2,752,966    8,604,613    579,821   2,306,336   7,135,321         81,312,352
                          ------------  -----------  -----------   --------  ---------- -----------       ------------
  Income (loss) from
   operations...........   (34,656,360)  (2,261,825)  (4,718,189)   (56,168)    599,553  (7,135,321)       (48,228,310)
INTEREST AND OTHER
 INCOME (EXPENSE), NET..    (2,253,955)     (18,652)    (324,528)      (431)     18,082  (1,034,913)A       (3,614,397)
                          ------------  -----------  -----------   --------  ---------- -----------       ------------
  Income (loss) before
   taxes................   (36,910,315)  (2,280,477)  (5,042,717)   (56,599)    617,635  (8,170,234)       (51,842,707)
BENEFIT FROM INCOME
 TAXES..................     5,760,400          --           --         --          --          --           5,760,400
                          ------------  -----------  -----------   --------  ---------- -----------       ------------
  Net income (loss).....  $(31,149,915) $(2,280,477) $(5,042,717)  $(56,599) $  617,635 $(8,170,234)      $(46,082,307)
                          ============  ===========  ===========   ========  ========== ===========       ============
PRO FORMA NET LOSS PER
 SHARE:
 Net loss per common and
  common equivalent
  share.................  $      (1.16)                                                                   $      (1.53)
                          ============                                                                    ============
 Shares used to compute
  pro forma net loss per
  share (Note 4)........    26,793,270                                                                      30,211,932
                          ============                                                                    ============

A Includes the following:--

 Interest expense on assumed borrowings(2).........................    $521,640
 Interest expense on assumed issuance of class A preferred
  stock(3).........................................................     513,273
                                                                     ----------
                                                                     $1,034,913
                                                                     ==========


    The accompanying notes are an integral part of this financial statement.

                                  ZEFER CORP.

         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                  (Unaudited)

   The accompanying unaudited pro forma combined condensed statement of operations has been prepared by combining the historical results of the Company, Original ZEFER, Spyplane, the Divisions of Renaissance, and Waite for the year ended December 31, 1999 and reflects the following pro forma adjustments:

   (1) Record twelve months of amortization of goodwill and other identified intangible assets of $1,773,683 related to the acquisition of Original ZEFER, $410,401 related to the acquisition of Spyplane, $1,248,543 related to the acquisition of the Divisions of Renaissance and $3,557,635 related to the acquisition of Waite.

   (2) Record interest expense of $28,997 related to assumed additional borrowings of $980,000 in the form of a subordinated note to finance the acquisition of Spyplane at an interest rate of 8% per year, interest expense of $60,011 related to assumed additional borrowings of $2,000,000 in the form of a subordinated note to finance the acquisition of the Divisions of Renaissance at an assumed interest rate of 7.4% per year and interest expense of $432,632 related to the line of credit borrowings of $8,034,000 with an interest rate of 8% to supply the cash to fund the purchase of Waite.

   (3) Record the interest expense of $116,533 for the accretion of 4,370 shares of Class A Preferred Stock issued to GTCR at an 8% dividend rate to fund the purchase of Original ZEFER, interest expense of $31,808 for the accretion of 1,075 shares of Class A Preferred Stock issued to GTCR at an 8% dividend rate to fund the purchase of Spyplane and interest expense of $364,932 for the accretion of 11,250 shares of Class A Preferred Stock issued to GTCR at an 8% dividend rate to fund the purchase of the Divisions of Renaissance.

   (4) Pro forma weighted average common shares outstanding for the year ended December 31, 1999 reflects the incremental effect of shares we issued in connection with the acquisitions we made in 1999 and shares of common stock we issued to GTCR in order to fund such acquisitions as if these shares had been issued as of January 1, 1999, as follows:

   Historical weighted average shares outstanding.................... 26,793,270
   Incremental weighted average shares outstanding:
    Funding provided by GTCR.........................................  2,960,000
    Original ZEFER...................................................    350,620
    Spyplane.........................................................        --
    Divisions of Renaissance.........................................     93,286
    Waite............................................................     14,756
                                                                      ----------
   Pro forma weighted average shares outstanding..................... 30,211,932
                                                                      ==========

The calculation of pro forma basic and diluted weighted average shares outstanding excludes 9,314,467 shares of unvested restricted common stock issued in connection with the acquisitions made in 1999. The calculation of pro forma diluted weighted average shares outstanding also excludes 4,627,111 shares of potential common stock issuable upon the exercise of outstanding stock options. The shares of Class A redeemable preferred stock that will be exchanged for common stock upon the Company's initial public offering have been excluded from the calculation of pro forma weighted average common shares outstanding.

                                  ZEFER CORP.

         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
               FOR THE YEAR ENDED DECEMBER 31, 1999--(Continued)

                                  (Unaudited)

   (5) Record pro forma effect of salaries to be received under senior management agreements in connection with acquisitions we made in 1999 as if the senior management agreements had been entered into as of January 1, 1999, as follows:

                                              Cost of   General and
                                              Services Administrative  Total
                                              -------- -------------- --------
   Total due under management agreements..... $395,000    $256,668    $651,668
   Less--Salaries included in historical
    statements...............................  310,062     196,547     506,609
                                              --------    --------    --------
   Pro forma salaries adjustment............. $ 84,938    $ 60,121    $145,059
                                              ========    ========    ========

Innovation Advisory Board

Our Innovation Advisory Board enhances the development of intellectual capital for our service offering. The current members of our Innovation
Advisory Board are:

Pamela Alexander
President and Chief Executive Officer,
Alexander Ogilvy Public Relations Worldwide.

Ian Angell
Professor of Information Systems,
London School of Economics.

Peter Block
Author,
Flawless Consulting;  The Empowered Manager:
Positive Political Skills at Work;
Stewardship:  Choosing Service Over Self-Interest

Miles Braffett
Vice President and Chief Information Officer,
BMG Entertainment.

Jay Chiat
Co-Founder, Chiat/Day.

Clayton Christensen
Professor of Business Administration,
Harvard Business School.

Eric Clemons
Professor of Operations, Information Management and Management, The Wharton School

Jeffrey Dunn
Chief Operating Officer, Nickelodeon.

Chris Gopal
Former Partner and Head of Global Supply Chain Services,
Ernst & Young.

Clive Holtham
Head of Department of Management Systems and Information, City University of London.

Rolf Jensen
Director,
Copenhagen Institute for Future Studies.

Robert Johansen
President, Institute for the Future.

Moshe Rubinstein
Professor, School of Engineering and Applied
Sciences, UCLA

Bo Saxberg
Vice President, Advanced Communications,
Johnson & Johnson.

Don Schultz
Professor of Integrated Marketing Communications,
Northwestern University.

Michael Shamos
Co-Director,
Carnegie Mellon Institute for eCommerce.

Robert Tien
Chairman, Electronic Business International

Hal Tovin
President and Chief Executive Officer,
Citizens e-Business.

Hal Varian
Dean, School of Information Management and Systems,
University of California at Berkeley.

Arnold Wasserman
Former Dean, Pratt Institute's School of Design

[ZEFER LOGO APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      SEC registration fee.......................................... $   18,216
      NASD filing fee...............................................      7,400
      Nasdaq National Market listing fee............................     95,000
      Blue Sky and similar fees and expenses........................      5,000
      Transfer Agent and Registrar fees.............................     10,000
      Accounting fees and expenses..................................    850,000
      Legal fees and expenses.......................................    450,000
      Director and officer liability insurance......................    400,000
      Printing and mailing expenses.................................    150,000
      Miscellaneous.................................................     14,384
                                                                     ----------
          Total..................................................... $2,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Article SEVENTH of our Certificate of Incorporation provides that none of our directors shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

   Article EIGHTH of our Certificate of Incorporation provides that each director and officer:

     (a) shall be indemnified by us against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in our right brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and

     (b) shall be indemnified by us against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in our right brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

   Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

   Article EIGHTH of our Certificate of Incorporation further provides that the indemnification provided therein is not exclusive and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   We have purchased directors and officers insurance providing indemnification for our directors and officers for certain liabilities, including liabilities in connection with this offering.

   Under Section 7 of the Underwriting Agreement, the underwriters are obligated, under certain circumstances, to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

Item 15. Recent Sales of Unregistered Securities

   Certain Sales of Securities. Since our formation we have issued the following securities that were not registered under the Securities Act of 1933, as summarized below.

     (a) Issuances of capital stock.

       1. From March 1999 through February 2000, we issued an aggregate of 26,640,000 shares of our common stock at a price of $0.125 per share for an aggregate purchase price of $3,330,000 and an aggregate of 39,074.6610 shares of our class A preferred stock at a price of $1,000 per share for an aggregate purchase price of $39,074,661 to GTCR pursuant to a Purchase Agreement.

       2. From March through May 1999, we issued an aggregate of 81,124 shares of our common stock, which is subject to vesting provisions and a repurchase right, at a price of $0.125 per share to Heidrich & Struggles in consideration for recruitment services rendered to us.

       3. In March 1999, we issued an aggregate of 3,040,000 shares of common stock, which is subject to vesting provisions and a repurchase right, at a price of $0.125 per share to William A. Seibel for an aggregate purchase price of $380,000.

       4. In April 1999, we issued an aggregate of 3,437,790 shares of common stock, which is subject to vesting provisions and a repurchase right, at a price of $0.125 per share to the former stockholders of Original ZEFER in connection with the reorganization pursuant to
    Section 351(g) of the Internal Revenue Code pursuant to a Share Exchange Agreement.

       5. In May 1999, we issued an aggregate of 200,000 shares of common stock, which is subject to vesting provisions and a repurchase right, at a price of $0.125 per share to the former members of Spyplane LLC in connection with the acquisition of all of its outstanding membership interests pursuant to a Membership Share Purchase Agreement.
       6. From May 1999 through February 2000, we issued an aggregate of 1,002 shares of our class A preferred stock at a price per share of $1,000 for an aggregate purchase price of $1,002,000 to members of our management team.
       7. In May 1999, we issued an aggregate of 3,526,000 shares of common stock, which is subject to vesting provisions and a repurchase right, at a price of $0.125 per share to members of our management team for an aggregate purchase price of $440,750.
       8. In May 1999, we issued an aggregate of 537,459 shares of common stock at a price of $0.125 per share for an aggregate purchase price of $61,782.
       9. In May 1999, we issued an aggregate of 400,000 shares of common stock at a price of $0.125 per share to Renaissance in connection with our acquisition of certain of its divisions pursuant to an Asset Purchase Agreement.
       10. In August 1999, we issued an aggregate of 866,666 shares of common stock, which is subject to vesting provisions and a repurchase right, at a price of $0.128 per share for an aggregate purchase price of $110,933.25 to members of our management team.
       11. In August and September 1999, we issued an aggregate of 52,000 shares of common stock, which is subject to vesting provisions and a repurchase right, at a price of $0.285 per share for an aggregate purchase price of $14,820 to members of our management team.
       12. In September 1999, we issued an aggregate of 400,000 shares of common stock, which is subject to vesting provisions and a repurchase right, at a price of $0.255 per share for an aggregate purchase price of $102,000 to members of our management team.
       13. In September 1999, we issued an aggregate of 164,229 shares of common stock at a price of $0.285 per share for an aggregate purchase price of $46,805.27 to members of our management team.
       14. In September 1999, we issued an aggregate of 400,000 shares of common stock, which is subject to vesting provisions and a repurchase right, to the former stockholders of Waite & Company in connection with the acquisition of all of its outstanding stock pursuant to a Stock Purchase Agreement.
       15. In November 1999, we issued an aggregate of 1,650,405 shares of our common stock at a price of $0.01 per share for an aggregate price of $16,504.05 and an aggregate of 1,499 shares of our class A preferred stock at a price of $0.01 per share for an aggregate purchase price of $14.99 to GTCR Capital Partners, L.P. in connection with a Loan Agreement.
       16. In December 1999, we issued an aggregate of 9,000 shares of common stock, which is subject to vesting provisions and a repurchase right, to members of our management team for an aggregate purchase price of $33,750.
       17. In December 1999, we issued an aggregate of 100,000 shares of common stock to Mr. Masood Jabbar for an aggregate purchase price of $1,000,000.
       18. From January 2000 through February 2000, we issued an aggregate of 1,792.5376 shares of our class A preferred stock at a price of $0.01 per share for an aggregate purchase price of $17.93 to GTCR Capital Partners, L.P. in connection with a Loan Agreement.
       19. In January 2000, we issued 1,000 shares of our common stock at a price of $11.00 per share for an aggregate purchase price of $11,000 in connection with recruitment services rendered to us.

     (b) Stock option grants to employees.

       From inception (March 18, 1999) through March 31, 2000, we issued options under our 1999 stock option plan and 1999 incentive plan to purchase an aggregate of 7,624,950 shares of common stock at a weighted average exercise price of $5.26 per share. None of these options have been exercised.

   No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of the options to purchase common stock described in paragraph (b) above, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
  1+     Form of Underwriting Agreement.
  2.1+   Purchase Agreement by and among the Registrant, GTCR Fund VI, L.P.,
         GTCR VI Executive Fund, L.P. and GTCR Associates VI dated as of March
         23, 1999.
  2.2+   First Amendment and Supplement No. 1 dated April 30, 1999 to that
         Purchase Agreement dated as of March 23, 1999 by and among the
         Registrant, GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P. and GTCR
         Associates VI.
  2.3+   Second Amendment dated November 24, 1999 to that Purchase Agreement dated as of March 23, 1999, and Repurchase and Sale Agreement, by and
         among the Registrant, GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P.
         and GTCR Associates VI.
  2.4+   Share Exchange Agreement by and among the Registrant, Original ZEFER and certain Stockholders of Original ZEFER (as defined therein) dated as of April 30, 1999.
  2.5+   Membership Share Purchase Agreement by and among the Registrant, ZEFER
         Corp. Northeast, Spyplane LLC and certain Equityholders of Spyplane
         LLC (as defined therein) dated as of May 14, 1999.
  2.6+   Asset Purchase Agreement by and among the Registrant, Renaissance
         Worldwide, Inc. and Neoglyphics Media Corporation dated as of May 19,
         1999.
  2.7+   Stock Purchase Agreement by and among the Registrant, Waite & Company and its Shareholders (as defined therein) dated September 13, 1999.
  3.1+   Certificate of Incorporation, as amended.
  3.2+   Bylaws, as amended.
  3.3+   Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering.
  3.4+   Amended and Restated Bylaws, to be effective upon the closing of this offering.
  4+     Specimen certificate for shares of Common Stock, $0.01 par value per share.
  5+     Opinion of Hale and Dorr LLP.
 10.1+   1999 Incentive Plan.
 10.2+   1999 Stock Option Plan.
 10.3**  2000 Employee Stock Purchase Plan.
 10.4+   Senior Management Agreement dated March 23, 1999 entered between the
         Registrant and William Seibel.
 10.5+   Senior Management Agreement dated August 17, 1999 entered between the
         Registrant and Gerard Dube.
 10.6+   Senior Management Agreement dated May 21, 1999 entered between the
         Registrant and Sean Mullaney.
 10.7+   Senior Management Agreement dated August 25, 1999 entered between the
         Registrant and James Slamp.
 10.8+   Senior Management Agreement dated May 21, 1999 entered between the
         Registrant and Martha Stephens.
 10.9+   Employment Agreement dated April 30, 1999 entered between the
         Registrant and Anthony Tjan.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.10+  Senior Management Agreement dated May 21, 1999 entered between the
         Registrant and Frank Torbey.
 10.11+  Senior Management Agreement dated September 13, 1999 entered between the Registrant and Thomas Waite.
 10.12+  Promissory Note made by William Seibel in favor of the Registrant on
         March 23, 1999 in the principal amount of $378,100.
 10.13+  Promissory Note made by Gerard Dube in favor of the Registrant on
         August 17, 1999 in the principal amount of $80,554.50.
 10.14+  Promissory Note made by Sean Mullaney in favor of the Registrant on
         May 21, 1999 in the principal amount of $47,893.13.
 10.15+  Promissory Note made by James Slamp in favor of the Registrant on
         August 25, 1999 in the principal amount of $74,804.52.
 10.16+  Promissory Note made by Martha Stephens in favor of the Registrant on
         May 21, 1999 in the principal amount of $47,893.13.
 10.17+  Promissory Note made by Frank Torbey in favor of the Registrant on May
         21, 1999 in the principal amount of $50,600.00.
 10.18+  Loan Agreement dated November 24, 1999 by and between the Registrant and GTCR Capital Partners, L.P.
 10.19+  Promissory Note made by the Registrant in favor of GTCR Capital
         Partners, L.P. on November 24, 1999 in the principal amount of
         $32,196,296.
 10.20+  Security Agreement dated November 24, 1999 made by the Grantors (as defined therein) in favor of GTCR Capital Partners, L.P.
 10.21+  Pledge Agreement dated November 24, 1999 made the Pledgors (as defined therein) in favor of GTCR Capital Partners, L.P.
 10.22+  Convertible Subordinated Promissory Note made by the Registrant in favor of Renaissance Worldwide, Inc. on May 28, 1999 in the principal amount of $2,000,000.
 10.23+  Nonnegotiable Subordinated Promissory Note made by the Registrant in favor of Jason Zada on May 14, 1999 in the principal amount of
         $490,000.
 10.24+  Nonnegotiable Subordinated Promissory Note made by the Registrant in favor of Greg Hipwell on May 14, 1999 in the principal amount of
         $490,000.
 10.25+  Floating Rate Loan--Procedures Letter Agreement between Harris Trust and Savings Bank and the Registrant dated July 16, 1999.
 10.26+  Unsecured Note made by the Registrant in favor of Harris Trust and
         Savings Bank on July 16, 1999 in the principal amount of $20,000,000.
 10.27+  Loan and Security Agreement between Silicon Valley Bank and the
         Registrant dated December 16, 1998.
 10.28+  Warrant Agreement dated November 24, 1999 between GTCR Capital
         Partners, L.P. and the Registrant.
 10.29+  Class A Preferred Stock Purchase Warrant issued by the Registrant on
         November 24, 1999 to GTCR Capital Partners, L.P.
 10.30+  Common Stock Purchase Warrant issued by the Registrant on November 24,
         1999 to GTCR Capital Partners, L.P.
 10.31+  Stockholders Agreement by and among the Registrant, GTCR Fund VI,
         L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI and William A.
         Seibel dated as of March 23, 1999.
 10.32+  Joinder and First Amendment dated November 24, 1999 to Stockholders
         Agreement dated as of March 23, 1999 by and among the Registrant, GTCR
         Fund VI, L.P. and GTCR Capital Partners, L.P.
 10.33+  Registration Agreement by and among the Registrant, GTCR Fund VI,
         L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI and William A.
         Seibel dated as of March 23, 1999.
 10.34+  Joinder and First Amendment dated November 24, 1999 to Registration
         Agreement dated as of March 23, 1999 by and among the Registrant, GTCR
         Fund VI, L.P. and GTCR Capital Partners, L.P.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.35+  Professional Services Agreement between the Registrant and GTCR Golder
         Rauner, L.L.C. dated as of March 23, 1999.
 10.36+  Form of Investment Letter from the Registrant to certain executives of the Registrant, dated September 10, 1999.
 10.37+  Form of Amendment to the Investment Letter dated November 30, 1999 from the Registrant to certain executives of the Registrant.
 10.38+  Lease between East Street Associates and the Registrant dated June 17,
         1999.
 10.39+  Amendment of Lease between East Street Associates and the Registrant dated July 16, 1999.
 10.40+  Amendment of Lease between East Street Associates and the Registrant dated September 1999.
 10.41+  Stock Restriction Agreement between the Registrant and David Lubin dated May 21, 1999.
 10.42+  Promissory Note made by David Lubin in favor of the Registrant on May
         21, 1999 in the principal amount of $45,612.50.
 10.43+  Form of Nonqualified Stock Option Agreement under the 1999 Incentive
         Plan and 1999 Stock Option Plan.
 10.44+  Nonqualified Stock Option Agreement between the Registrant and Richard
         Nolan dated
         June 1999.
 10.45+  Nonqualified Stock Option Agreement between the Registrant and Masood
         Jabbar dated
         December 1999.
 10.46+  Class A Preferred Stock Purchase Warrant issued by the Registrant on
         January 12, 2000 to GTCR Capital Partners, L.P.
 10.47+  Class A Preferred Stock Purchase Warrant issued by the Registrant on
         January 25, 2000 to GTCR Capital Partners, L.P.
 10.48+  Recapitalization Agreement entered into by the Registrant, GTCR
         Capital Partners, L.P. and certain stockholders named therein on March
         27, 2000.
 10.49+  Nonqualified Stock Option Agreement between the Registrant and
         Catherine Viscardi Johnston dated February 2000.
 10.50+  Class A Preferred Stock Purchase Warrant issued by the Registrant on
         February 25, 2000 to GTCR Capital Partners, L.P.
 10.51+  Form of Agreement to be Bound by Stockholders Agreement entered into by the Registrant and certain stockholders of the Registrant.
 10.52** Form of Agreement to be Bound by Registration Agreement entered into by the Registrant and certain stockholders of the Registrant.
 10.53+  First Amendment to Loan Agreement between the Registrant and GTCR
         Capital Partners, L.P. dated March 27, 2000.
 10.54+  First Amendment to Senior Management Agreement between the Registrant,
         William A Seibel and certain stockholders of the Registrant dated
         January 10, 2000.
 10.55+  Second Amendment to Stockholders Agreement entered into by the
         Registrant and certain stockholders of the Registrant dated February
         9, 2000.
 10.56+  First Amendment to Stock Restriction Agreement entered by and among the Registrant, David Lubin and certain stockholders of the Registrant dated March 23, 2000.
 10.57   Form of Termination Agreement to be entered into among the Registrant,
         GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI,
         GTCR Captial Partners, L.P. and GTCR Golder Rauner, L.L.C.
 10.58   Secured Promissory Note made by Carol A. Boudreau in favor of the
         Registrant on November 2, 1999 in the amount of $77,999.22.
 10.59   Form of Amendment to Restricted Stock Vesting Schedule to be entered among the Registrant and certain Executives of the Registrant.
 21**    Subsidiaries.

 Exhibit
   No.                               Description
 -------                             -----------
 23.1+   Consent of Hale and Dorr LLP (included in Exhibit 5).
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Katch, Tyson & Company.
 24+     Power of Attorney (included on page II-7).
 24.1+   Power of Attorney for Ms. Johnston and Mr. Rauner (included on page
         II-10).
 27+     Amended Financial Data Schedule.

---------------------
+Previously filed.
** Superseding exhibit.

   (b) Financial Statement Schedules

   All schedules have been omitted because they are not required or because the required information is given in the Registrant's consolidated financial statements or notes to those statements.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions contained in our Certificate of Incorporation and the laws of the State of Delaware, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   We hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 4 to the Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 12th day of April, 2000.

                                          ZEFER CORP.

                                                  /s/ James H. Slamp
                                          By: _________________________________

                                                    James H. Slamp

                                              Executive Vice President, Chief
                                              Financial Officer and Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----


                *                      Chairman of the Board,       April 12, 2000
______________________________________  President, Chief
          William A. Seibel             Executive Officer and
                                        Director


          /s/ James H. Slamp           Executive Vice President,    April 12, 2000
 ______________________________________  Chief Financial Officer
            James H. Slamp              and Treasurer (Principal
                                        Financial and Accounting
                                        Officer)

                *                      Director                     April 12, 2000
 ______________________________________
          Philip A. Canfield

                *                      Director                     April 12, 2000
 ______________________________________
            Masood Jabbar

                *                      Director                     April 12, 2000
 ______________________________________
            David A. Lubin

                *                      Director                     April 12, 2000
 ______________________________________
          Timothy P. McAdam

                *                      Director                     April 12, 2000
 ______________________________________
           Richard L. Nolan

                *                      Director                     April 12, 2000
 ______________________________________
           Anthony K. Tjan

                *                      Director                     April 12, 2000
 ______________________________________
     Catherine Viscardi Johnston

                *                      Director                     April 12, 2000
______________________________________
           Bruce V. Rauner

     *By: /s/ James H. Slamp
______________________________________
           Attorney-in-Fact

                                 Exhibit Index

 Exhibit
   No.                                 Description
 -------                               -----------
  1+     Form of Underwriting Agreement.
  2.1+   Purchase Agreement by and among the Registrant, GTCR Fund VI, L.P.,
         GTCR VI Executive Fund, L.P. and GTCR Associates VI dated as of March
         23, 1999.
  2.2+   First Amendment and Supplement No. 1 dated April 30, 1999 to that
         Purchase Agreement dated as of March 23, 1999 by and among the
         Registrant, GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P. and GTCR
         Associates VI.
  2.3+   Second Amendment dated November 24, 1999 to that Purchase Agreement dated as of March 23, 1999, and Repurchase and Sale Agreement, by and
         among the Registrant, GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P.
         and GTCR Associates VI.
  2.4+   Share Exchange Agreement by and among the Registrant, Original ZEFER and certain Stockholders of Original ZEFER (as defined therein) dated as of April 30, 1999.
  2.5+   Membership Share Purchase Agreement by and among the Registrant, ZEFER
         Corp. Northeast, Spyplane LLC and certain Equityholders of Spyplane
         LLC (as defined therein) dated as of May 14, 1999.
  2.6+   Asset Purchase Agreement by and among the Registrant, Renaissance
         Worldwide, Inc. and Neoglyphics Media Corporation dated as of May 19,
         1999.
  2.7+   Stock Purchase Agreement by and among the Registrant, Waite & Company and its Shareholders (as defined therein) dated September 13, 1999.
  3.1+   Certificate of Incorporation, as amended.
  3.2+   Bylaws, as amended.
  3.3+   Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering.
  3.4+   Amended and Restated Bylaws, to be effective upon the closing of this offering.
  4+     Specimen certificate for shares of Common Stock, $0.01 par value per share.
  5+     Opinion of Hale and Dorr LLP.
 10.1+   1999 Incentive Plan.
 10.2+   1999 Stock Option Plan.
 10.3**  2000 Employee Stock Purchase Plan.
 10.4+   Senior Management Agreement dated March 23, 1999 entered between the
         Registrant and William Seibel.
 10.5+   Senior Management Agreement dated August 17, 1999 entered between the
         Registrant and Gerard Dube.
 10.6+   Senior Management Agreement dated May 21, 1999 entered between the
         Registrant and Sean Mullaney.
 10.7+   Senior Management Agreement dated August 25, 1999 entered between the
         Registrant and James Slamp.
 10.8+   Senior Management Agreement dated May 21, 1999 entered between the
         Registrant and Martha Stephens.
 10.9+   Employment Agreement dated April 30, 1999 entered between the
         Registrant and Anthony Tjan.
 10.10+  Senior Management Agreement dated May 21, 1999 entered between the
         Registrant and Frank Torbey.
 10.11+  Senior Management Agreement dated September 13, 1999 entered between the Registrant and Thomas Waite.
 10.12+  Promissory Note made by William Seibel in favor of the Registrant on
         March 23, 1999 in the principal amount of $378,100.
 10.13+  Promissory Note made by Gerard Dube in favor of the Registrant on
         August 17, 1999 in the principal amount of $80,554.50.
 10.14+  Promissory Note made by Sean Mullaney in favor of the Registrant on
         May 21, 1999 in the principal amount of $47,893.13.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.15+  Promissory Note made by James Slamp in favor of the Registrant on
         August 25, 1999 in the principal amount of $74,804.52.
 10.16+  Promissory Note made by Martha Stephens in favor of the Registrant on
         May 21, 1999 in the principal amount of $47,893.13.
 10.17+  Promissory Note made by Frank Torbey in favor of the Registrant on May
         21, 1999 in the principal amount of $50,600.00.
 10.18+  Loan Agreement dated November 24, 1999 by and between the Registrant and GTCR Capital Partners, L.P.
 10.19+  Promissory Note made by the Registrant in favor of GTCR Capital
         Partners, L.P. on November 24, 1999 in the principal amount of
         $32,196,296.
 10.20+  Security Agreement dated November 24, 1999 made by the Grantors (as defined therein) in favor of GTCR Capital Partners, L.P.
 10.21+  Pledge Agreement dated November 24, 1999 made the Pledgors (as defined therein) in favor of GTCR Capital Partners, L.P.
 10.22+  Convertible Subordinated Promissory Note made by the Registrant in favor of Renaissance Worldwide, Inc. on May 28, 1999 in the principal amount of $2,000,000.
 10.23+  Nonnegotiable Subordinated Promissory Note made by the Registrant in favor of Jason Zada on May 14, 1999 in the principal amount of
         $490,000.
 10.24+  Nonnegotiable Subordinated Promissory Note made by the Registrant in favor of Greg Hipwell on May 14, 1999 in the principal amount of
         $490,000.
 10.25+  Floating Rate Loan--Procedures Letter Agreement between Harris Trust and Savings Bank and the Registrant dated July 16, 1999.
 10.26+  Unsecured Note made by the Registrant in favor of Harris Trust and
         Savings Bank on July 16, 1999 in the principal amount of $20,000,000.
 10.27+  Loan and Security Agreement between Silicon Valley Bank and the
         Registrant dated December 16, 1998.
 10.28+  Warrant Agreement dated November 24, 1999 between GTCR Capital
         Partners, L.P. and the Registrant.
 10.29+  Class A Preferred Stock Purchase Warrant issued by the Registrant on
         November 24, 1999 to GTCR Capital Partners, L.P.
 10.30+  Common Stock Purchase Warrant issued by the Registrant on November 24,
         1999 to GTCR Capital Partners, L.P.
 10.31+  Stockholders Agreement by and among the Registrant, GTCR Fund VI,
         L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI and William A.
         Seibel dated as of March 23, 1999.
 10.32+  Joinder and First Amendment dated November 24, 1999 to Stockholders
         Agreement dated as of March 23, 1999 by and among the Registrant, GTCR
         Fund VI, L.P. and GTCR Capital Partners, L.P.
 10.33+  Registration Agreement by and among the Registrant, GTCR Fund VI,
         L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI and William A.
         Seibel dated as of March 23, 1999.
 10.34+  Joinder and First Amendment dated November 24, 1999 to Registration
         Agreement dated as of March 23, 1999 by and among the Registrant, GTCR
         Fund VI, L.P. and GTCR Capital Partners, L.P.
 10.35+  Professional Services Agreement between the Registrant and GTCR Golder
         Rauner, L.L.C. dated as of March 23, 1999.
 10.36+  Form of Investment Letter from the Registrant to certain executives of the Registrant, dated September 10, 1999.
 10.37+  Form of Amendment to the Investment Letter dated November 30, 1999 from the Registrant to certain executives of the Registrant.
 10.38+  Lease between East Street Associates and the Registrant dated June 17,
         1999.
 10.39+  Amendment of Lease between East Street Associates and the Registrant dated July 16, 1999.
 10.40+  Amendment of Lease between East Street Associates and the Registrant dated September 1999.
 10.41+  Stock Restriction Agreement between the Registrant and David Lubin dated May 21, 1999.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.42+  Promissory Note made by David Lubin in favor of the Registrant on May
         21, 1999 in the principal amount of $45,612.50.
 10.43+  Form of Nonqualified Stock Option Agreement under the 1999 Incentive
         Plan and 1999 Stock Option Plan.
 10.44+  Nonqualified Stock Option Agreement between the Registrant and Richard
         Nolan dated
         June 1999.
 10.45+  Nonqualified Stock Option Agreement between the Registrant and Masood
         Jabbar dated
         December 1999.
 10.46+  Class A Preferred Stock Purchase Warrant issued by the Registrant on
         January 12, 2000 to GTCR Capital Partners, L.P.
 10.47+  Class A Preferred Stock Purchase Warrant issued by the Registrant on
         January 25, 2000 to GTCR Capital Partners, L.P.
 10.48+  Recapitalization Agreement entered into by the Registrant, GTCR
         Capital Partners, L.P. and certain stockholders named therein on March
         27, 2000.
 10.49+  Nonqualified Stock Option Agreement between the Registrant and
         Catherine Viscardi Johnston dated February 2000.
 10.50+  Class A Preferred Stock Purchase Warrant issued by the Registrant on
         February 25, 2000 to GTCR Capital Partners, L.P.
 10.51+  Form of Agreement to be Bound by Stockholders Agreement entered into by the Registrant and certain stockholders of the Registrant.
 10.52** Form of Agreement to be Bound by Registration Agreement entered into by the Registrant and certain stockholders of the Registrant.
 10.53+  First Amendment to Loan Agreement between the Registrant and GTCR
         Capital Partners, L.P. dated March 27, 2000.
 10.54+  First Amendment to Senior Management Agreement between the Registrant,
         William A Seibel and certain stockholders of the Registrant dated
         January 10, 2000.
 10.55+  Second Amendment to Stockholders Agreement entered into by the
         Registrant and certain stockholders of the Registrant dated February
         9, 2000.
 10.56+  First Amendment to Stock Restriction Agreement entered by and among the Registrant, David Lubin and certain stockholders of the Registrant dated March 23, 2000.
 10.57   Form of Termination Agreement to be entered into among the Registrant,
         GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI,
         GTCR Captial Partners, L.P. and GTCR Golder Rauner, L.L.C.
 10.58   Secured Promissory Note made by Carol A. Boudreau in favor of the
         Registrant on November 2, 1999 in the amount of $77,999.22.
 10.59   Form of Amendment to Restricted Stock Vesting Schedule to be entered among the Registrant and certain Executives of the Registrant.
 21**    Subsidiaries.
 23.1+   Consent of Hale and Dorr LLP (included in Exhibit 5).
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Katch, Tyson & Company.
 24+     Power of Attorney (included on page II-7).
 24.1+   Power of Attorney for Ms. Johnston and Mr. Rauner (included on page
         II-10).
 27+     Amended Financial Data Schedule.

---------------------
+Previously filed.
** Superseding exhibit.